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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on October 6, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

UNITEDGLOBALCOM, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	4841	84-1602895
(State or Other Jurisdiction of Incorporation or Organization)	(Primary standard Industrial Classification Code Number)	(IRS Employer Identification Number)

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Michael T. Fries
President
UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
With copies to:
W. Dean Salter, Esq. Garth B. Jensen, Esq. Holme Roberts & Owen LLP 1700 Lincoln, Suite 4100 Denver, Colorado 80203 (303) 861-7000	Nick P. Saggese, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000

        Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Proposed Maximum Amount of Registration Fee(2)

Class A Common Stock, $.01 par value per share	149,625,576	$881,128,392	$71,284

(1)
This Registration Statement covers the maximum number of shares of Class A common stock, par value $0.01 per share, of UnitedGlobalCom, Inc. issuable in connection with the exchange offer for shares of UGC Europe, Inc. ("UGC Europe") common stock and related short-form merger, based on the maximum number of shares of UGC Europe common stock that may be exchanged in the exchange offer and the merger (16,625,064 shares).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the market value of UGC Europe common stock to be received in the exchange offer and the merger, which is equal to the product of (i) $53.00 (the average of the high and low sale prices of UGC Europe common stock on October 3, 2003 on the Nasdaq National Market), and (ii) 16,625,064 (the maximum number of shares of UGC Europe common stock to be acquired in the exchange offer or cancelled in the merger).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or country where the offer is not permitted

PROSPECTUS DATED OCTOBER 6, 2003

OFFER BY EUROPE ACQUISITION, INC. TO EXCHANGE
9.0 SHARES OF CLASS A COMMON STOCK OF
UNITEDGLOBALCOM, INC. FOR
EACH OUTSTANDING SHARE OF COMMON STOCK OF UGC EUROPE, INC.

        The exchange offer and your right to withdraw tendered shares of UGC Europe will expire at 5:00 p.m., New York City time, on Tuesday, November 4, 2003, unless extended.

        Our wholly-owned subsidiary, Europe Acquisition, Inc., is offering, upon the terms and subject to the conditions set forth in this prospectus and in the enclosed letter of transmittal, to exchange 9.0 shares of our Class A common stock for each outstanding share of UGC Europe, Inc. common stock not owned by us or our subsidiaries that is validly tendered and not properly withdrawn on or prior to the expiration date of the exchange offer.

        We currently own 66.75% of UGC Europe's outstanding shares of common stock.

        This exchange offer is conditioned on the tender of a majority of the outstanding shares of UGC Europe common stock that are owned by persons other than us, Liberty Media Corporation, any of our or Liberty's respective subsidiaries or any of our, Liberty's or UGC Europe's respective executive officers or directors. We may not waive this condition. This exchange offer is also conditioned on the tender of a sufficient number of outstanding shares of UGC Europe common stock such that, upon completion of the exchange offer, we will own at least 90% of the outstanding shares of UGC Europe common stock on a fully diluted basis. Our obligation to exchange shares of our Class A common stock for UGC Europe common stock in the exchange offer is subject to additional conditions described in this prospectus.

        If, upon the completion of the exchange offer, we own 90% or more of the outstanding shares of UGC Europe common stock, we intend to effect a "short-form" merger with UGC Europe. As provided by Delaware law, this short-form merger may be effected without the approval or participation of UGC Europe's board of directors or the remaining holders of UGC Europe's common stock. We intend to effect the short-form merger as soon as practicable after we complete this exchange offer and obtain the requisite number of shares, unless we are prevented from doing so by a court or other legal requirement. In the short-form merger each share of UGC Europe common stock not tendered in the exchange offer would be converted into the right to receive the same consideration offered in the exchange offer, unless the holder of the shares of UGC Europe common stock properly exercises its appraisal rights under Delaware law, as described in this prospectus.

        See "Risk Factors" beginning on page I-10 for a discussion of important factors you should consider in determining whether to tender your shares into this offer.

        Our Class A common stock is listed on the Nasdaq National Market under the symbol "UCOMA" and UGC Europe's common stock is listed on the Nasdaq National Market under the symbol "UGCE."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock to be issued in the offer and the merger or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The dealer manager for the offer is:

The date of this prospectus is            , 2003

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this document may only be accurate on the date of this document.

        This document incorporates important business and financial information about us from documents filed with the Securities and Exchange Commission, or the "SEC," that have not been included in or delivered with this document. This information is available at the Internet website that the SEC maintains at www.sec.gov, as well as from other sources. You may also request copies of these documents from us, without charge, upon written or oral request to:

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
Attn: Investor Relations Department
(303) 770-4001

        In order to receive timely delivery of the documents, you must make your request no later than October 24, 2003. See "Chapter III – Information About Us and UGC Europe—Incorporation of Information By Reference" and "Chapter V – Certain Legal Information—Where You Can Find More Information."

        The exchange offer is not being made, directly or indirectly, in or into any state or country where the exchange offer is not permitted. The offer, exchange and sale of shares of our Class A common stock to be issued pursuant to the exchange offer and merger have not been and will not be registered under any relevant securities laws of any country other than the federal securities laws of the United States.

        The Class A common stock may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly other than to individuals or legal entities, who or which trade or invest in securities in the conduct of a business or a profession, which includes, but is not limited to banks, brokers, dealers, institutional investors and undertakings with a treasury department.

        This prospectus is directed only at (i) persons outside the United Kingdom; (ii) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001; or (iii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001. The exchange offer to which this prospectus relates will only be engaged in with such persons and persons within the United Kingdom who receive this prospectus (other than persons falling within (ii) and (iii) above) should not rely on or act upon this prospectus.

TABLE OF CONTENTS

CHAPTER I – OVERVIEW
QUESTIONS AND ANSWERS FOR STOCKHOLDERS
SUMMARY
Information About the Companies
The Transaction
Conditions to the Exchange Offer and Merger
Reasons for the Transaction
Potential Benefits of the Exchange Offer to UGC Europe Stockholders
Expiration Date of the Exchange Offer
Extensions, Termination and Amendment
Withdrawal Rights
Subsequent Offering Period
Procedure For Tendering
Appointment
Appraisal Rights
Description of Our Class A Common Stock
Market Price and Dividend Information
Summary Selected Historical Consolidated Financial Data of United
Summary Selected Historical Consolidated Financial Data of UGC Europe
Summary Selected Unaudited Pro Forma Condensed Consolidated Financial Information of United
Certain Material United States Federal Income Tax Consequences of the Exchange Offer and the Merger
RISK FACTORS
Risks Related to the Transaction
Risks Related to Our Business
Risks Related to Our Class A Common Stock
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
FORWARD LOOKING STATEMENTS
CHAPTER II – THE TRANSACTION
BACKGROUND
Our Relationship with UGC Europe; Reorganization of UPC
Developments Relating to Our Non-European Operations
Reasons for the Exchange Offer and the Merger
Our Board's Decision to Commence the Exchange Offer
Information in UGC Europe's Schedule 14D-9
THE EXCHANGE OFFER
Terms of the Exchange Offer
Acceptance For Exchange and Exchange for UGC Europe Shares
Procedure for Tendering Shares
Brokerage Fees or Commissions
Backup Witholding

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Rights of Withdrawal
Conditions of the Exchange Offer
UGC Europe Capital Changes and Distributions
The Merger
Structure of the Exchange Offer and the Merger
Appraisal Rights
Accounting Treatment
Regulatory Approvals
Source and Amount of Funds
Fees and Expenses
Miscellaneous
CERTAIN CONSIDERATIONS RELATING TO THE EXCHANGE OFFER AND THE MERGER
Certain Effects If We Complete Both the Exchange Offer and the Merger
Possible Alternative Transactions if We do not Acquire All of UGC Europe's Common Stock in the Exchange Offer and Merger
Certain Material United States Federal Income Tax Consequences
CHAPTER III – INFORMATION ABOUT US AND UGC EUROPE
Our Company
UGC Europe
Liberty Media Corporation
UGC/SPCo. and Europe Acquisition
Executive Officers and Directors
Relationships with UGC Europe
Agreements Between UGC Europe and Us
Other Relationships
Incorporation of Information By Reference
CHAPTER IV – SELECTED FINANCIAL INFORMATION
SELECTED FINANCIAL DATA OF UNITED
SELECTED FINANCIAL DATA OF UGC EUROPE
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
CHAPTER V – CERTAIN LEGAL INFORMATION
DESCRIPTION OF UGC EUROPE'S CAPITAL STOCK
Capital Stock
Market Listings
Certificate of Incorporation and Bylaws
Section 203 of Delaware General Corporation Law
Preemptive Rights
Stockholders Agreement
COMPARISON OF RIGHTS OF UNITED STOCKHOLDERS AND UGC EUROPE STOCKHOLDERS
Authorized Capital Stock
Outstanding Voting Stock

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Special Meetings of Stockholders
Rights of Common Stock
Preemptive Rights
Number of Directors
Election and Classification of Board of Directors
Removal of Directors
Vacancies on the Board of Directors
Dividends
Stockholder Action by Written Consent
Amendment of Certificates of Incorporation
Amendment of Bylaws
Indemnification
Limitation of Personal Liability of Directors
Stockholder Proposals and Nominations
Change of Control Provisions
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Annex A—Section 262 of the Delaware General Corporation Law
Schedule 1—Information Concerning Directors and Executive Officers
Schedule 2—Information Concerning Certain Relationships Among Us, Liberty and UGC Europe

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CHAPTER I – OVERVIEW

QUESTIONS AND ANSWERS FOR STOCKHOLDERS

        In "Questions and Answers For Stockholders" below and in the "Summary" beginning on page I-1, we highlight selected information from this prospectus but we have not included all of the information that may be important to you. We have included page references in parentheses, where applicable, to other sections of this prospectus to direct you to a more detailed description of the topics presented in "Questions and Answers for Stockholders" and "Summary." To better understand the exchange offer and the merger and for a more complete description of their legal terms, you should read carefully this entire prospectus, including the annexes and schedules, as well as the documents we have incorporated by reference into this prospectus. See "Chapter V – Certain Legal Information—Where You Can Find More Information."

Q:
WHAT ARE WE PROPOSING? (PAGE II-4)

A:
We are offering to exchange shares of our Class A common stock for all of the outstanding shares of UGC Europe common stock not owned by us or our subsidiaries. If, following the completion of the exchange offer, we and our subsidiaries collectively own 90% or more of the outstanding shares of UGC Europe common stock, we intend to complete a "short-form" merger between our wholly-owned subsidiary, Europe Merger, Inc., and UGC Europe, unless we are prevented from doing so by a court or other legal requirement. As provided in Section 253 of the Delaware General Corporation Law, a short-form merger can be effected by a 90% or more stockholder of a subsidiary company without the approval or participation of the subsidiary company's board of directors or remaining stockholders.

Q:
WHAT WILL I RECEIVE IN THE EXCHANGE FOR MY SHARES OF UGC EUROPE COMMON STOCK? (PAGE II-4)

A:
In the exchange offer, you will receive 9.0 shares of our Class A common stock for each share of UGC Europe common stock that you validly tender and do not properly withdraw. We will not issue certificates representing fractional shares in the exchange offer. Instead, you will receive a cash payment for that fraction of a share you would be entitled to receive in the exchange offer (after aggregating all fractional shares that you otherwise would receive).

  If we own 90% or more of UGC Europe's common stock following the exchange offer, we intend to consummate the short-form merger. In the short-form merger, each share of UGC Europe common stock not tendered in the exchange offer will be converted into the right to receive the same consideration offered in the exchange offer (subject to the exercise of appraisal rights in accordance with Delaware law).

Q.
WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? (PAGE II-11)

A.
The exchange offer is conditioned upon, among other things, satisfaction of the "minimum tender condition" and the "90% condition." To satisfy the "minimum tender condition," there must be validly tendered, and not properly withdrawn on or prior to the expiration of the exchange offer, at least a majority of the outstanding shares of UGC Europe common stock not owned by us, Liberty Media Corporation, or "Liberty," any of our or Liberty's respective subsidiaries or any of our, Liberty's, or UGC Europe's respective executive officers or directors. To satisfy the "90% condition," there must be validly tendered, and not properly withdrawn on or prior to the expiration of the exchange offer, a sufficient number of shares such that, upon completion of the exchange offer, we and our subsidiaries collectively own at least 90% of the total number of outstanding shares of UGC Europe common stock on a fully diluted basis. We may not waive the

I-i

  minimum tender condition, but may waive the 90% condition. Some of the other important conditions include:

    •
    the registration statement, of which this prospectus is a part, must have been declared effective by the SEC;

    •
    we must have obtained all governmental and regulatory consents and authorizations required in connection with completion of the exchange offer and the merger, without the imposition of any condition that, in our reasonable judgment, would make it inadvisable for us to proceed with the exchange offer; and

    •
    the absence of any event or condition, including any legal impediment to the exchange offer or the merger, that in our reasonable judgment, would make it inadvisable for us to proceed with the exchange offer.

It is also a non-waivable condition that the issuance of the shares of our Class A common stock in the exchange offer and the merger be approved by our stockholders as required by the Nasdaq Marketplace rules. We will hold a special stockholders meeting as soon as possible to vote on the issuance. Stockholders holding a sufficient number of shares of our common stock to approve the issuance of the shares have indicated to us that they intend to vote in favor of the issuance, thus assuring such approval. Satisfaction of this condition, however, could delay our ability to complete the exchange offer in the time contemplated.

These conditions and other conditions to the exchange offer are discussed in this prospectus under "Chapter II – The Transaction—The Exchange Offer, Conditions of the Exchange Offer."

Q:
HAS THE EXCHANGE OFFER COMMENCED?

A:
Yes. The exchange offer commenced on October 6, 2003. You may now tender shares of UGC Europe common stock in the exchange offer in accordance with the procedures outlined in this prospectus. We cannot, however, accept for exchange any shares tendered in the exchange offer until the registration statement relating to this prospectus has become effective under the rules of the SEC, and the conditions to the exchange offer have been satisfied or, where permissible, waived.

Q:
WHEN DOES THE EXCHANGE OFFER EXPIRE?

A.
If you wish to participate in the exchange offer, you must validly tender your outstanding shares of UGC Europe common stock so that the exchange agent receives them before 5:00 p.m., New York City time, on Tuesday, November 4, 2003, unless we extend the exchange offer. We sometimes refer to this date and time, including any extension, as the "expiration date." If we extend the expiration date, we will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the exchange offer was scheduled to expire.

Q:
WILL THERE BE A SUBSEQUENT OFFERING PERIOD? (PAGE II-4).

A:
We may elect to provide a subsequent offering period of at least three business days, during which stockholders whose shares of UGC Europe common stock not tendered prior to the expiration date may tender, but not withdraw, their shares of UGC Europe common stock and receive the same consideration that they otherwise would receive in the exchange offer. For a discussion of what a subsequent offering period is, please see "Chapter II – The Transaction—The Exchange Offer, Terms of the Exchange Offer." We are not permitted under federal securities laws to provide a subsequent offering period of more than 20 business days.

I-ii

Q:
HOW DO I PARTICIPATE IN THE EXCHANGE OFFER? (PAGE II-7)

A:
You should carefully read this entire prospectus and the documents incorporated by reference, and consider how the exchange offer and the merger affect you. Then, if you wish to tender your shares of UGC Europe common stock, you should do the following:

•
if you hold your shares of UGC Europe common stock in your own name, complete and sign the enclosed Letter of Transmittal and return it with your stock certificates to Mellon Investor Services LLC, the exchange agent for the exchange offer, at the appropriate address specified on the back cover of this prospectus on or prior to the expiration date of the exchange offer; or

•
if you hold shares of UGC Europe common stock in "street name" through a broker, ask your broker to tender your shares before the expiration date of the exchange offer.

  Alternatively, you may comply with the guaranteed delivery procedures described in the section entitled "Chapter II – The Transaction—The Exchange Offer, Procedure for Tendering Shares." Please read this prospectus carefully for more information about procedures for tendering your shares, the timing of the exchange offer, extensions of the exchange offer period and your rights to withdraw your shares from the exchange offer prior to the expiration date of the exchange offer.

Q:
WHEN AND HOW CAN I WITHDRAW TENDERED SHARES? (PAGE II-10)

A:
You may withdraw any shares of UGC Europe common stock that you have tendered at any time before the time we accept the shares for exchange. We will not accept the shares for exchange before the expiration date of the exchange offer. For a withdrawal to become effective, our exchange agent must receive a written or facsimile transmission notice of withdrawal before the time we accept the shares for exchange. In a notice of withdrawal you must specify your name, the number of shares to be withdrawn and the name in which the certificates are registered, if different from your name. If you have delivered to our exchange agent certificates for shares to be withdrawn, you must also indicate the serial numbers shown on the particular certificates evidencing the shares to be withdrawn.

Q:
WHAT PERCENTAGE OF OUR CLASS A COMMON STOCK WOULD UGC EUROPE STOCKHOLDERS OWN IF THE EXCHANGE OFFER AND THE MERGER WERE COMPLETED?

A:
If we obtain all of the outstanding shares of UGC Europe common stock pursuant to the exchange offer and the merger, former stockholders of UGC Europe other than us and our subsidiaries will own, based upon the number of shares of our Class A common stock and UGC Europe common stock outstanding on September 3, 2003, and not taking into account our or UGC Europe's stock options, warrants or convertible securities:

•
58.7% of the shares of our Class A common stock;

•
26.4% of the shares of all classes of our common stock on a combined basis; and

•
4.4% of the total voting power of all classes of our common stock on a combined basis.

Q:
IF I DECIDE NOT TO TENDER, HOW WILL THIS AFFECT THE EXCHANGE OFFER AND MY SHARES OF UGC EUROPE COMMON STOCK?

A:
We will not acquire any shares of UGC Europe common stock in the exchange offer unless at least a majority of the outstanding shares of UGC Europe common stock not owned by us, Liberty, any of our or Liberty's respective subsidiaries, or any executive officers and directors of us, Liberty or UGC Europe are validly tendered and not properly withdrawn. Your election not to tender your shares of UGC Europe common stock will reduce the likelihood that we will receive tenders of a sufficient number of shares to be able to complete the exchange offer.

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  If we successfully complete the exchange offer and the 90% condition is satisfied, we intend to effect a short-form merger under the Delaware General Corporation Law with UGC Europe unless we are prevented from doing so by a court or other legal requirement. In the short-form merger, each share of UGC Europe common stock not tendered by you in the exchange offer would be converted into the right to receive the same consideration offered in the exchange offer, unless you properly exercise your appraisal rights under Delaware law. In this case, if you had not tendered your shares of UGC Europe common stock, you would, depending on your actions, be entitled either to the same consideration that you are otherwise entitled to receive in the exchange offer or the consideration to which you are determined to be entitled after exercising your appraisal rights under Delaware law.

  We may successfully complete the exchange offer but not complete the merger because the 90% condition is not satisfied or waived or we are prevented from completing the merger by a court or other legal requirement. In this case, if you have not tendered your shares of UGC Europe common stock, your shares of UGC Europe common stock will remain outstanding and you will not be entitled to receive the consideration contemplated by the exchange offer or any consideration to which you would have been entitled after exercising your appraisal rights under Delaware law were the merger to be completed. Depending on the number of shares of UGC Europe common stock that remain outstanding, the completion of the exchange offer without a subsequent short-form merger could, but would not necessarily, have adverse effects on the outstanding shares of UGC Europe common stock. These possible adverse effects are described in "Chapter I – Overview—Risk Factors." In addition, in these circumstances we may elect to enter into alternative transactions to acquire additional shares of UGC Europe common stock after the exchange offer has terminated, as described in "Chapter II – The Transaction—Certain Considerations Relating to the Exchange Offer and the Merger, Possible Alternative Transactions If We do not Acquire All of UGC Europe's Common Stock in the Exchange Offer and Merger."

Q:
HAVE THE EXCHANGE OFFER AND MERGER BEEN APPROVED OR RECOMMENDED BY THE UGC EUROPE BOARD OF DIRECTORS? (PAGE II-3)

A:
No. The exchange offer is made without obtaining the prior approval of the UGC Europe board of directors and is not conditioned on the receipt of UGC Europe board approval.

  The board of directors of UGC Europe has not yet made a recommendation concerning the exchange offer to UGC Europe stockholders. Under the SEC rules, UGC Europe will be required to make a recommendation for acceptance or rejection of the exchange offer or state that it is neutral or unable to take a position with respect to the exchange offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and related matters no later than ten business days from the date of the distribution of this prospectus. In addition, UGC Europe will be required to send a copy of its Schedule 14D-9 to you.

  You should be aware that seven of ten members of UGC Europe's board of directors are also our directors or officers, and that one other member of UGC Europe's board is also an officer of a subsidiary of UGC Europe. These members of UGC Europe's board of directors who are considered affiliated with us intend not to participate in any board deliberations to recommend acceptance or rejection of, or to remain neutral towards, the exchange offer, other than acting to establish a committee of independent directors authorized to make the determination required by Schedule 14D-9.

Q:
ARE UNITED'S BUSINESSES, PROSPECTS AND FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE EXCHANGE OFFER? (PAGE III-1)

A:
Yes. Shares of UGC Europe common stock accepted for exchange in the exchange offer will be exchanged for shares of our Class A common stock. Therefore, you should consider our business

I-iv

  and financial condition before you decide to tender your shares of UGC Europe common stock in the exchange offer. In considering our business and financial condition, you should also review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us.

Q:
ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO ACCEPT THE EXCHANGE OFFER? (PAGE I-10 AND PAGE II-19)

A:
Yes. In evaluating the exchange offer, you should carefully consider the factors discussed in the section titled "Chapter I – Overview—Risk Factors." You should also carefully consider the factors discussed elsewhere in this prospectus including in the section titled "Chapter II – The Transaction—Certain Considerations Relating to the Exchange Offer and the Merger." These factors include the effects on UGC Europe if the exchange offer and the merger are consummated and alternatives we may consider if the exchange offer is completed, but the merger is not completed, or if the exchange offer is not completed.

Q:
WHY IS UNITED MAKING THIS OFFER? (PAGE II-2)

A:
If we complete the exchange offer and merger, we and UGC Europe will be able to create a simpler, unified capital structure in which equity investors would participate in our equity at a single level. We also believe that unifying public shareholdings at a single level could lead to greater liquidity for investors, due to the larger combined public float.

  We believe that a unified capital structure will facilitate the investment and transfer of funds between us and UGC Europe and its subsidiaries, thereby facilitating more efficient uses of our consolidated financial resources. We believe this factor could be particularly important if, in the rationalization of our global businesses, we or UGC Europe sell assets for cash. So long as UGC Europe is not wholly-owned by us, the transfer of funds by us to UGC Europe is subject to potential conflicts of interest.

  We believe that the elimination of public stockholders at the UGC Europe level will create opportunities for organizational efficiencies through, among other things, the combination of UGC Europe's and our separate corporate functions into a better integrated, unitary corporate organization.

Q:
IS THE EXCHANGE OFFER BEING MADE BY UNITED OR EUROPE ACQUISITION? (PAGE II-16)

A:
The exchange offer is being made by our wholly-owned subsidiary, Europe Acquisition, Inc. Although Europe Acquisition is making the exchange offer, when we discuss the exchange offer and merger, we generally use the terms "we," "us" and "our" to collectively refer to UnitedGlobalCom, Inc., or "United," and its subsidiaries, including Europe Acquisition.

Q:
WHAT ARE UNITED'S PLANS WITH RESPECT TO UGC EUROPE AND UPC EMPLOYEES?

A:
We believe that the key employees of UGC Europe and its subsidiaries, most of whom are long-time employees of UGC Europe's predecessor, United Pan-Europe Communications N.V., or "UPC," are important to the continued success of UGC Europe. We intend to work with the management of UGC Europe to preserve relationships with employees and minimize disruption of the current management team.

Q:
WILL I HAVE TO PAY ANY BROKERAGE FEES OR COMMISSIONS? (PAGE II-10)

A:
If you are the record owner of your shares of UGC Europe common stock and you tender your shares in the exchange offer directly to the exchange agent for the exchange offer, you will not incur any brokerage fees or commissions. If you own your shares of UGC Europe capital stock

I-v

  through a broker or other nominee who tenders the shares on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Q:
WILL I BE SUBJECT TO U.S. FEDERAL INCOME TAX ON THE EXCHANGE OF MY SHARES OF UGC EUROPE COMMON STOCK FOR SHARES OF UNITED CLASS A COMMON STOCK IN THE EXCHANGE OFFER OR THE MERGER? (PAGE II-21)

A:
We expect that the exchange offer and the merger will each be a taxable transaction for U.S. federal income tax purposes. However, the specific U.S. federal income tax consequences associated with your exchange of UGC Europe common stock for shares of our Class A common stock in the exchange offer or the merger will depend upon your particular circumstances. We urge you to consult your own tax advisor to determine your particular tax consequences, including state, local, foreign or other tax consequences, if you were to participate in either the exchange offer or the merger. For a summary of certain U.S. federal income tax consequences that are expected to be material to typical holders of UGC Europe common stock that participate in the exchange offer or the merger, see "Chapter II – The Transaction—Certain Considerations Relating to the Exchange Offer and the Merger, Certain Material United States Federal Income Tax Consequences."

Q:
WHERE CAN YOU FIND MORE INFORMATION ABOUT UNITED AND UGC EUROPE? (PAGE III-1 AND PAGE V-9)

A:
You can find more information about us and UGC Europe in the section entitled "Chapter III – Information About Us and UGC Europe." You can also find more information about us and UGC Europe in documents we and UGC Europe have filed with the SEC. See "Chapter V – Certain Legal Information—Where You Can Find More Information."

Q:
WHOM SHOULD I CONTACT IF I HAVE MORE QUESTIONS ABOUT THE TRANSACTION?

A:
You may contact Mellon Investor Services LLC, our information agent for the exchange offer or Credit Suisse First Boston LLC, the dealer manager for the exchange offer, using the following contact information:
Mellon Investor Services LLC 85 Challenger Road Ridgefield Park, NJ 07660 Tel: 1-888-566-9475	Credit Suisse First Boston LLC Eleven Madison Avenue New York, NY 10010-3629 Tel: (800) 881-8320

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SUMMARY

Information About the Companies (Chapter III)

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
Attn: Investor Relations Department
(303) 770-4001

        We are one of the largest broadband communications providers outside the United States in terms of homes passed and number of subscribers. We provide broadband distribution services in 15 countries worldwide, serving 7.4 million total video subscribers. We also provide telephone and Internet access services in many of these countries, serving over 1.5 million total subscribers. Our operations are grouped into two major geographic regions—Europe and Latin America. Our European operations are held through UGC Europe. We own 66.75% of UGC Europe's outstanding common stock. UGC Europe's total revenues and total assets constituted 87.1% and 86.9%, respectively, of our total revenues and assets for the year ended December 31, 2002, and as at December 31, 2002. Our primary Latin American operation is our 100% owned Chilean operation, VTR GlobalCom S.A. VTR is Chile's largest multi-channel television and high-speed Internet access provider in terms of homes passed and number of subscribers, and the second largest provider of residential telephone services, in terms of lines in service.

        Our Class A common stock is listed on the Nasdaq National Market under the symbol "UCOMA." We maintain a site on the Internet at "www.unitedglobal.com"; however, information found on our website is not part of this prospectus.

UGC Europe, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 220-4204

        UGC Europe is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UGC Europe provides television, Internet access, telephone and programming services. UGC Europe's operations are currently organized into two principal divisions—UPC Broadband and Chello Media. UPC Broadband delivers video, Internet access and telephone services to residential customers, and Chello Media provides broadband Internet and interactive digital products and services as well as operates a competitive local exchange carrier business providing telephone and data network solutions to the business market.

        UGC Europe is a successor issuer and parent company to United Pan-Europe Communications N.V. or "UPC." In September 2003, UPC completed the restructuring of its balance sheet in a Chapter 11 bankruptcy and a Dutch moratorium and composition of debts proceeding and, as a result, we and certain other creditors of UPC and holders of UPC's ordinary shares became stockholders of UGC Europe. UGC Europe's common stock is listed on the Nasdaq National Market under the symbol "UGCE." UGC Europe maintains a site on the Internet at "www.ugceurope.com"; however, information found on this website is not part of this prospectus.

Europe Acquisition, Inc.
Europe Merger, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001

        Europe Acquisition is a Delaware corporation that is our wholly-owned subsidiary. Europe Merger is a Delaware corporation that is a wholly-owned subsidiary of Europe Acquisition. Europe Acquisition is the party that is making the exchange offer. Europe Merger is the subsidiary that will merge with UGC Europe in the merger if it occurs.

The Transaction (Page II-1)

        We are proposing to acquire all of the outstanding shares of UGC Europe's common stock not owned by us or our subsidiaries in exchange for shares of our Class A common stock. In the exchange, we will issue 9.0 shares of our Class A common stock for each outstanding share of UGC Europe common stock that is validly tendered and not properly withdrawn on or before the expiration date of the exchange offer. Each UGC Europe stockholder who tenders shares of UGC Europe common stock in the exchange offer will be entitled to receive cash in lieu of any fractional share of our Class A common stock that would otherwise have been issued to such stockholder in connection with the exchange offer, after aggregating all fractional shares of our common stock that would otherwise have been issued to the stockholder.

        Example:

        If you currently own 10.5 shares of UGC Europe common stock, after the transaction you will receive 94 shares of our Class A common stock and a check for the value of 50% of the market price of a share of our Class A common stock on October 3, 2003, rounded to the nearest whole cent.

        If we do not acquire all of the shares of UGC Europe common stock not owned by us or our subsidiaries in the exchange offer, but we own at least 90% of the outstanding shares of UGC Europe's common stock after the consummation of the exchange offer, we intend to consummate the short-form merger, unless we are prevented from doing so by a court or other legal requirement. We do not need the approval of UGC Europe stockholders or UGC Europe's board of directors for the short-form merger. We generally refer to the short-form merger as the "merger."

        Upon completion of the merger, each share of UGC Europe common stock that has not been tendered and accepted for exchange in the exchange offer will be converted into the right to receive 9.0 shares of our Class A common stock. We seek to acquire ownership of 100% of the outstanding shares of UGC Europe capital stock through the exchange offer and the merger.

        On October 3, 2003, the last full trading day prior to the public announcement of the exchange offer, the last sales price of our Class A common stock on the Nasdaq National Market was $6.56 per share. Applying the last sales price on that date of shares of our Class A common stock to our offer of 9.0 shares of our Class A common stock for each share of UGC Europe common stock validly tendered and not properly withdrawn, each such share of UGC Europe common stock would represent a market value of approximately $59.04. The actual value of our Class A common stock to be issued in the exchange offer and the merger, however, will depend on the market price at the closing of the exchange offer and the merger, and may be more or less than the value given in this example. The price of our Class A common stock has fluctuated greatly in the past. See " – Risk Factors—Risks Related to Our Class A Common Stock; The price of our stock may be subject to wide fluctuations which may cause you to suffer a loss if you sell our stock." We urge you to obtain current price quotations for our Class A common stock and UGC Europe's common stock prior to making your decision whether to tender into the exchange offer.

Conditions to the Exchange Offer and Merger (Page II-11)

        The offer is conditioned upon satisfaction of various conditions, some of which we may waive.

Reasons for the Transaction (Page II-2)

        We believe that having UGC Europe as our wholly owned subsidiary will create a simpler, unified capital structure that will facilitate capital raising as well as the funding of UGC Europe by us, create a greater public float and liquidity and enable us to reduce organizational inefficiencies between UGC Europe and us. Please see "Chapter II – The Transaction—Background, Reasons for the Exchange Offer and the Merger" for a discussion of additional reasons for the exchange offer and merger.

Potential Benefits of the Exchange Offer to UGC Europe Stockholders

        We believe that the exchange offer should be attractive to UGC Europe stockholders for the reasons described elsewhere in this prospectus as well as for the following reasons:

  •
  based on the last sales prices of shares of our and UGC Europe's common stock on October 3, 2003, the last full trading day before the public announcement of the exchange offer, the exchange ratio represented a 9.8% premium over the price of shares of UGC Europe's common stock;

  •
  if we successfully complete the offer, you will hold shares in a combined company,

  •
  which we believe will be better able to obtain and deploy capital and other resources in order to pursue strategic growth opportunities than would UGC Europe on a stand-alone basis, and

  •
  which we believe will have a more liquid market for its shares than UGC Europe on a stand-alone basis; and

  •
  because we are offering our stock rather than cash in the offer and because UGC Europe is our largest asset, you will have the opportunity to continue to participate in UGC Europe's growth through your ownership of shares of our common stock.

Expiration Date of the Exchange Offer

        The exchange offer commenced on October 6, 2003 and is currently scheduled to expire at 5:00 p.m., New York City time, on Tuesday, November 4, 2003. However, we may extend the exchange offer.

Extensions, Termination and Amendment (Page II-4)

        We reserve the right, in our sole discretion, at any time or from time to time to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent and making a public announcement of the extension. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We make no assurance that we will exercise our right to extend our offer. During any such extension, all shares of UGC Europe common stock previously tendered and not withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of UGC Europe common stock prior to the expiration date of the exchange offer.

        We reserve the right to increase or decrease the exchange ratio or to make any other changes in the terms and conditions of the exchange offer. Any increase or decrease in the exchange ratio or extension, termination, other amendment or delay of the offer will be made by giving written or oral notice to the exchange agent. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended, or the "Exchange Act," which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

        We will not consummate the exchange offer unless the registration statement has been declared effective, the minimum tender condition has been satisfied and the other conditions to the exchange offer have been satisfied or waived.

Withdrawal Rights (Page II-10)

        Your tender of shares of UGC Europe common stock pursuant to the exchange offer is irrevocable, except that shares of UGC Europe common stock tendered pursuant to the exchange offer may be withdrawn at any time before the time we first accept tendered shares of UGC Europe common stock for exchange pursuant to the exchange offer. Once we have accepted shares of UGC Europe common stock for exchange pursuant to the exchange offer, all tenders are irrevocable.

        If we elect to provide a subsequent offering period, you will not have the right to withdraw shares of UGC Europe common stock that you tender in the subsequent offering period.

Subsequent Offering Period (Page II-4)

        We may provide a subsequent offering period of not less than three nor more than 20 business days. We may also extend a subsequent offering period (but not beyond a total of 20 business days). A subsequent offering period is different from an extension. A subsequent offering period is an additional period of time, following the expiration date, during which stockholders may tender UGC Europe common stock not tendered on or prior to the expiration date of the exchange offer. All conditions to the exchange offer must be satisfied or waived prior to the commencement of a subsequent offering period. You will not have the right to withdraw any shares of UGC Europe common stock that you tender during a subsequent offering period. We are required to accept for exchange, and to deliver shares of our Class A common stock (or cash in lieu of fractional shares of our Class A common stock, as applicable) in exchange for, shares of UGC Europe common stock that are validly tendered promptly after the tender of such shares during any subsequent offering period.

Procedure For Tendering (Page II-7)

        The method of tendering your shares in the exchange offer will depend on whether the shares are held in certificate or book-entry form.

        If your shares of UGC Europe common stock are held in certificate form, you must deliver the certificates, a properly completed and duly executed Letter of Transmittal and any other required documents to the exchange agent for the exchange offer at one of its addresses set forth on the back cover of this prospectus. In the circumstances detailed in the Letter of Transmittal, the signatures on the Letter of Transmittal must be guaranteed.

        If your shares of UGC Europe common stock are held in book-entry form, the shares must be tendered in accordance with the procedures for book-entry tender, and the exchange agent must receive a so-called "agent's message" and a confirmation of receipt of the tender. The procedures for book-entry transfer are described in the section entitled "Chapter II – The Transaction—The Exchange Offer, Procedure for Tendering Shares."

        If you hold your shares through a broker or other nominee, ask your broker or nominee to tender your shares. In all cases, deliveries to the exchange agent must be made on or prior to the expiration of the exchange offer.

        If certificates evidencing your shares of UGC Europe common stock are not currently available and you cannot now comply with the preceding requirements, you can still participate in the exchange offer by complying with the guaranteed delivery procedures described in the section entitled "Chapter II – The Transaction—The Exchange Offer, Procedure for Tendering Shares."

Appointment (Page II-9)

        By executing and sending a letter of transmittal as described above, you irrevocably appoint our designees as your proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of UGC Europe common stock tendered and accepted for exchange by us and with respect to any and all other shares of UGC Europe common stock and other securities (other than the shares of our Class A common stock) issued or issuable in respect of the shares of UGC Europe common stock on or after October 6, 2003. That appointment is effective if and when, and only to the extent that, we deposit our Class A common stock and cash, if applicable, in exchange for your tendered UGC Europe common stock with the exchange agent for the exchange offer. Our officers or designees will, with respect to the shares of UGC Europe common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting, consent and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of UGC Europe stockholders or otherwise. We reserve the right to require that, in order for shares of UGC Europe common stock to be deemed validly tendered, immediately upon our exchange of the shares, we must be able to exercise full voting and consent rights with respect to the tendered shares of UGC Europe common stock.

        All of the proxies discussed above shall be considered coupled with an interest in the tendered shares of UGC Europe common stock and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies and consents that you have given will be revoked, and you may not give any subsequent proxies or consents (and, if given, they will not be deemed effective).

Appraisal Rights (Page II-17)

        UGC Europe stockholders are not entitled to appraisal rights in connection with the exchange offer. Under Delaware law, holders of UGC Europe common stock who have not exchanged their shares of UGC Europe common stock in the exchange offer will have appraisal rights with respect to such shares of UGC Europe common stock in connection with the short-form merger if it occurs.

        Stockholders who comply with the applicable statutory procedures regarding appraisal will be entitled to receive a judicial determination of the fair value of their shares of UGC Europe common stock, exclusive of any elements of value arising from the accomplishment or expectation of the short-form merger, and to receive payment of this fair value in cash, together with a fair rate of interest.

Description of Our Class A Common Stock (Page V-1)

        After acceptance of shares of our Class A common stock in the exchange offer or the merger, UGC Europe stockholders will become our stockholders and their rights as stockholders will be governed by our restated certificate of incorporation and bylaws. There are a number of differences between the UGC Europe certificate of incorporation and bylaws and our restated certificate of incorporation and bylaws. These differences are described in detail in the section titled "Chapter V – Certain Legal Information—Comparison of Rights of United Stockholders and UGC Europe Stockholders." In addition, a stockholders agreement among us and certain UGC Europe stockholders which grants "tag-along" rights to such stockholders will not govern shares of our Class A common stock following the exchange offer and the merger.

Market Price and Dividend Information (Page I-21)

        Our common stock is listed on the Nasdaq National Market under the symbol "UCOMA," and UGC Europe common stock is listed on the Nasdaq National Market under the symbol "UGCE." On October 3, 2003, the last full trading day before the public announcement of the exchange offer and the merger, the last reported sales price per share of our Class A common stock on the Nasdaq National Market was $6.56, and the last reported sales price per share of UGC Europe common stock on the Nasdaq National Market was $53.79. We have never paid dividends and do not intend to pay dividends in the foreseeable future. Neither UPC nor UGC Europe has ever paid dividends.

Summary Selected Historical Consolidated Financial Data of United (Page IV-1)

        In the table below, we provide you with our summary selected historical consolidated financial data. We prepared this information using our consolidated financial statements for the dates indicated. The financial data presented below are not necessarily comparable from period to period as a result of several transactions, including certain mergers, acquisitions and dispositions. For this and other reasons, you should read it together with our historical consolidated financial statements and related notes and also with management's discussion and analysis of financial condition and results of operations incorporated by reference herein.

	(Unaudited) Six Months Ended June 30,
			Year Ended December 31,				Ten Months Ended December 31, 1998
	2003	2002	2002	2001	2000	1999
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$901,151	$728,772	$1,515,021	$1,561,894	$1,251,034	$720,762	$254,466

Operating income (loss)	$(155,993)	$(252,813)	$(899,282)	$(2,872,306)	$(1,140,803)	$(775,625)	$(327,383)

Net income (loss)	$638,953	$337,423	$(504,379)	$(4,494,709)	$(1,220,890)	$636,318	$(545,532)

Basic net income (loss) per share	$4.97	$0.91	$(1.30)	$(45.54)	$(13.24)	$7.53	$(7.43)

Diluted net income (loss) per share	$4.97	$0.91	$(1.30)	$(45.54)	$(13.24)	$6.67	$(7.43)

		December 31,
	(Unaudited) June 30, 2003
		2002	2001	2000	1999	1998
	(In thousands)
Balance Sheet Data:
Current assets	$693,674	$865,551	$1,943,251	$2,937,331	$2,903,271	$188,527

Total assets	$5,802,004	$5,931,594	$9,038,640	$13,146,952	$9,002,853	$1,542,095

Senior notes and other long-term debt, including current portion	$6,909,803	$6,651,894	$10,033,387	$9,893,044	$6,041,635	$2,001,953

Stockholders' equity (deficit)	$(2,717,930)	$(4,442,361)	$(4,555,480)	$(85,234)	$1,114,306	$(983,665)

Summary Selected Historical Consolidated Financial Data of UGC Europe (Page IV-3)

        UGC Europe is the successor issuer to, and owns substantially all of, UPC. The table below sets forth summary selected historical consolidated financial data of UPC. We prepared this information using UPC's consolidated financial information for the dates indicated. The financial data presented below are not necessarily comparable from period to period as a result of several transactions, including certain mergers, acquisitions and dispositions. For this and other reasons, you should read it together with UPC's historical consolidated financial statements and related notes and also with UPC's management's discussion and analysis of financial condition and results of operations incorporated by reference herein.

	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(In thousands of Euros, except per share data)
Statement of Operations Data:
Revenue	€718,485	€705,229	€1,396,056	€1,378,764	€1,000,825	€447,501	€185,582

Operating income (loss)	€(126,301)	€(261,523)	€(868,571)	€(2,951,909)	€(1,001,871)	€(578,607)	€(180,985)

Net income (loss)	€121,478	€(1,423,876)	€(2,242,967)	€(4,420,480)	€(1,988,775)	€(784,299)	€(255,579)

Basic net income (loss) per share	€0.27	€(3.37)	€(5.42)	€(10.27)	€(4.56)	€(2.08)	€(1.03)

Diluted net income (loss) per share	€0.04	€(1.80)	€(5.42)	€(10.27)	€(4.56)	€(2.08)	€(1.03)

		December 31,
	(Unaudited) June 30, 2003
		2002	2001	2000	1999	1998
	(In thousands of Euros)
Balance Sheet Data:
Current assets	€430,717	€552,302	€1,334,173	€1,992,774	€1,336,662	€75,154

Total assets	€4,452,335	€4,931,017	€8,475,464	€11,968,439	€6,865,352	€938,317

Senior notes and other long-term debt, including current portion	€8,090,594	€8,683,092	€9,658,088	€8,262,169	€4,016,781	€584,591

Stockholders' equity (deficit)	€(6,460,653)	€(6,679,268)	€(4,346,423)	€121,119	€2,020,200	€(33,655)

Summary Selected Unaudited Pro Forma Condensed Consolidated Financial Information of United (Page IV-5)

        In the tables below, we provide you with our summary selected unaudited pro forma condensed consolidated financial information to give you a better understanding of what our financial statements might have looked like had each of (i) UPC's restructuring and (ii) the exchange offer and merger been completed as of January 1, 2002 for statements of operations purposes and as of June 30, 2003 for balance sheet purposes. This unaudited pro forma condensed consolidated financial information is derived from our unaudited and audited historical consolidated financial statements and related notes incorporated by reference herein, in addition to certain assumptions and adjustments. This unaudited pro forma condensed consolidated financial information should be read together with our unaudited and audited historical consolidated financial statements and related notes, and other financial information pertaining to us, incorporated by reference herein. You should not rely on this unaudited pro forma condensed consolidated financial information as being indicative of the historical results that we would have had or the future results that we will experience. Our actual financial position and results of operations may differ, perhaps materially, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the unaudited pro forma condensed consolidated financial information and the date on which UPC's restructuring was consummated and the date the exchange offer and merger are consummated. For further detail regarding this pro forma information see "Chapter – IV—Selected Financial Information—Unaudited Pro Forma Condensed Consolidated Financial Information."

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
	(In thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations Data:
Revenue	$1,515,021	$901,151
Operating expense and other	(2,414,303)	(1,057,144)

Operating income (loss)	(899,282)	(155,993)
Other income (expense)	(314,617)	370,563

Income (loss) before cumulative effect of change in accounting principle	$(1,213,899)	$214,570

Basic and diluted income (loss) per common share before cumulative effect of change in accounting principle	$(2.15)	$0.38

June 30, 2003
(In thousands)
Unaudited Pro Forma Condensed Consolidated Balance Sheet Data:
Current assets	$640,195
Long-term assets	6,023,684

Total assets	$6,663,879

Current liabilities	$1,245,000
Long-term liabilities	4,131,953
Minority interests in subsidiaries	8,888
Stockholders' equity (deficit)	1,278,038

Total liabilities and stockholders' equity (deficit)	$6,663,879

Certain Material United States Federal Income Tax Consequences of the Exchange Offer and the Merger (Page II-21)

        In general, if you are a U.S. holder and you exchange your UGC Europe common stock for shares of our Class A common stock in the exchange offer or the merger, we expect that you will be required to recognize gain or loss for U.S. federal income tax purposes. If you are a non-U.S. holder and you exchange your shares of UGC Europe common stock for shares of our Class A common stock in the exchange offer or the merger, we expect that you may be required to recognize gain or loss for U.S. federal income tax purposes if you have certain past or present connections with the U.S.

        The specific U.S. federal income tax consequences associated with your exchange of UGC Europe common stock for shares of our Class A common stock in either the exchange offer or the merger will depend upon your particular circumstances. We urge you to consult your own tax advisor to determine your particular tax consequences (including state, local, foreign or other tax consequences) if you were to participate in either the exchange offer or the merger. For a summary of certain U.S. federal income tax consequences that are expected to be material to typical holders of UGC Europe common stock that participate in either the exchange offer or the merger, see "Chapter II – The Transaction—Certain Considerations Relating to the Exchange Offer and the Merger, Certain Material United States Federal Income Tax Consequences."

RISK FACTORS

        An investment in our stock is subject to a number of risks. You should consider carefully the following risk factors, as well as the more detailed descriptions cross-referenced to the body of this prospectus and all of the other information included in this prospectus.

Risks Related to the Transaction

The number of shares of our Class A common stock that you receive in the transaction will be based on a fixed exchange ratio. The value of the shares of our Class A common stock at the time you receive them could be less than at the date of this prospectus or at the time you tender the shares.

        We are offering to issue 9.0 shares of our Class A common stock in the exchange offer for each share of UGC Europe common stock not owned by us or our subsidiaries. A decline in the trading price of our Class A common stock before the exchange offer or the merger is consummated could materially reduce the total value of the consideration to be paid to the holders of UGC Europe common stock.

        There will be no adjustment to the number of shares of our Class A common stock that we are offering for each share of UGC Europe common stock in the exchange offer based on fluctuations in the price of our Class A common stock. In recent years, the stock market has experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of our Class A common stock. The market price of our Class A common stock upon and after completion of the exchange offer and the merger could be lower than the market price on the date of the merger or the current market price. You should obtain recent market quotations of our common stock before you tender your shares.

Your receipt of our Class A common stock in exchange for your UGC Europe common stock in the exchange offer or the merger could generate tax liabilities for you that are in excess of your cash holdings.

        As a result of your participation in the exchange offer or the merger, you may become liable for the payment of tax liabilities that are in excess of your available cash. If that is the case, you might, depending upon your particular circumstances, have to sell non-cash assets that you own in order to satisfy your tax liabilities. We urge you to consult your tax advisor to determine the tax consequences, including state, local, foreign or other tax consequences, associated with your participation in the exchange offer or the merger. We also urge you to consult your tax or other advisor, such as a financial advisor, to determine your ability to make timely payment with respect to any tax liabilities that you may incur as a result of your participation in the exchange offer or the merger. For a summary of certain U.S. federal income tax consequences that are expected to be material to typical holders of UGC Europe common stock that participate in the exchange offer or the merger, see "Chapter II – The Transaction—Certain Considerations Relating to the Exchange Offer and the Merger, Certain Material United States Federal Income Tax Consequences."

The market price of our Class A common stock may be affected by factors different from those affecting the market price of UGC Europe's common stock.

        Upon completion of the exchange offer and the merger, holders of UGC Europe common stock will become holders of our Class A common stock. Our business differs from that of UGC Europe somewhat because we have additional assets. Accordingly, our results of operations, as well as the market price of our common stock, may be affected by factors different from those affecting UGC Europe's results of operations and the market price of UGC Europe common stock. For a discussion of our and UGC Europe's respective businesses and information to consider in evaluating such businesses, please read "Chapter III – Information About Us and UGC Europe."

We have not negotiated with or sought approval of the price or terms of the offer or the subsequent merger from UGC Europe's board.

        In evaluating the exchange offer, you should be aware that we have not negotiated the price or terms of the exchange offer or the subsequent merger with UGC Europe, its board of directors or any special committee of its board. We have also not requested that UGC Europe, its board of directors or any special committee of its board approve the exchange offer or the subsequent merger. UGC Europe will be required, however, under the rules of the SEC, to either make a recommendation for acceptance or rejection of the exchange offer or state that it is neutral or is unable to take a position with respect to the exchange offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and certain related information, no later than ten business days from the date the offer is first published, sent or given.

The board of directors and executive officers of UGC Europe have potential conflicts of interests with respect to the offer.

        You should be aware that there exist potential conflicts of interest among members of the UGC Europe board. Not only do we own 66.75% of the outstanding UGC Europe common stock, but seven of the ten members of the UGC Europe board are also our officers or directors. Another member of the UGC Europe board is an officer of a UGC Europe subsidiary.

There could be adverse effects if we complete the exchange offer but are not able to complete the "short-form" merger for any reason.

        We intend to complete promptly a short-form merger following the completion of the exchange offer if, as a result of the exchange offer, we hold at least 90% of UGC Europe's outstanding common stock. However, if we successfully complete the offer but do not as a result hold at least 90% of UGC Europe's outstanding common stock or, for any other reason, are not able to complete promptly the short-form merger, shares of UGC Europe's common stock not tendered into the exchange offer would remain outstanding. In these circumstances, the liquidity of and market for those remaining publicly held shares of UGC Europe's common stock could be adversely affected.

        UGC Europe's common stock is currently quoted on the Nasdaq National Market. Depending upon the number of shares of UGC Europe common stock purchased in the exchange offer, it is possible that UGC Europe's common stock may no longer meet the requirements for continued listing and may be delisted from the Nasdaq National Market. In such event, it is possible that UGC Europe's common stock would then trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for UGC Europe's common stock and the availability of these quotations would depend, however, upon the number of holders of UGC Europe's common stock remaining at that time, the interest in maintaining a market in UGC Europe's common stock on the part of securities firms, the possible termination of registration of UGC Europe's common stock under the Exchange Act as described below, and other factors.

        UGC Europe's registration under the Exchange Act could be terminated upon application of UGC Europe to the SEC if the shares are no longer listed on a securities exchange and there are fewer than 300 holders of record of the UGC Europe common stock. The termination of the registration of UGC Europe's common stock under the Exchange Act would substantially reduce the information required to be furnished by UGC Europe to its stockholders and to the SEC. It would also make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings, the related requirement of an annual report to stockholders, and the requirements of SEC Rule 13e-3 with respect to going private transactions, no longer applicable.

        Shares of UGC Europe's common stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System. This has the effect of allowing brokers to extend credit on shares of UGC Europe's common stock as collateral in margin accounts. If the UGC Europe common stock ceases to be quoted on the Nasdaq National Market or otherwise listed on a securities exchange, it would no longer be a "margin security" for purposes of the Federal Reserve Board's margin regulations, in which event the shares of UGC Europe common stock would be ineligible for use as collateral in margin accounts for margin loans made by brokers.

        If we do not acquire sufficient shares in the exchange offer to enable us to effect a short-form merger we may purchase shares in private transactions or enter into other transactions after the termination of the exchange offer, as described in "Chapter II – The Transaction—Certain Considerations Relating to the Exchange Offer and Merger, Possible Alternative Transactions If We do not Acquire All of UGC Europe's Common Stock in the Exchange Offer and Merger." If we elect to make such purchases, they may be at prices higher or lower than the price offered in the exchange offer.

We may not realize the benefits that we expect from the transaction.

        We are making the exchange offer because, among other reasons, we believe that the transaction will create a simpler, unified capital structure that will facilitate capital raising as well as the funding of UGC Europe by us, create a greater public float and liquidity and enable us to reduce organizational inefficiencies between UGC Europe and us. Even if the transaction closes, we cannot assure you that we will be able to realize these or other benefits. Although we do not currently intend to do so, we may change our business strategy to re-emphasize non-European operations. Even if our public float and liquidity increases, it could decrease again over time. We may not be able to reduce the organizational inefficiencies as rapidly as, or to the extent, we expect.

Our filing with UGC Europe on a consolidated basis for U.S. federal income tax purposes could materially impact the amount of foreign tax credit benefits that UGC Europe might otherwise be able to claim if it was not part of our consolidated group.

        Upon completion of the exchange offer and the merger, UGC Europe will file with us as part of a consolidated group for U.S. federal income tax purposes, with us as parent. As a result, UGC Europe will be required to compute its future foreign tax credit benefits at a consolidated level and would consider certain adverse U.S. tax attributes of ours, including our prior overall foreign loss history, which could materially impact UGC Europe's ability to qualify for foreign tax credit benefits that it might otherwise be able to claim if it was not part of our consolidated group.

Risks Related to Our Business

Our substantial consolidated indebtedness could adversely affect our and our subsidiaries' ability to obtain financing, cash available for working capital and stock price.

        We are highly leveraged. As of June 30, 2003, as adjusted for the completion of the UPC restructuring which occurred on September 3, 2003, we had consolidated debt (excluding accrued interest) of $4.2 billion, which included our debt of $102.7 million and debt of our subsidiaries of $4.1 billion. Our subsidiaries, including UGC Europe, are required to comply with restrictive debt covenants in operating their respective businesses. If we are unable to repay amounts under our debt facilities, the lenders under the debt facilities or senior notes could initiate a bankruptcy or liquidation proceeding or proceed against the collateral granted to them to secure that debt. Our subsidiaries' substantial indebtedness has already contributed to lowering the price of our stock, thereby restricting our ability to raise additional funds.

        The degree to which our subsidiaries are leveraged could have other important consequences to you, including, but not limited to, the following:

  •
  a substantial portion of cash flow from operations is required to be dedicated to debt service and is not available for working capital, capital expenditures or other purposes;

  •
  our ability to obtain additional financing for our subsidiaries in the future could be limited;

  •
  we may be at a disadvantage compared to our competitors that have proportionately less debt;

  •
  some of our subsidiaries' borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

  •
  our ability to execute our business plan, compete effectively, respond adequately to unforeseen events and take advantage of opportunities could be limited; and

  •
  the high level of debt could make us more vulnerable to a downturn in our operating performance and a decline in general economic conditions.

We cannot assure you that circumstances will not require us to sell assets or obtain additional equity or debt financing at our level or those of our subsidiaries and affiliates. We may not at such time be able to sell assets or obtain additional financing on reasonable terms or at all.

We may experience net losses for the next several years which may prevent us from obtaining additional financing, restrict us from paying our existing indebtedness and lower our stock price.

        With the exception of the year ended December 31, 1999, we have experienced net losses every year since we started business through the year ended December 31, 2002. As of June 30, 2003 on a pro forma basis, as adjusted, for the completion of UPC's recapitalization which occurred on September 3, 2003, we had an accumulated deficit of $1.8 billion. We may continue to experience net losses for the next few years. Continued net losses could increase our need for additional capital in the future, which we may not be able to obtain on satisfactory terms or at all. It may also prevent us from servicing our debt obligations and lower our stock price.

The video, telephone and Internet access businesses are capital intensive because it is expensive to add large numbers of customers; we may not have, or have access to, sufficient capital to remain competitive, thereby increasing the risk that we will not be able to grow our business.

        Adding large numbers of customers to our networks requires significant capital expenditures, including expenditures for labor and equipment costs. As technology changes in the video, telephone and Internet access industries, we may need to upgrade our systems to compete effectively in markets beyond what we currently plan. We may not have enough capital available from cash on hand, existing credit facilities and cash to be generated from operations for future capital needs. Our inability to pay for costs associated with adding new customers, expand or upgrade our networks or make our other planned or unplanned capital expenditures could limit our growth and harm our competitive position, earnings and stock price.

Since the telecommunications industry in which we operate is highly regulated, adverse regulation of our services could decrease the value of our assets, limit our growth and harm our stock price.

        The video, telephone and Internet access industries in which we operate are regulated far more extensively than some other industries. In most of our markets, regulation of video services takes the form of price controls, programming content restrictions and ownership restrictions. To operate our telephone services, we are generally required to obtain licenses from appropriate regulatory authorities and to comply with interconnection requirements. The growth of our Internet access services may decline if more extensive laws and regulations are adopted with respect to electronic commerce.

        We have begun facing increased competition regulatory review of our operations in some countries because we own interests in both video distribution and Internet access systems as well as companies that provide content for video services and Internet subscribers. For example, in Europe, local operators with whom UPC Media, one of UGC Europe's subsidiaries, has long-term content agreements are subject to exclusivity obligations that allow UPC Media to offer its content products to them to the exclusion of other competing providers. These exclusivity obligations may cause the European Union, and national regulatory agencies or national courts to reduce the period of exclusivity, declare that our agreements are null and void, or impose fines or civil liability to third parties. In The Netherlands, and at the European Union level, there are also debates ongoing on the question of what rights should be afforded to third parties in terms of access to cable networks. If we are required to offer third parties access to our distribution infrastructure for the delivery of video or Internet services without being able to specify the terms and conditions of such access, Internet service providers could potentially provide services that compete with our services over our network infrastructure. Providing third parties access to this distribution system may also diminish the value of our assets because we may not realize a full return on the capital that we invested in the distribution system. Even if regulatory changes do not, in fact, harm our business, the mere perception that these changes will hurt our business may harm our stock price.

Our business is almost entirely dependent on various telecommunications and media licenses granted and renewed by various national regulatory authorities in the territories in which we do and will do business; without these licenses, a number of our businesses could be severely curtailed or prevented.

        Regulatory authorities grant licenses for a limited term and might not renew them when they expire. Regulatory authorities may have the power, at their discretion, to terminate a license (or amend any provisions, including those related to license fees) without cause. If we were to breach a license or applicable law, regulatory authorities could revoke, suspend, cancel or shorten the term of a license or impose fines. Regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we may already be licensed. New technologies may permit new competitors to compete in areas where we hold exclusive licenses. National authorities may pass new laws or regulations requiring us to re-bid or re-apply for licenses or interpret present laws against us, adversely affecting our business. Regulatory authorities grant licenses on a temporary basis, and we cannot assure you that these licenses will be continued on the same terms. Licenses may require us to grant access to bandwidth, frequency capacity, facilities or services to other businesses that compete for our customers. Accordingly, a number of our businesses could be severely curtailed if those licenses were no longer available or were available at unfavorable terms.

Changes in technology may limit the competitiveness of our new services and demand for our new services, causing our revenues, growth and stock price to fall.

        Technology in the video and telecommunications services industry is changing rapidly. Technology in the telecommunications industry has changed more rapidly than in some other industries, thereby increasing the risk associated with technological change in our business compared to some other businesses in other industries. This influences the demand for our products and services. Our ability to anticipate changes in technology and regulatory standards and to develop and introduce new and enhanced products successfully on a timely basis will affect our ability to continue to grow, increase our revenue and number of subscribers and remain competitive. For example, we have introduced new services, including:

  •
  additional video channels and tiers;

  •
  pay-per-view services with frequent starting times;

  •
  high-speed data and Internet access services; and

  •
  telephone services.

        Our new products are also subject in all of our markets to lack of market acceptance, delays in development and failure to operate properly or meet customer expectations. There is no proven market for some of the advanced services we refer to above and our infrastructure may not be able to support the demand that may develop for these services. There may not be sufficient demand for our telephone, Internet access and other enhanced services. These factors may limit or harm our revenue, growth and stock price.

We may not be able to obtain attractive programming for our digital video services, thereby lowering demand for our services.

        We rely on programming suppliers for the bulk of our programming content. We may not be able to obtain sufficient high-quality programming for our digital video services on satisfactory terms or at all in order to offer compelling digital video services. This may reduce demand for our services, thereby lowering our future revenues. It may also limit our ability to migrate customers from lower tier programming to higher tier programming, thereby inhibiting our ability to execute our business plan. In some of our markets, including Eastern Europe, there is only a limited amount of local programming available that meets customers' demands. We may not be able to obtain attractive programming for our digital video services in the local language. This could further lower our revenues and profitability.

We will likely encounter increased competition that may decrease the number of our subscribers and our revenues.

        The video, telephone and Internet access industries in many of the markets in which we operate are competitive and often are rapidly changing. We face competition from other cable television service providers, direct-to-home satellite service providers and terrestrial television broadcasters. In the provision of telephone services, our operating companies face competition from the incumbent telecommunications operator in each country. These operators have substantially more experience in providing telephone services and have greater resources to devote to the provision of telephone services. In many countries, our operating companies also face competition from other cable telephone providers and wireless telephone providers. In the provision of Internet access services and online content, we face competition from incumbent telecommunications companies and other telecommunications operators, other cable-based Internet service providers, non-cable based Internet service providers and Internet portals. The Internet services offered by these competitors include both traditional dial-up Internet services and high-speed access services. Digital subscriber line is a technology that provides high-speed Internet access over traditional telephone lines. Both incumbent and alternative providers offer digital subscriber line services. We expect digital subscriber line to be a strong competitor to our Internet service in the future. If we are unable to compete effectively, we may lose subscribers and our revenues and stock price may suffer.

The loss of key personnel could weaken our technological and operational expertise, delay the introduction of our new business lines and lower the quality of our service.

        Our success and growth strategy depends, in large part, on our ability to attract and retain key management, marketing and operating personnel, both at the corporate and operating company levels. Because our operations extend to many countries, we may find it more difficult than companies that operate only or primarily domestically to attract and retain these personnel. Retaining a successful international management team may be particularly difficult because key employees may be required to live and work outside of their home countries and because experienced local managers are often unavailable. If we are not able to attract and retain qualified personnel, the level of our technical and operational expertise may decrease, lowering our growth and service quality.

We are exposed to numerous risks inherent to foreign investment, which may harm our revenues and profitability.

        Unlike most other companies, we operate all of our businesses outside of the United States. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism, general social unrest and other political risks, currency fluctuations, risks of increases in taxes and governmental royalties and fees and involuntary renegotiation of contracts with foreign governments. We are also exposed to the risk of changes in foreign and domestic laws and policies that govern operations of foreign-based companies. In addition, our operations have been adversely affected by downturns in global economic conditions. These downturns could hurt our revenues and profitability to a far greater extent than companies that do not conduct most of their operations abroad.

Because we frequently do not hedge against foreign currency exchange rate and conversion risks, we may experience foreign exchange rate losses, reduced earnings and decreases in stockholders' equity.

        We are exposed to foreign exchange rate fluctuations related to our operating subsidiaries' monetary assets and liabilities and the financial results of foreign subsidiaries when their respective financial statements are translated into U.S. dollars during consolidation. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at period-end exchange rates and the statements of operations are translated at actual exchange rates when known, or at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in other comprehensive income (loss) as a separate component of stockholders' equity (deficit). Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from our operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. Certain items such as investments in debt securities of foreign subsidiaries, equipment purchases, programming costs, notes payable and notes receivable (including intercompany amounts) and certain other charges are denominated in a currency other than the respective company's functional currency, which results in foreign exchange gains and losses recorded in the consolidated statement of operations. Accordingly, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations. For the ten months ended December 31, 1998, the years ended December 31, 1999, 2000, 2001 and 2002 and the six months ended June 30, 2003, we had foreign exchange gains (losses) of $1.6 million, $(39.5) million, $(215.9) million, $(148.2) million, $739.8 million and $414.4 million, respectively. We also experienced a positive (negative) change in cumulative translation adjustments resulting in increases (decreases) to stockholders' equity of $(24.7) million, $(127.2) million, $(47.6) million, $11.2 million, $(873.7) million and $(372.9) million for the ten months ended December 31, 1998, the years ended December 31, 1999, 2000, 2001 and 2002 and the six months ended June 30, 2003, respectively.

Our 2002 merger transaction may limit our ability to use past operating losses and certain built-in losses to offset future taxable income.

        As a result of the merger transaction that occurred on January 30, 2002, we experienced an ownership change as defined by Section 382 of the United States Internal Revenue Code of 1986, as amended, or the "Code." Because of the ownership change, we are limited in our ability to use certain U.S. net operating losses and capital losses realized before the date of the ownership change to offset items of taxable income realized after that date. In addition, we had a significant "net unrealized built-in loss," as defined in Section 382(h) of the Code, inherent in our assets on the date of the ownership change. As a result, to the extent we sell these assets before December 31, 2007, we may be limited in our ability to use some, or all, of the respective built-in-losses to offset taxable income.

Because of our investments in foreign corporations, we may have to pay U.S. taxes on earnings of the foreign corporations regardless of whether such earnings are actually distributed to us and we may be limited in claiming foreign tax credits; since substantially all of our revenue is generated through our foreign investments, these tax risks could have a material adverse impact on our effective income tax rate, financial condition and liquidity.

        Because we do business in foreign countries and have controlling interests in most of our subsidiaries, such subsidiaries are considered to be "controlled foreign corporations" under U.S. tax law. In general, a U.S. corporation that is a shareholder in a controlled foreign corporation may be required to include in its income the average adjusted tax basis of any investment in U.S. property held by a wholly or majority owned controlled foreign corporation to the extent that the controlled foreign corporation has positive current or accumulated earnings and profits. This is the case even though the U.S. corporation may not have received any actual cash distributions from the controlled foreign corporation. In addition, certain income earned by most of our foreign subsidiaries during a taxable year when the subsidiaries have positive earnings and profits will be included in our income to the extent of the earnings and profits when the income is earned, regardless of whether the income is distributed to us. The income, often referred to as "Subpart F income," generally includes, but is not limited to, such items as interest, dividends, royalties, gains from the disposition of certain property, certain exchange gains in excess of exchange losses, and certain related party sales and services income. Since we and a majority of our subsidiaries are investors in, or are involved in, foreign businesses, we could have significant amounts of Subpart F income. Although we intend to take reasonable tax planning measures to limit our tax exposure, we cannot assure you that we will be able to do so.

        Under the controlled foreign corporation rules, we may be required to include in our income the average adjusted tax basis of any "investment in U.S. property" held by one of our subsidiaries that qualifies as a controlled foreign corporation, or a "Subsidiary CFC," to the extent that Subsidiary CFC has positive current or accumulated earnings and profits, as determined under U.S. federal income tax principles, even though we may not have received any actual cash distributions from the Subsidiary CFC. In particular, any material amount of earnings and profits generated by UPC's restructuring as described in the Second Amended Disclosure Statement may cause UGC Europe to have a material income inclusion with respect to UGC Europe's investment in UPC, a Subsidiary CFC, which, in turn, maintains an investment in UPC Polska (which constitutes an "investment in U.S. property" with respect to UPC). In this connection, we anticipate that (i) UPC's restructuring should not generate a material amount of earnings and profits for UPC, and (ii) following the consummation of the transactions proposed in connection with UPC's restructuring, UPC will not have any remaining, material tax basis in any investment in U.S. property as determined for U.S. federal income tax purposes by reason of both the application of certain provisions of the Internal Revenue Code and of certain internal restructuring efforts that UPC and/or UPC Polska intend to undertake. There can be no assurance that we will be able to implement the intended restructuring efforts in a timely manner. If UGC Europe is required to recognize income as a result of its investment in UPC either as a result of UPC's restructuring, or in future years as a consequence of the operating activities of Subsidiary CFC's, the U.S. tax liability arising therefrom could have a material adverse impact on our financial condition and liquidity.

        In general, a U.S. corporation may claim a foreign tax credit against its U.S. federal income tax expense for foreign income taxes paid or accrued. A U.S. corporation may also claim a credit for foreign income taxes paid or accrued on the earnings of a foreign corporation paid to the U.S. corporation as a dividend. Because we must calculate our foreign tax credit separately for dividends received from certain of our foreign subsidiaries from those of other foreign subsidiaries and because of certain other limitations, our ability to claim a foreign tax credit may be limited. Some of our operating companies are located in countries with which the United States does not have income tax treaties. Because we lack treaty protection in these countries, we may be subject to high rates of withholding taxes on distributions and other payments from these operating companies and may be subject to double taxation on our income. Limitations on our ability to claim a foreign tax credit, our lack of treaty protection in some countries, and our inability to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective U.S. federal tax rate on our earnings. Since substantially all of our revenue is generated abroad, including in jurisdictions that do not have tax treaties with the United States, these risks are proportionately greater for us than for companies that generate most of their revenue in the United States or in jurisdictions that have these treaties.

The restructuring of UPC could result in material tax liabilities that would have a material adverse impact on the financial condition and liquidity of UGC Europe and, indirectly, on our financial condition.

        UPC realized substantial cancellation of indebtedness income and currency exchange gains for U.S. federal income tax purposes as a result of UPC's restructuring. See "Chapter II – The Transaction—Background, Our Relationship with UGC Europe; Reorganization of UPC." Because this income occurred in a transaction consummated pursuant to the Bankruptcy Code, we believe that the cancellation of indebtedness income realized by UPC should be excluded from UPC's earnings and profits to the extent that any such income is applied to reduce UPC's adjusted tax basis in its assets. Any cancellation of indebtedness income realized in excess of this amount would increase UPC's current year earnings and profits. In addition, the reduction of such basis may increase UPC's future earnings and profits. All of the currency exchange gains realized by UPC as a result of UPC's restructuring will increase UPC's earnings and profits. Depending on UPC's positive current year earnings and profits, the amount of passive income recognized by UPC, and UPC's quarterly average amount of investments in U.S. property for the tax year in which such cancellation of indebtedness income is realized, UGC Europe may recognize a deemed dividend based on its proportionate ownership in UPC as of December 31, 2003, which could increase UGC Europe's U.S. federal income tax liabilities. If UGC Europe is required to recognize a deemed dividend as a result of UPC's restructuring, the resulting increase in U.S. tax liability could have a material adverse impact on the financial condition and liquidity of UGC Europe and, indirectly, on our financial condition.

        UGC Europe realized currency exchange gains for U.S. federal income tax purposes as a result of UPC's restructuring. Information necessary to compute the exact amount of such currency exchange gains has been requested from persons who exchanged their creditor and equity positions for shares of UGC Europe common stock. To the extent UGC Europe has insufficient losses from operations to net against this gain, UGC Europe will pay current U.S. tax on such income. The resulting U.S. tax liability could have a material adverse impact on the financial condition and liquidity of UGC Europe and, indirectly, our financial condition.

Risks Related to Our Class A Common Stock

The price of our stock may be subject to wide fluctuations which may cause you to suffer a loss if you sell our stock.

        The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of common stock of telecommunications, Internet and other technology companies. During 2001 the price of our common stock fluctuated from $22.61 to $0.50 per share, during 2002 the price fluctuated from $6.41 to $1.19 per share, and during 2003 (through October 3, 2003) the price fluctuated from $7.70 to $2.20 per share. See "—Comparative Per Share Market Price and Dividend Information."

        The market price of our common stock could be subject to such wide fluctuations in response to factors such as the following, some of which are beyond our control:

  •
  quarterly variations in our operating results;

  •
  operating results that vary from the expectations of securities analysts and investors;

  •
  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  downgrades in the ratings of our or our subsidiaries' outstanding debt;

  •
  announcements by third parties of significant claims or proceedings against us;

  •
  future sales of our common stock; and

  •
  overall stock market price and volume fluctuations.

If the transactions contemplated by the share exchange agreement between Liberty Media Corporation and certain of our founding stockholders are consummated, Liberty will control us and may have interests that differ from yours and may result in us acting in a manner inconsistent with your general interests.

        Liberty currently beneficially owns 73.8% of our outstanding common stock, which represents 94.3% of the combined voting power of our common stock in all matters except for the election of directors. Liberty currently has the power to elect four members of our 12-member board of directors.

        On August 18, 2003, Liberty and certain of our founding stockholders entered into a share exchange agreement pursuant to which, among other things, Liberty will acquire all of the outstanding shares of our Class B common stock and the existing standstill agreement between us and Liberty will be terminated. Upon completion of the transactions contemplated by such share exchange agreement (and giving effect to the exchange offer and merger and assuming no exercise by Liberty of its preemptive right to acquire additional shares of our Class A common stock), Liberty will own approximately 55.7% of our common stock, which will represent approximately 92.6% of the combined voting power of our common stock, and each share of our Class C common stock will vote together with the shares of our Class A and Class B common stock on all matters to be voted upon by our stockholders, including for the election of our entire 12-member board of directors. The transactions contemplated by the share exchange agreement are subject to certain conditions, but subject to those conditions, we anticipate that the share exchange agreement will be consummated by the end of 2003.

        As a result of its ownership of our common stock following the consummation of the transactions contemplated by the share exchange agreement and the voting power attributable thereto, and the termination of the existing standstill agreement between us and Liberty, Liberty will have sufficient voting power, without the vote of any other stockholder, to determine the outcome of any action presented to a vote of our stockholders, including the approval of extraordinary corporate transactions and amendments to our certificate of incorporation and bylaws. The interests of Liberty may diverge from your interests, and it may be in a position to cause or require us to act in a way that is inconsistent with the general interests of the holders of our common stock.

A sale of all of the Class A common stock held by certain of our executive officers and founding stockholders could harm our stock price and terminate any direct or indirect control of us by them.

        If the transactions contemplated by the share exchange agreement between certain of our founder stockholders and Liberty are not completed and certain of our executive officers and founding stockholders were to convert all of their Class B common stock into Class A common stock, the Class A common stock held by such stockholders would amount to 8.4% of our presently outstanding Class A common stock. Although such stockholders have not indicated to us that they intend to sell such stock except pursuant to the share exchange agreement, we cannot assure you that they will not change their minds and sell all the stock. Any sale of all or substantially all of the Class A common stock offered by the founders could at least temporarily harm our public stock price. In addition, following any such sale, such stockholders would no longer exercise any direct or indirect control over us.

We do not expect to pay dividends in the foreseeable future.

        Similar to UPC and UGC Europe, we have never paid dividends on our shares of common stock and do not intend to pay dividends in the foreseeable future. You should not expect to receive dividends with respect to your investment in our Class A common stock.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        Our Class A common stock trades on the Nasdaq National Market under the symbol "UCOMA". UGC Europe's common stock began trading on the Nasdaq National Market under the symbol "UGCE" on September 3, 2003. The following table shows the range of high and low sales prices of our Class A common stock and UGC Europe common stock reported on the Nasdaq National Market for the periods indicated.

	United		UGC Europe
	High	Low	High	Low
Year ended December 31, 2001:
First Quarter	$22.61	$8.38
Second Quarter	$17.44	$7.07
Third Quarter	$9.09	$1.35
Fourth Quarter	$5.25	$0.50
Year ended December 31, 2002:
First Quarter	$6.22	$3.65
Second Quarter	$6.41	$2.13
Third Quarter	$2.75	$1.19
Fourth Quarter	$3.41	$1.42
Year ended December 31, 2003:
First Quarter	$3.22	$2.20
Second Quarter	$5.63	$2.81
Third Quarter (from September 3, 2003 for UGC Europe)	$7.70	$4.92	$61.00	$51.61
Fourth Quarter (through October 3, 2003)	$6.56	$5.98	$53.99	$51.25

        You are advised to obtain current market quotations for United Class A common stock and UGC Europe common stock. No assurance can be given as to the market prices of our Class A common stock at any time after the date of this prospectus.

        As of August 4, 2003, there were 141 holders of record of our Class A common stock, 13 holders of record of our Class B common stock and 3 holders of record of our Class C common stock. We have never declared or paid cash dividends on our common stock. We do not intend to pay dividends on our common stock in the foreseeable future.

        The table below presents the following information as of October 3, 2003, the last full trading day before the public announcement of the proposed transaction:

  •
  the last sales price of our Class A stock, as reported on the Nasdaq National Market;

  •
  the last sales price of UGC Europe common stock, as reported on the Nasdaq National Market; and

  •
  the equivalent price per share of UGC Europe common stock as of the dates indicated, based on the last sales price of our Class A common stock multiplied by the ratio of shares of our Class A common stock that we are issuing for each share of UGC Europe common stock.

	United Class A Common Stock	UGC Europe Common Stock	Equivalent Price of UGC Europe Common Stock
October 3, 2003	$6.56	$53.79	$59.04

FORWARD LOOKING STATEMENTS

        We caution you that certain information in this prospectus contains, in addition to historical information, certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's beliefs, as well as on assumptions made by and information currently available to management. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from what we say or imply with such forward looking statements. All statements other than statements of historical fact included herein may constitute forward looking statements. In addition, when we use the words "may," "will," "expects," "intends," "estimates," "anticipates," "believes," "plans," "seeks" or "continues" or the negative thereof or similar expressions herein, we intend to identify forward looking statements. Such forward looking statements involve known and unknown risks, including, but not limited to, national and international economic and market conditions, competitive activities or other business conditions, and customer reception of our existing and future services. These forward looking statements may include, among other things, statements concerning our plans, objectives and future economic prospects, the closing of the share exchange transaction between Liberty and our founding stockholders, potential benefits from and results of the consummation of the exchange offer and merger, our intent to effect the merger, expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. You should be aware that the video, telephone and Internet access services industries are changing rapidly, and, therefore, the forward looking statements and statements of expectations, plans and intent herein are subject to a greater degree of risk than similar statements regarding certain other industries.

        Although we believe that our expectations with respect to the forward looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, we cannot assure you that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied from such forward looking statements. Important factors that could cause actual results to differ materially from our expectations include, among other things, whether we and/or some of our subsidiaries will continue as going concerns, changes in television viewing preferences and habits by our subscribers and potential subscribers and their acceptance of new technology, programming alternatives and new video services that we may offer. They also include our subscribers' acceptance of our newer digital video, telephone and Internet access services, our ability to manage and grow our newer digital video, telephone and Internet access services, our ability to secure adequate capital to fund other system growth and development and planned acquisitions, our ability to successfully close proposed transactions and restructurings, risks inherent in investment and operations in foreign countries, changes in government regulation and changes in the nature of key strategic relationships with joint venture partners. With respect to the closing of the founder share exchange agreement with Liberty, the potential benefits and results of the consummation of the exchange offer and our intent to effect the merger, factors include actions of governmental and regulatory authorities, third parties, litigation, general economic and other conditions and adverse changes in our financial condition, results of operations or businesses. All subsequent written and oral forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our discussion of these factors. Other than as may be required by applicable law, we undertake no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect any future events or circumstances. We caution you, however, that this list of risk factors and other cautionary language contained herein may not be exhaustive.

CHAPTER II – THE TRANSACTION

BACKGROUND

Our Relationship with UGC Europe; Reorganization of UPC

        Our Ownership of UGC Europe.    On September 3, 2003, UGC Europe acquired more than 99.0% of the stock of, and became the successor issuer to, UPC, as a result of the consummation of UPC's reorganization plan under Chapter 11 of the U.S. Bankruptcy Code, or "Chapter 11," and insolvency proceedings under Dutch law. Upon the consummation of the reorganization plan, we became the holder of 66.75% of UGC Europe's common stock in exchange for the equity and indebtedness of UPC that we owned before the reorganization.

        In July 1995, we and Philips Electronics N.V. contributed cable television assets and cash to UPC and operated UPC as a 50/50 joint venture. In December 1997 we and UPC acquired the Philips interest, and UPC became our wholly-owned indirect subsidiary. In February 1999, UPC concluded its initial public offering and our equity interest in UPC was reduced to 62.4%. While our equity interest was further reduced as UPC continued to issue additional shares of stock, we continued to hold a majority of UPC's ordinary shares. In December 2000, we purchased $250 million of preferred stock and warrants of UPC as part of UPC's $1.24 billion private offering of these securities.

        In January 2002, we acquired from Liberty $1.4 billion and €263 million face amount of senior notes and senior discount notes issued by UPC, or the "Liberty UPC Bonds," and exchangeable notes issued by UPC and one of its subsidiaries with an aggregate accreted value of $892 million, or the "Exchangeable Notes." We issued to Liberty 281.3 million shares of our Class C common stock in exchange for the Liberty UPC Bonds and Exchangeable Notes. UPC and its subsidiary issued the Exchangeable Notes to Liberty in May 2001 in exchange for $856.8 million in cash. Liberty acquired the Liberty UPC Bonds in a tender offer it completed in November 2001. Liberty acquired the Liberty UPC Bonds for aggregate consideration of $312.7 million and €44.7 million. In April 2003, we purchased from Liberty additional preferred stock and warrants of UPC in exchange for 426,360 shares of our Class A common stock.

        UPC Reorganization.    On February 1, 2002, UPC failed to make required interest payments on certain of its senior notes and senior discount notes. The failure to make those and subsequent payments constituted events of default under UPC's governing indentures, constituted cross-defaults under UPC's other indentures and gave rise to potential cross events of default under some of UPC's credit facilities with commercial banks.

        On February 1, 2002, UPC signed a non-binding agreement in principle with us to enter into negotiations with the holders of UPC's senior notes and senior discount notes to attempt to reach agreement on a means to restructure UPC's indebtedness. Beginning in March 2002, UPC met with our representatives and representatives of a steering committee representing the other holders of UPC's senior notes and senior discount notes to discuss a process for, and terms of, a restructuring of those notes and the Exchangeable Notes.

        On September 30, 2002, UPC announced that it, we and the members of the noteholders steering committee had agreed on a reorganization plan for UPC. The reorganization plan provided for the elimination of UPC's outstanding indebtedness evidenced by the Exchangeable Notes, its senior notes and senior discount notes and its preferred stock in exchange for equity issued by a newly formed corporation, UGC Europe.

        In order to effect the restructuring, on December 3, 2002, UPC filed a voluntary petition for relief under Chapter 11 with the United States Bankruptcy Court for the Southern District of New York, including a plan of reorganization. On that date UPC also commenced a moratorium of payments in The Netherlands under Dutch bankruptcy law and filed a proposed plan of compulsory composition with the Amsterdam Court. UPC submitted a revision to the reorganization plan in the United States Bankruptcy Court and to the plan of compulsory composition in the Dutch Bankruptcy Court on December 23, 2002, and a subsequent revision on January 7, 2003. The United States Bankruptcy Court confirmed the reorganization plan on February 20, 2003. The Dutch Bankruptcy Court ratified the plan of compulsory composition on March 13, 2003. Following appeals in the Dutch proceedings, the reorganization was completed on September 3, 2003, as provided in the pre-negotiated plan of reorganization.

Developments Relating to Our Non-European Operations

        Asia/Pacific Assets.    Our principal Asia/Pacific asset is Austar United Communication Ltd., a publicly traded company operating in Australia. We have held an interest in Austar United since the mid-1990s. As of the end of 2001 we held 55.8% of Austar United's outstanding common stock indirectly through several subsidiaries. On March 29, 2002, petitions were filed under Chapter 11 by the creditors of one of these subsidiaries. On December 21, 2002, the subsidiary filed a plan of reorganization, pursuant to which a purchaser acquired that subsidiary's 51.0% indirect interest in Austar United. The plan of reorganization was confirmed by the U.S. Bankruptcy Court in March 2003, and was consummated in April 2003. Subsequent to the consummation of this plan of reorganization, we and an independent investor underwrote an Austar United equity rights issue. As a result of these transactions, our equity interest in Austar United was reduced to 37.7%.

        Latin American Assets.    We have held interests in Latin American telecommunications companies since the early 1990s. In June 2003, we sold our 90.3% interest in our Mexican subsidiary, Megapo, for $50.2 million. We continue to evaluate each of our Latin American assets and the potential for rationalizing these assets in the context of our over-all global strategy.

Reasons for the Exchange Offer and the Merger

        When UPC's restructuring was completed in September 2003, our management and board began to analyze our global strategy in more detail. This led to a decision at a board of directors meeting held on October 1, 2003, that we should attempt to increase our investment in UGC Europe through the exchange offer and the merger that is the subject of this prospectus.

        In reaching the decision to make the exchange offer and, if possible, enter into the merger, our board of directors considered various factors, including the following:

  •
  The completion of the exchange offer and the merger would enable UGC Europe and us to create a simpler, unified capital structure in which equity investors would participate in our equity at a single level. The board also believed that unifying public shareholdings at a single level could lead to greater liquidity for investors, due to the larger combined public float. In addition, the board believed that a unified capital structure had become more appropriate as our assets, revenues and businesses have become more aligned with those of UGC Europe as a result of the changes in our non-European operations.

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  The unified capital structure that would result from the exchange offer and the merger would facilitate the investment and transfer of funds between us and UGC Europe and its subsidiaries, thereby facilitating more efficient uses of our consolidated financial resources. The board recognized that this factor could be particularly important if we or UGC Europe sold assets for cash.

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  The elimination of public shareholders at the UGC Europe level would create opportunities for cost reductions and organizational efficiencies through, among other things, the combination of UGC Europe's and our separate corporate functions into a better integrated, unitary corporate organization.

        The board believes that most of the objectives of the exchange offer will be achieved fully only if we are able to effect the merger. This is the reason for the 90% condition to our obligation to complete the exchange offer. However, we also believe that there may be benefits to completing the exchange offer without satisfying the 90% condition. The most important benefit would be that we would be better positioned subsequently to acquire at least 90% of UGC Europe's outstanding shares, through private purchases or other transactions, and thereby be able to effect the short-form merger that would result in UGC Europe becoming our wholly-owned subsidiary. It is for this reason that we have reserved the right to waive the 90% condition. For a discussion of the transactions that we might effect if the 90% condition is not satisfied, we refer you to "—Certain Considerations Relating to the Exchange Offer and the Merger, Alternative Transactions If We Do Not Acquire All of UGC Europe's Common Stock in the Exchange Offer and Merger."

Our Board's Decision to Commence the Exchange Offer

        At a meeting held on October 1, 2003 our board of directors established a special committee of directors who are not officers or directors of UGC Europe or its subsidiaries to consider the acquisition of UGC Europe stock. At a meeting held on October 3, 2003, the special committee determined that it was in our best interest to proceed with the exchange offer and the merger. The special committee authorized us to commence an exchange offer in which UGC Europe's public stockholders would be offered 9.0 shares of our Class A common stock for each share of UGC Europe's common stock they own, and to effect the short-form merger, if possible, at the same exchange ratio.

        On Saturday, October 4, Gene W. Schneider, our Chairman and Chief Executive Officer, delivered a letter to the independent members of the UGC Europe board summarizing the exchange offer. On Monday, October 6, 2003, we issued a press release disclosing to the public the exchange offer and its material terms. The following is the text of Mr. Schneider's letter to the UGC Europe board:

    Independent Directors
    UGC Europe, Inc.
    Amsterdam, Netherlands

    Gentlemen:

    We plan to announce on Monday, October 6, an offer to acquire all shares of UGC Europe that are not owned by us in exchange for 9.0 shares of our Class A common stock for each share of UGC Europe common stock. Based on the closing price of United common stock on October 3, 2003, the offer represents a 9.8% premium to the closing price of UGC Europe stock on that date. The offer is subject only to customary conditions, including the conditions discussed below, and will be made in accordance with the rules of the Securities and Exchange Commission (the SEC).

    We are making the offer directly to holders of UGC Europe common stock. We believe that they will find the offer beneficial when they consider the factors that we describe in this letter and the prospectus that we will file with the SEC on the date of announcement.

    Having UGC Europe as our wholly-owned subsidiary will facilitate capital raising and funding of UGC Europe by us. Because UGC Europe is a significant part of our assets, holders of UGC Europe stock will continue to benefit from its growth as stockholders of UnitedGlobalCom. If the exchange offer and merger described below are successful, stockholders of both our companies will have a larger public float, and, we believe, a more liquid security than UGC Europe holders have now.

    We have included a non-waivable condition in the offer that precludes us from closing the exchange offer unless at least a majority of the UGC Europe shares not owned by us and our affiliates accept our exchange offer. If we acquire enough shares so that we own 90% of the outstanding shares following the offer, we intend to complete promptly a short form merger on the same terms as our exchange offer so that UGC Europe will become our wholly owned subsidiary. Stockholders who do not want our shares in the merger may exercise dissenter's rights.

    Delaware law does not require that we negotiate with the UGC Europe board or reach any agreement with the board concerning the offer; however, under the federal securities laws the UGC Europe board will be required to consider the offer and communicate with the UGC Europe stockholders concerning it. Our directors and officers who sit on UGC Europe's board will act in favor of establishing a special committee of the UGC Europe board authorized to take the actions required by such federal securities laws.

    A copy of our press release announcing the offer is attached to this letter.

    Sincerely,

    /s/  GENE W. SCHNEIDER

    Gene W. Schneider,
    Chairman and Chief Executive Officer

Information in UGC Europe's Schedule 14D-9

        UGC Europe is required by the federal securities laws to provide UGC Europe stockholders with a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days from the date the exchange offer is first published, sent or given. This will contain important information and may include any material non-public information that UGC Europe believes is necessary for stockholders to make a decision with respect to the exchange offer. We urge all UGC Europe stockholders to carefully review this document.

THE EXCHANGE OFFER

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in the exchange offer, we are offering to exchange 9.0 shares of our Class A common stock and cash in lieu of fractional shares for each outstanding share of UGC Europe common stock not owned by us or our subsidiaries that is validly tendered and not properly withdrawn on or prior to the "expiration date" of the exchange offer, which is 5:00 p.m., New York City Time, on Tuesday, November 4, 2003, unless extended by us. The period from the date of this prospectus to and including the expiration date is referred to as the "offering period."

        We will not issue certificates representing fractional shares of our Class A common stock in the exchange offer. Instead, each tendering stockholder that would otherwise be entitled to fractional shares (after aggregating all fractional shares of our Class A common stock that otherwise would be issued to such stockholder) will receive cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (a) that fraction of a share of our Class A common stock to which such stockholder would be entitled (after aggregating all fractional shares of our Class A common stock that otherwise would be received by such stockholder), by (b) the last reported sales price of one share of our Class A common stock on the Nasdaq National Market (as reported in The Wall Street Journal) on the date we first accept shares of UGC Europe common stock for exchange in the exchange offer.

        We may elect, in our sole discretion, to provide a subsequent offering period of three to 20 business days. A subsequent offering period is not an extension of the offering period. A subsequent offering period would be an additional period of time, following the expiration of the offering period, in which stockholders may tender shares of their UGC Europe common stock not tendered during the offering period. All conditions to the exchange offer must be satisfied or waived prior to the commencement of any subsequent offering period.

        Subject to the Exchange Act and the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the offering period by giving oral or written notice of such extension to Mellon Investor Services LLC, the exchange agent for the exchange offer, and issuing a press release announcing the extension in accordance with applicable SEC rules. During any such extension of the offering period, all shares of UGC Europe common stock previously tendered and not properly withdrawn will remain subject to the terms of the exchange offer, including the right of a tendering stockholder to withdraw such stockholder's shares of UGC Europe common stock. See "—The Exchange Offer, Rights of Withdrawal." Subject to the Exchange Act and the applicable regulations of the SEC, we also expressly reserve the right, in our sole discretion, at any time or from time to time, (i) to delay acceptance for exchange of any tendered shares of UGC Europe common stock, or to terminate or amend the exchange offer as to any shares of UGC Europe common stock not then accepted for exchange if any of the conditions to the exchange offer are not then satisfied and (ii) to waive any condition and to add, supplement or change any other term and condition of the exchange offer, by giving oral or written notice of such delay, termination, amendment, waiver or change to the exchange agent and by making a public announcement thereof. Notwithstanding anything in this paragraph to the contrary, the minimum tender condition and the conditions to the exchange offer regarding stockholder approval of issuance of our Class A common stock and the effectiveness of the registration statement of which this prospectus is a part may not be waived. See "—The Exchange Offer, Conditions to the Exchange Offer." If we elect to provide a subsequent offering period, we expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the subsequent offering period (not beyond a total of twenty business days) by giving oral or written notice of such extension to the exchange agent and by making a public announcement thereof. If we accept any shares of UGC Europe common stock for exchange pursuant to the terms of the exchange offer, we will accept for exchange all shares of UGC Europe common stock validly tendered during the offering period and not properly withdrawn on the terms and subject to the conditions of the exchange offer. We will exchange shares of our Class A common stock for all shares of UGC Europe common stock so accepted and will immediately accept for exchange, and promptly exchange shares of our Class A common stock and cash in lieu of any fractional shares for, all shares of UGC Europe common stock as they are tendered in any subsequent offering period. The reservation of the right to delay acceptance for exchange for shares of UGC Europe common stock which we have accepted for exchange is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

        Any delay, termination, amendment, waiver or change of the exchange offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the exchange offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

        If, during the offering period, we, in our sole discretion, decrease the percentage of shares of UGC Europe common stock being sought, or increase or decrease the consideration offered to holders of UGC Europe common stock, such increase or decrease shall be applicable to all holders whose shares of UGC Europe common stock are accepted for exchange pursuant to the exchange offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of shares of UGC Europe common stock, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the exchange offer will be extended until the expiration of such ten business day period. For purposes of the exchange offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time. No such increase or decrease shall reduce the percentage of shares of UGC Europe common stock that must be validly tendered and not properly withdrawn to meet the miniumum tender condition.

        We are making a request of UGC Europe for the use of UGC Europe's stockholder list and security position listings for the purpose of disseminating the exchange offer to UGC Europe stockholders. Upon compliance by UGC Europe with such request and Rule 14d-5 pertaining to such request, this prospectus and the related Letter of Transmittal will be mailed to record holders of shares of UGC Europe common stock and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of UGC Europe common stock.

Acceptance for Exchange and Exchange for UGC Europe Shares

        Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept shares of UGC Europe common stock for exchange, and will deliver shares of our Class A common stock and cash in lieu of fractional shares in exchange for shares of UGC Europe common stock validly tendered and not properly withdrawn, promptly after the expiration of the offering period. If there is a subsequent offering period, all shares of UGC Europe common stock validly tendered and not properly withdrawn during the offering period will be promptly accepted for exchange, and promptly exchanged for shares of our Class A common stock and cash in lieu of fractional shares following the expiration thereof, and shares of UGC Europe common stock tendered during a subsequent offering period will be promptly accepted for exchange, and promptly exchanged for shares of our Class A common stock and cash in lieu of fractional shares as they are tendered. Subject to the Exchange Act and the applicable rules of the SEC, we expressly reserve the right to delay acceptance for exchange of shares of UGC Europe common stock, or delivery of shares of our Class A common stock and cash in lieu of fractional shares, in order to comply, in whole or in part, with any applicable law. See "—The Exchange Offer, Conditions of the Exchange Offer." In all cases, delivery of shares of our Class A common stock and cash in lieu of fractional shares in exchange for shares of UGC Europe common stock validly tendered and not properly withdrawn and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates evidencing such shares of UGC Europe common stock (or a confirmation of a book-entry transfer of such shares into the exchange agent's account at The Depository Trust Company), a properly completed and duly executed Letter of Transmittal, or an agent's message with respect to shares of UGC Europe common stock transferred by book entry, and any other required documents.

        For purposes of the exchange offer, we will be deemed to have accepted for exchange shares of UGC Europe common stock validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of such shares of UGC Europe common stock for exchange pursuant to the exchange offer. Delivery of shares of our Class A common stock and cash in lieu of fractional shares in exchange for shares of UGC Europe common stock accepted for exchange pursuant to the exchange offer will be made by deposit of the requisite number of shares of our Class A common stock and the requisite amount of cash for fractional shares with the exchange agent, which will act as agent for the tendering stockholders for the purpose of receiving shares of our Class A common stock and cash payments for fractional shares, and transmitting such shares of our Class A common stock and cash payments to the tendering stockholders. Under no circumstances will we pay interest on shares of our Class A common stock or cash exchanged for tendered shares of UGC Europe common stock, regardless of any delay in delivering such shares of our Class A common stock or cash.

        If any validly tendered and not properly withdrawn shares of UGC Europe common stock are not accepted for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of UGC Europe common stock than are tendered, certificates for shares of UGC Europe common stock will be returned, without expense to the tendering stockholder (or, in the case of shares of UGC Europe common stock tendered by book-entry transfer, into the exchange agent's account at The Depository Trust Company pursuant to the procedures set forth in "—The Exchange Offer, Procedure for Tendering Shares," such shares of UGC Europe common stock will be credited to an account maintained with The Depository Trust Company), as soon as practicable following expiration or termination of the exchange offer.

Procedure For Tendering Shares

        Valid Tender.    To validly tender shares of UGC Europe common stock pursuant to the exchange offer, (a) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, certificates for shares of UGC Europe common stock to be tendered, and any other documents required by the Letter of Transmittal, must be received by the exchange agent on or prior to the expiration date at one of its addresses set forth on the back cover of this prospectus, or (b) such shares of UGC Europe common stock must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery must be received by the exchange agent, including an agent's message if the tendering stockholder has not delivered a Letter of Transmittal), on or prior to the expiration date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "agent's message" means a message transmitted by The Depository Trust Company to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of UGC Europe common stock which are the subject of the book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Book-Entry Delivery.    The exchange agent will establish an account with respect to the shares of UGC Europe common stock at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company's system may make book-entry transfer of shares of UGC Europe common stock by causing The Depository Trust Company to transfer such shares of UGC Europe common stock into the exchange agent's account in accordance with The Depository Trust Company's procedures for such transfer. Although delivery of shares of UGC Europe common stock may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an agent's message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus on or prior to the expiration date, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent. The method of delivery of shares of UGC Europe common stock, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering stockholder. Shares of UGC Europe common stock and other required documents will be deemed delivered only when actually received by the exchange agent (including, in the case of a book-entry transfer, by book-entry confirmation). It is recommended that the stockholder use overnight mail or hand delivery. In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in The Depository Trust Company's system whose name appears on a security position listing as the owner of the shares of UGC Europe common stock) of shares of UGC Europe common stock tendered therewith and such registered holder has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such shares of UGC Europe common stock are tendered for the account of an eligible institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for shares of UGC Europe common stock are registered in the name of a person other than the signer of the Letter of Transmittal, or if delivery of shares of our Class A common stock is to be made, or certificates for shares of UGC Europe common stock not tendered or not accepted for exchange are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    A stockholder who desires to tender shares of UGC Europe common stock pursuant to the exchange offer and whose certificates for shares of UGC Europe common stock are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the exchange agent on or prior to the expiration date, may tender such shares of UGC Europe common stock by following all of the procedures set forth below:

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  such tender is made by or through an eligible institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the exchange agent, as provided below, on or prior to the expiration date; and

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  the certificates for all tendered shares of UGC Europe common stock, in proper form for transfer (or a book-entry confirmation with respect to all such shares of UGC Europe common stock), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message in lieu of the Letter of Transmittal), and any other required documents, are received by the exchange agent by 5:00 p.m., New York City time on the third Nasdaq National Market trading day after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand to the exchange agent or transmitted by facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

        Other Requirements.    Notwithstanding any provision hereof, exchange of our Class A common stock and cash in lieu of fractional shares for shares of UGC Europe common stock accepted for exchange pursuant to the exchange offer will in all cases be made only after timely receipt by the exchange agent of (a) certificates evidencing such shares of UGC Europe common stock (or a timely book-entry confirmation with respect to such shares of UGC Europe common stock), (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, we may deliver shares of our Class A common stock and cash in lieu of fractional shares to stockholders who validly tender and do not properly withdraw their shares of UGC Europe common stock at different times, depending upon when certificates for shares of UGC Europe common stock or book-entry confirmations with respect to such shares and all other required documents are actually received by the exchange agent. Under no circumstances will we pay interest on shares of our Class A common stock or cash exchanged for tendered shares of UGC Europe common stock, regardless of any delay in delivering such shares of our Class A common stock or cash.

        Tender Constitutes an Agreement.    The valid tender of shares of UGC Europe common stock pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the exchange offer.

        Appointment.    By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints our officers and designees as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the shares of UGC Europe common stock tendered by such stockholder and accepted for exchange by us and with respect to any and all other shares of UGC Europe common stock or other securities issued or issuable in respect of such shares of UGC Europe common stock on or after October 6, 2003. All such proxies will be considered coupled with an interest in the tendered shares of UGC Europe common stock. Such appointment is effective when, and only to the extent that, we deposit shares of our Class A common stock or cash in lieu of fractional shares in exchange for such shares of UGC Europe common stock with the exchange agent. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our officers or designees will, with respect to the shares of UGC Europe common stock for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of UGC Europe, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for shares of UGC Europe common stock to be deemed validly tendered, immediately upon delivery of shares of our Class A common stock and cash in lieu of fractional shares for such shares of UGC Europe common stock, we must be able to exercise full voting rights with respect to such shares of UGC Europe common stock.

        Determination Of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of UGC Europe common stock will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form for the acceptance for exchange of, or delivery of shares of our Class A common stock and cash in lieu of fractional shares in exchange for, shares of UGC Europe common stock, which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of UGC Europe common stock of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of UGC Europe common stock will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of us, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

Brokerage Fees or Commissions

        If you are the record owner of your shares of UGC Europe common stock and you tender those shares directly to the exchange agent, you will not incur any brokerage fees or commissions. If you own your shares through a broker or other nominee, and your broker or nominee tenders those shares on your behalf, your broker or nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. You also will be responsible for any transfer taxes that are imposed on you as a result of the exchange offer.

Backup Withholding

        To avoid "backup withholding" of U.S. federal income tax on payments of cash in connection with the exchange offer:

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  U.S. stockholders surrendering shares of UGC Europe common stock in the exchange offer should complete and sign the main signature form and Form W-9 attached to the Letter of Transmittal, and

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  foreign stockholders surrendering shares of UGC Europe common stock in the exchange offer should complete and sign the main signature form and proper Form W-8, which may be obtained from the exchange agent.

If a stockholder fails to provide the exchange agent with a Form W-9 or proper Form W-8, as appropriate, such stockholder may be subject to backup withholding at a rate of 28% in respect of payments of cash in lieu of fractional shares of our Class A common stock. For more information regarding backup withholding and the filing of Form W-9 or proper Form W-8, as appropriate, see the Instruction 8 to the Letter of Transmittal and the Form W-9 attached to the Letter of Transmittal.

Rights Of Withdrawal

        Tenders of shares of UGC Europe common stock made pursuant to the exchange offer are irrevocable except that shares of UGC Europe common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to our acceptance of such shares for exchange pursuant to the exchange offer. There will be no withdrawal rights during any subsequent offering period for shares of UGC Europe common stock tendered during the subsequent offering period.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover of this prospectus. Any such notice of withdrawal must specify the name of the person having tendered the shares of UGC Europe common stock to be withdrawn, the number or amount of shares of UGC Europe common stock to be withdrawn and the names in which the certificate(s) evidencing the shares of UGC Europe common stock to be withdrawn are registered, if different from that of the person who tendered such shares. The signature(s) on the notice of withdrawal must be guaranteed by an eligible institution, unless such shares of UGC Europe common stock have been tendered for the account of any eligible institution. If shares of UGC Europe common stock have been tendered pursuant to the procedures for book-entry tender as set forth in "—The Exchange Offer, Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares of UGC Europe common stock. If certificates for shares of UGC Europe common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares to be withdrawn must also be furnished to the exchange agent as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. None of us, the dealer manager, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders may not be rescinded, and any shares of UGC Europe common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, withdrawn shares of UGC Europe common stock may be retendered by following one of the procedures described in "—The Exchange Offer, Procedure for Tendering Shares" at any time prior to the expiration date.

        If we extend the exchange offer, we are delayed in our acceptance for exchange of shares of UGC Europe common stock, or we are unable to accept for exchange shares of UGC Europe common stock pursuant to the exchange offer, for any reason, then, without prejudice to our rights under this exchange offer, the exchange agent may, nevertheless, on our behalf, retain tendered shares of UGC Europe common stock, and such shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this section "—The Exchange Offer, Rights of Withdrawal."

Conditions of the Exchange Offer

        The exchange offer is subject to a number of conditions, which we describe below. Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange or exchange any shares of UGC Europe common stock, may postpone the acceptance for exchange and, subject to the Exchange Act and the applicable rules and regulations of the SEC, the exchange of, tendered shares of UGC Europe common stock, and may, in our sole discretion, terminate the exchange offer as to any shares of UGC Europe common stock not then exchanged, if any of these conditions are not satisfied or, where permissible, waived before or as of the expiration date. If any of these conditions is not satisfied or, where permissible, waived before or as of the scheduled expiration of the exchange offer, we may choose to extend the expiration date or terminate the exchange offer.

        Minimum Tender Condition.    The "minimum tender condition" must be satisfied, meaning that a majority of the shares of UGC Europe common stock must be validly tendered and not properly withdrawn on or prior to the expiration date of the exchange offer, excluding shares of UGC Europe common stock owned by us, Liberty, our or their respective subsidiaries, or the respective executive officers and directors of us, Liberty and UGC Europe. We may not waive this condition.

        90% Condition.    The "90% condition" must be satisfied, meaning that a sufficient number of shares of UGC Europe common stock shall have been validly tendered and not properly withdrawn on or prior to the expiration date, such that following the acceptance of such of UGC Europe common stock for exchange, we and our subsidiaries will collectively own at least 90% of the issued and outstanding shares of UGC Europe common stock, determined on a fully diluted basis. We may waive this condition.

        Registration Effectiveness Condition.    The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act of 1933, as amended, or the "Securities Act," and not be the subject of any stop order or proceedings seeking a stop order. We may not waive this condition. We refer to this condition as the "registration statement effectiveness condition."

        Stockholder Approval Condition.    Our stockholders must have approved the issuance of our Class A common stock in the exchange offer as required by the Nasdaq Marketplace rules. We will hold a special stockholder meeting as soon as possible to vote on the issuance of our Class A common stock. Stockholders holding a sufficient number of shares of our common stock to approve the issuance of such shares have indicated to us that they intend to vote in favor of the issuance, thus assuring its passage, although delays in holding the meeting could require us to extend the exchange offer. We refer to this condition as the "stockholder approval condition." We may not waive this condition.

        Regulatory Consents Condition.    We, UGC Europe and Liberty shall have obtained all governmental and regulatory consents and authorizations that are required in connection with the consummation of the exchange offer and the merger, in each case without the imposition of any conditions which we determine, in our reasonable judgment, would make it inadvisable for us to proceed with the exchange offer or accept for exchange or exchange shares of UGC Europe common stock.

        Additional Conditions.    In addition, we will not be required to accept shares of UGC Europe common stock or exchange shares of UGC Europe common stock, may postpone the acceptance for exchange or, subject to the Exchange Act and the applicable rules of the SEC, exchange of any tendered shares of UGC Europe common stock, and may, in our sole discretion, terminate the exchange offer, if any of the following occurs and is continuing and in our reasonable judgment, regardless of the circumstances, it would be inadvisable for us to proceed with the exchange offer or to accept for exchange or exchange shares of UGC Europe common stock:

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  there shall be threatened, instituted or pending any action, proceeding or application before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign which, (i) challenges the acquisition by us (and in each case, our subsidiaries) of the shares of UGC Europe common stock, seeks to restrain, delay or prohibit the consummation of the exchange offer or the merger or the transactions contemplated by the exchange offer or the merger, or challenges the validity or legality of the exchange offer or merger or the transactions contemplated by the exchange offer or merger, or seeks to obtain any material damages related to, or otherwise directly or indirectly relates to the transactions contemplated by, the exchange offer or the merger, (ii) seeks to prohibit or impose material limitations on our acquisition, ownership or operation of all or any portion of our or UGC Europe's businesses or assets or the business or assets of any person that controls us (including the businesses or assets of our and UGC Europe's respective affiliates and subsidiaries and the affiliates and subsidiaries of any person that controls us) or of the shares of UGC Europe common stock (including, without limitation, the right to vote the shares of UGC Europe common stock acquired in the exchange offer or the merger, on an equal basis with all other shares of UGC Europe common stock, on all matters presented to the stockholders of UGC Europe), or seeks to compel us or any person that controls us to dispose of or hold separate all or any portion of our or UGC Europe's businesses or assets or the businesses or assets of any person that controls us (including the businesses or assets of our or UGC Europe's respective affiliates and subsidiaries and the affiliates and subsidiaries of any person that controls us) as a result of the transactions contemplated by the exchange offer or the merger, (iii) might adversely affect UGC Europe or us or any person that controls us, or any of our or their respective affiliates or subsidiaries in any material respect, or result in a diminution in the value of the shares of the UGC Europe common stock or the benefits expected to be derived by us as a result of the transactions contemplated by the exchange offer or the merger, which is referred to as a "diminution in value," or (iv) seeks to impose any condition to the exchange offer or the merger unacceptable to us; or

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  any statute, including without limitation any state or federal anti-takeover statute, rule, regulation, order or injunction, shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable or which becomes applicable or is asserted to be applicable to the exchange offer or the merger or the transactions contemplated by the exchange offer or the merger that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of the immediately preceding paragraph; or

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  any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has or might have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of UGC Europe or any of its subsidiaries, or we shall have become aware of any fact that has or might have such a material adverse effect or results or might result in a diminution in value; or

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  there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any country in which UGC Europe or its subsidiaries conduct their businesses, (iii) the outbreak or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any country in which UGC Europe or its subsidiaries conduct their businesses, including, without limitation, acts of domestic or international terrorism constituting such a national or international calamity, not existing at the time of the commencement of the exchange offer, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or any country in which UGC Europe or its subsidiaries conduct their businesses or (vi) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, including, without limitation, the current activities in the Republic of Iraq, the Transitional Islamic State of Afghanistan or the Republic of Liberia, a material acceleration or worsening thereof; or

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  UGC Europe or any subsidiary of UGC Europe shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock of any class (including, without limitation, the shares of UGC Europe common stock) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of UGC Europe, (B) any other securities in respect of, in lieu of or in substitution for shares of UGC Europe common stock outstanding on October 6, 2003, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding shares of UGC Europe common stock or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any shares of UGC Europe common stock or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of UGC Europe or any subsidiary of UGC Europe that might, individually or in the aggregate, have a material adverse effect on us, any person that controls us, UGC Europe or our or their respective affiliates, or result in a diminution in value; or

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  UGC Europe or any of its subsidiaries shall have amended or proposed or authorized any amendment to its certificate of incorporation or bylaws or similar organizational documents or we shall have learned that UGC Europe or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by UGC Europe and also set forth in filings with the SEC; or

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  a tender or exchange offer for some portion or all of the shares of UGC Europe common stock shall have been commenced or publicly proposed to be made by another person (including UGC Europe or its subsidiaries), or it shall have been publicly disclosed or we shall have learned that (i) any person (including UGC Europe or its subsidiaries), entity or "group" (as defined in Section 13(D)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 5% of the shares of UGC Europe common stock, or shall have been granted any option or right, conditional or otherwise, to acquire more than 5% of the shares of UGC Europe common stock, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the Securities and Exchange Commission) such ownership on or prior to September 26, 2003, (ii) any such person, entity or group who has publicly disclosed any such ownership of more than 5% percent of the shares of UGC Europe common stock prior to such date shall have acquired or proposed to acquire additional shares of UGC Europe common stock constituting more than 1% of the shares of UGC Europe common stock, or shall have been granted any option or right to acquire more than 1% of the shares of UGC Europe common stock, (iii) any new group was, or is, formed which beneficially owns more than 5% of the outstanding shares of UGC Europe common stock, (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principal or made a proposal with respect to a tender offer or exchange offer for some portion or all of the shares of UGC Europe common stock or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving UGC Europe or any of its affiliates or subsidiaries, or (v) any person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire UGC Europe or assets or securities of UGC Europe; or

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  we and UGC Europe have reached an agreement or understanding that the exchange offer be terminated or amended or we (or one of our affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire UGC Europe by merger or similar business combination, or purchase shares of UGC Europe common stock or assets of UGC Europe; or

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  any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have a material adverse effect on us, any person that controls us, UGC Europe or any of our or their respective subsidiaries or might result in a diminution in value; or

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  UGC Europe or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the exchange offer or the merger; or

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  UGC Europe shall have adopted (i) any shareholder rights plan, share purchase rights plan, or similar agreement, generally known as a "poison pill," which has the purpose or effect of discouraging the acquisition of a block of stock in excess of a specified threshold of UGC Europe's stock or merger or other transaction between a significant shareholder and UGC Europe, or (ii) any other action, plan, measure, agreement or arrangement with a view to making, or a primary effect of which is to make, the consummation of the exchange offer or the merger or other subsequent business combination materially more difficult or costly.

        Waiver of Conditions.    Except for the minimum tender condition, which is a procedural protection for the benefit of the UGC Europe stockholders unaffiliated with us and Liberty, and the registration statement effectiveness condition and the stockholder approval condition, which reflect legal and regulatory requirements, the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such conditions, or may be waived by us as a whole or in part at any time and from time to time in our sole discretion. The determination as to whether any condition has been satisfied or occurred shall be in our sole judgment and will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        We will make a public announcement of a material change in, or material waiver of, any such conditions, and the exchange offer may, in certain circumstances, be extended in connection with any such change or waiver. All conditions to the exchange offer must be satisfied or waived prior to the commencement of any subsequent offering period.

UGC Europe Capital Changes and Distributions

        If, on or after the date hereof, UGC Europe should (1) split, combine or otherwise change the shares of UGC Europe common stock or its capitalization, (2) acquire currently outstanding shares of UGC Europe common stock or otherwise cause a reduction in the number of outstanding shares of UGC Europe common stock or (3) issue or sell additional shares of UGC Europe common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options to acquire, any of the foregoing, other than shares of UGC Europe common stock issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of "—The Exchange Offer, Conditions of the Exchange Offer," we, in our sole discretion, may make such adjustments as we deem appropriate in the consideration and other terms of the exchange offer, including, without limitation, the number or type of securities offered to be exchanged.

        If, on or after the date hereof, UGC Europe should declare or pay any cash dividend on the shares of UGC Europe common stock or other distribution on the shares of UGC Europe common stock, or issue with respect to the shares of UGC Europe common stock any additional shares of UGC Europe common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on UGC Europe's stock transfer records on a date prior to the transfer of the shares of UGC Europe common stock exchanged pursuant to the exchange offer to us or our nominee or transferee on UGC Europe's stock transfer records, then, subject to the provisions of "—The Exchange Offer, Conditions of the Exchange Offer" above, (1) the consideration for the shares of UGC Europe common stock and other terms of the exchange offer may, in our sole discretion, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Exchange Agent for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer consideration or deduct from the exchange offer consideration the amount or value thereof, as determined by us in our sole discretion.

The Merger

        If, pursuant to the exchange offer, we acquire shares of UGC Europe common stock which, together with shares of UGC Europe common stock owned by us and our subsidiaries, constitute at least 90% of the outstanding shares of UGC Europe common stock, we intend to effect the short-form merger pursuant to Section 253 of the Delaware General Corporation Law promptly following completion of the exchange offer, unless we are prevented from doing so by a court or other legal requirement. Under Section 253 of the Delaware General Corporation Law, if we own at least 90% of the outstanding shares of UGC Europe common stock and all other classes of UGC Europe stock, we may merge with and into UGC Europe by executing, acknowledging and filing, in accordance with Section 103 of the Delaware General Corporation Law, a certificate of such ownership and merger setting forth a copy of the resolution of our board of directors to so merge (including a statement of the terms and conditions of the merger and the consideration to be paid upon surrender of shares of UGC Europe common stock not owned by us) and the date of its adoption. Under Section 253 of the Delaware General Corporation Law, such a short-form merger between us and UGC Europe would not require the approval or any other action on the part of the board of directors or the stockholders of UGC Europe. Therefore, if we and our subsidiaries own at least 90% of the outstanding shares of UGC Europe common stock following the exchange offer, we will be able to, and intend to, effect the short-form merger without a meeting or vote of UGC Europe's stockholders or directors.

  This exchange offer does not constitute a solicitation of proxies or consents. Any such solicitation which we might make will be made pursuant to separate proxy or consent solicitation materials complying with the requirements of Section 14(a) of the Exchange Act.

Structure of the Exchange Offer and the Merger

        Our Current Ownership of UGC Europe Common Stock.    We, together with our wholly-owned subsidiaries, currently own 66.75% of UGC Europe common stock. We own 47.91% of UGC Europe common stock directly. United UPC Bonds LLC, a Delaware limited liability company that is one of our direct wholly-owned subsidiaries, owns 17.8% of UGC Europe common stock. UGC/SPCo, a Delaware corporation that is also one of our direct wholly-owned subsidiaries, owns 0.11% of UGC Europe common stock. United UPC Holdings, Inc., a Delaware corporation that is a direct wholly-owned subsidiary of UGC Holdings, Inc. (a Delaware corporation that is one of our direct wholly-owned subsidiaries), owns 0.93% of UGC Europe common stock.

        Formation of Acquisition Companies.    On September 26, 2003, we formed Europe Acquisition, Inc. as a wholly-owned subsidiary of UGC/SPCo. Europe Acquisition has formed a direct wholly-owned Delaware corporate subsidiary, Europe Merger, Inc., specifically for the purpose of consummating the merger. Europe Merger's bylaws prevent it from engaging in any business activity other than in connection with the merger. At all times prior to the effective time of the merger, Europe Merger will:

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  continue to be a direct wholly-owned subsidiary of Europe Acquisition;

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  have conducted no business other than in connection with the merger;

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  hold no assets other than shares of UGC Europe common stock and possibly a minimal amount of cash; and

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  have no liabilities.

        The Exchange Offer.    Europe Acquisition is the party that is offering to purchase your shares of UGC Europe common stock with our Class A common stock as consideration. We have entered into a letter agreement with Europe Acquisition, whereby we have agreed to deposit with the exchange agent, on Europe Acquisition's behalf and in lieu of making an actual capital contribution to Europe Acquisition, through UGC/SPCo., a sufficient number of shares of our Class A common stock that will enable Europe Acquisition to consummate the exchange offer.

        The Merger.    If the exchange offer is consummated and we, together with our wholly-owned subsidiaries, own 90% or more of UGC Europe common stock, we will effect the merger as soon as practicable, unless we are prevented from doing so by a court or other legal requirement. Prior to effecting the merger, we intend, through a series of upstream intercompany dividends and downstream contributions (intended to qualify as non-taxable contributions under Section 351 of the Code), to consolidate our 90% or greater ownership of UGC Europe common stock within Europe Merger.

Appraisal Rights

        Holders of shares of UGC Europe common stock do not have appraisal rights as a result of the exchange offer. However, if the merger is consummated, each holder of shares of UGC Europe common stock that has not tendered his shares in the exchange offer and has neither voted in favor of the merger nor consented thereto in writing and who properly demands an appraisal of his shares under Section 262 of the Delaware General Corporation Law will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid from the date of the merger. Delaware law defines such fair value as the stockholder's proportionate interest in the corporation as a going concern. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the exchange offer and the merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the shares of UGC Europe common stock, including, among other things, asset values and earning capacity.

        If any holder of shares of UGC Europe common stock that demands appraisal under Section 262 of the Delaware General Corporation Law fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the Delaware General Corporation Law, the shares of such stockholder will be converted into the same consideration offered in the merger. A stockholder may withdraw his demand for appraisal by delivery to us of a written withdrawal of his demand for appraisal and acceptance of the merger consideration.

        The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full text of Section 262 of the Delaware General Corporation Law, which is attached as Appendix A to this prospectus.

  Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of such rights.

Accounting Treatment

        The transaction described in this prospectus will be accounted for as a "step acquisition" or "purchase," as those terms are used under generally accepted accounting principles in the United States for accounting and financial reporting purposes. Under the purchase method of accounting, the aggregate consideration paid for the shares of UGC Europe common stock acquired in the exchange offer or merger will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their respective proportionate fair values on the transaction date. For more information, see the section of the prospectus entitled "Chapter IV – Selected Financial Information—Unaudited Pro Forma Condensed Consolidated Financial Information."

Regulatory Approvals

        Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to UGC Europe, we are not aware of any licenses or other regulatory permits that appear to be material to the business of UGC Europe and that might be adversely affected by our acquisition of the UGC Europe common stock in connection with the exchange offer or the merger. Other than the SEC declaring the registration statement on Form S-4 relating to this transaction effective and the filing of a certificate of ownership and merger under Delaware law with respect to the merger, we are not aware of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the consummation of the exchange offer or the ownership of UGC Europe common stock by us pursuant to the exchange offer. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to UGC Europe's or our business or that certain parts of UGC Europe's or our business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause us to elect to terminate the exchange offer without the exchange of shares hereunder. Our obligation under the exchange offer to accept for exchange and exchange for shares of UGC Europe common stock is subject to certain conditions. See "—The Exchange Offer, Conditions of the Exchange Offer."

Source and Amount of Funds

        We estimate that the total amount of funds required to pay any cash amount payable in lieu of the issuance of fractional Shares of our Class A common stock and the fees and expenses in the exchange offer will not exceed $4.0 million. We have sufficient funds to meet that obligation.

Fees and Expenses

        Credit Suisse First Boston LLC is acting as the dealer manager in connection with the exchange offer and has provided certain financial advisory services to us in connection therewith. We have agreed to pay Credit Suisse First Boston LLC as compensation for its services as dealer manager and as financial advisor in connection with the exchange offer a fee of up to $2.0 million payable upon consummation of the exchange offer. We have agreed to reimburse Credit Suisse First Boston LLC for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the exchange offer, and we have agreed to indemnify Credit Suisse First Boston LLC against certain liabilities and expenses in connection with the exchange offer, including liabilities under the federal securities laws, and will contribute to payments the dealer manager may be required to make in respect thereof.

        The dealer manager and its affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. The dealer manager has received customary fees for such services.

        We have also retained Mellon Investor Services LLC to act as the information agent and the exchange agent in connection with the exchange offer. The information agent may contact holders of shares of UGC Europe common stock by mail, telephone and in person, and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners of the shares of UGC Europe common stock. Mellon Investor Services LLC will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and we have agreed to indemnify Mellon Investor Services LLC against certain liabilities and expenses in connection with the exchange offer, including liabilities under the federal securities laws.

        Brokers, dealers, commercial banks and trust companies will be reimbursed by us upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

        Neither the dealer manager, the information agent nor the exchange agent assumes any responsibility for the accuracy or completeness of the information contained in this prospectus or for any failure to disclose events that may affect the significance or accuracy of such information.

        In addition, UGC Europe will incur its own fees and expenses in connection with the exchange offer.

        We have not made any provisions in connection with the exchange offer for UGC Europe stockholders to access our files or for us to provide counsel or legal advice to UGC Europe's stockholders at our expense.

Miscellaneous

        The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of UGC Europe common stock in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We may, however, in our sole discretion, take such action as it may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of shares of UGC Europe common stock in such jurisdiction.

        We are not aware of any jurisdiction in which the making of the exchange offer or the acceptance of shares of UGC Europe common stock in connection therewith would not be in compliance with the laws of such jurisdiction.

        Europe Acquisition has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14D-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the exchange offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in "Chapter V – Certain Legal Information—Where You Can Find More Information."

        No person has been authorized to give any information or make any representation on our behalf not contained in this prospectus or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

CERTAIN CONSIDERATIONS RELATING TO THE EXCHANGE OFFER AND THE MERGER

Certain Effects If We Complete Both the Exchange Offer and the Merger

        The consummation of the exchange offer and the merger would affect UGC Europe and its stockholders in various ways. Our indirect equity interest in UGC Europe would increase to 100%. For accounting purposes, however, we have consolidated 100% of the net earnings and net book value of UGC Europe since the first quarter of 2001, therefore, on a historical basis, the exchange offer and the merger would not have an effect on our interest in UGC Europe's net book value or net earnings.

Because our equity interest in UGC Europe will increase to 100%, consummation of the exchange offer and the merger would cause any interest held by the minority stockholders of UGC Europe to be eliminated.

        Upon completion of the exchange offer and the merger, we and our subsidiaries would be entitled to all the benefits resulting from our 100% ownership of UGC Europe, including all income generated by UGC Europe's operations and any future increase in UGC Europe's fair value. Similarly, we would also bear all of the risk of losses generated by UGC Europe's operations and any decrease in the value of UGC Europe after the exchange offer and the merger. Upon consummation of the merger, UGC Europe would become a privately-held corporation. Accordingly, former stockholders would have the opportunity to participate in the earnings and growth of UGC Europe after the exchange offer and the merger only through ownership of shares of our Class A common stock, and would have the right to vote on corporate matters concerning UGC Europe only in connection with their ownership of our Class A common stock. In addition, former stockholders of UGC Europe that acquire shares of our Class A common stock would participate in the earnings and growth of United's holdings other than UGC Europe, and would face the risk of losses generated by our operations or a decline in the value of our holdings, including UGC Europe. See "Chapter III – Information About Us and UGC Europe—Our Company."

Possible Alternative Transactions if We do not Acquire All of UGC Europe's Common Stock in the Exchange Offer and Merger

        If the exchange offer is not completed, or if the exchange offer is completed, but we do not acquire all of the outstanding shares of UGC Europe common stock because we are not able to complete the merger for any reason, we will re-evaluate the role of UGC Europe within our overall corporate strategy. In particular we may consider:

  •
  engaging in open market or privately negotiated purchases of shares after the termination of the exchange offer to increase our ownership of UGC Europe common stock to at least 90% of the then outstanding shares and then effecting the short-form merger with UGC Europe;

  •
  proposing that we and UGC Europe enter into a merger agreement, which, if we were not able to effect a "short-form" merger, would require the approval of UGC Europe's board of directors and the vote of UGC Europe's or our stockholders in favor of that merger; or

  •
  keeping outstanding the public minority interest in UGC Europe, in which case the public stockholders of UGC Europe would, absent a sale by them in the public markets, retain their UGC Europe common stock and would not realize the benefit of any improvement in the business or profitability of our holdings other than UGC Europe but would not bear the risk associated with our holdings other than UGC Europe.

        If we were to pursue any of these alternatives, it might take considerably longer for the public stockholders of UGC Europe to receive any consideration for their shares (other than through sales in the open market) than if they had tendered their shares in the exchange offer. Any such transaction (including any short- or long-form merger) may result in proceeds per share to stockholders of UGC Europe that are more or less than, or the same, as the consideration to be received in this exchange offer and short-form merger.

        In addition, if we complete the exchange offer but are not able to complete the short-form merger for any reason, there could be adverse effects on liquidity of and market for the UGC Europe common stock. These considerations are discussed in "Chapter I – Overview—Risk Factors—Risks Related to the Transaction."

Certain Material United States Federal Income Tax Consequences

        General Scope of Discussion.    The following discussion is a general summary of certain U.S. federal income tax consequences that are expected to be material to a typical U.S. holder or non-U.S. holder that:

  •
  exchanges its UGC Europe common stock for our Class A common stock and cash in lieu of a fractional share of our Class A common stock in the exchange offer or the merger, or in both the exchange offer and the merger;

  •
  exchanges a portion of its UGC Europe common stock for our Class A common stock and cash in lieu of a fractional share of our Class A common stock in the exchange offer and receives cash in exchange for the remainder of its UGC Europe common stock pursuant to the exercise of dissenters' rights in connection with the merger; or

  •
  does not exchange UGC Europe common stock for our Class A common stock and cash in lieu of a fractional share of our Class A common stock in either the exchange offer or the merger and receives cash in exchange for all of its UGC Europe common stock pursuant to the exercise of dissenters' rights in connection with the merger.

        This discussion is based on current provisions of the Code, applicable Treasury regulations promulgated thereunder, or the "Treasury Regulations," and publicly available administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This discussion is included for general information purposes only and does not purport to be a complete technical analysis or listing of all potential tax considerations that may be relevant to U.S. holders or non-U.S. holders in light of their particular circumstances. This discussion does not address any state, local or foreign tax consequences or any non-income tax consequences (such as estate or gift tax consequences). This discussion applies only to U.S. holders and non-U.S. holders that hold their shares of UGC Europe common stock as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the United States federal income tax consequences to a U.S. holder or a non-U.S. holder that is subject to special rules under the Code, including but not limited to:

  •
  a financial institution, insurance company, or regulated investment company;

  •
  a tax-exempt organization, retirement plan, or mutual fund;

  •
  a dealer, broker, or trader in securities;

  •
  an entity treated as a partnership for U.S. federal income tax purposes;

  •
  a stockholder that owns its shares of UGC Europe common stock indirectly through an entity treated as a partnership for United States federal income tax purposes, or a trust or estate;

  •
  a stockholder that holds its shares of UGC Europe common stock as part of a hedge, appreciated financial position, straddle or conversion transaction;

  •
  a stockholder whose functional currency is not the U.S. dollar;

  •
  an individual stockholder that is an expatriate of the U.S.; or

  •
  a stockholder that actually or constructively owns United's Class A common stock.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of shares of UGC Europe common stock that, for U.S. federal income tax purposes, is:

  •
  a citizen or resident of the U.S.;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the U.S. or under U.S. laws or the laws of any state or political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) if, in general, a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of shares of UGC Europe common stock that is not treated as a partnership for U.S. federal income tax purposes and that is not a U.S. holder.

        We will not seek a ruling from the Internal Revenue Service, or the "IRS," or an opinion of counsel with respect to the tax treatment of the exchange offer or the merger. The IRS could take positions concerning the tax consequences of the exchange offer and the merger that are different from those described herein and, if litigated, a court could sustain any such positions taken by the IRS.

  Beneficial owners of UGC Europe common stock are urged to consult their own tax advisors regarding the specific tax consequences associated with their participation (or non-participation) in either the exchange offer or the merger, or both, including the applicability and effect of any state, local, foreign, or other tax laws as well as changes in applicable tax laws.

        Potential Impact of the Exchange Offer and the Merger on the U.S. Federal Income Tax Consequences of UPC's Restructuring.    The Second Amended Disclosure Statement describing UPC's restructuring states that the U.S. federal income tax treatment of persons, including us, that transferred UPC creditor positions and UPC equity positions to UGC Europe in exchange for UGC Europe common stock depends principally upon whether such persons, in the aggregate, "controlled" UGC Europe "immediately after the exchange." For purposes of this discussion, we refer generally to the persons, including us, that transferred UPC creditor positions and UPC equity positions to UGC Europe in exchange for UGC Europe common stock as the "control group" and to the requirement that such persons, in the aggregate, control UGC Europe immediately after the exchange as the "control requirement."

        For purposes of the control requirement, "control" means the ownership of at least 80 percent of the total combined voting power of all classes of UGC Europe stock entitled to vote and at least 80 percent of the total number of shares of each other class of UGC Europe stock. In addition, although the control group may have controlled UGC Europe immediately after UPC's restructuring, subsequent retransfers of UGC Europe common stock to us by other members of the control group in connection with the exchange offer and the merger could affect the control requirement if, among other things, UPC's restructuring, the exchange offer, and the merger are deemed to be part of the same "plan" for U.S. federal income tax purposes. In general, UPC's restructuring, the exchange offer, and the merger may be deemed to be part of the same "plan" if any subsequent retransfers of UGC Europe common stock to us in connection with the exchange offer and the merger are considered an integral part of UPC's restructuring or were the subject of binding agreements that were entered into prior to UPC's restructuring.

        We believe the exchange offer and the merger are not integral parts of UPC's restructuring or the subject of binding agreements that were entered into prior to UPC's restructuring, and therefore we believe that UPC's restructuring, the exchange offer, and the merger should not be deemed to be part of the same "plan" for U.S. federal income tax purposes. As a result, we believe that a subsequent transfer of shares of UGC Europe common stock to us by other members of the control group in connection with the exchange offer and the merger should not affect the satisfaction of the control requirement.

        However, the IRS could take the position that UPC's restructuring, the exchange offer, and the merger are part of the same "plan" for U.S. federal income tax purposes such that a subsequent transfer of UGC Europe common stock to us by other members of the control group in connection with the exchange offer and the merger should affect the satisfaction of the control requirement. If the IRS were to in fact take such a position, the consummation of the exchange offer and the merger could potentially create adverse tax consequences for stockholders that received UGC Europe common stock in UPC's restructuring.

        Beneficial owners of UGC Europe common stock that received their UGC Europe common stock in UPC's restructuring are urged to consult their own tax advisors to determine, among other things, the potential impact of the exchange offer and the merger on the control requirement.

        General U.S. Federal Income Tax Treatment of the Exchange Offer and the Merger.    For U.S. federal income tax purposes, certain stock-for-stock transactions are classified as non-taxable "reorganizations" within the meaning of Section 368(a) of the Code. In particular, a stock-for-stock transaction that constitutes a stock purchase by the acquiror (as compared with an acquisition of assets) can qualify as a non-taxable reorganization within the meaning of Section 368(a)(1)(B) of the Code. In general, for a stock-for-stock transaction to qualify as a non-taxable reorganization within the meaning of Section 368(a)(1)(B) of the Code, the acquiror must, among other things, deliver consideration consisting solely of either its voting stock or the voting stock of a corporation that "controls" (within the meaning of Section 368(c) of the Code, as interpreted by the IRS in published guidance) the acquiror. In addition, the IRS has stated that, in certain cases, a first step tender offer and a second step merger will be treated as an "integrated" transaction for U.S. federal income tax purposes. The treatment of a first step tender offer and a second step merger as an integrated transaction can, depending upon the relevant facts and circumstances, cause the tender offer and the merger to be collectively treated as a non-taxable reorganization under Section 368(a)(1)(B) of the Code.

        Based on the relevant facts and circumstances, including the fact that our "second-tier" wholly-owned subsidiary, Europe Acquisition, will consummate the exchange offer and the merger with our Class A common stock as consideration and will become the owner of the UGC Europe common stock acquired in the exchange offer and the merger:

  •
  we believe that each of the exchange offer and the merger will each be treated as a taxable transaction for U.S. federal income tax purposes and will not qualify as a non-taxable reorganization within the meaning of Section 368(a) of the Code, regardless of whether the exchange offer and the merger are collectively treated as an "integrated" transaction; and

  •
  we intend to report each of the exchange offer and the merger as a taxable transaction for U.S. federal income tax purposes.

        However, the IRS could take the position that the exchange offer and the merger should each be treated as a non-taxable reorganization within the meaning of Section 368(a) of the Code. If the IRS were to take such a position and if such position was ultimately upheld, U.S. holders and non-U.S. holders of UGC Europe common stock would generally be subjected to the U.S. federal income tax consequences described below under the heading "U.S. Federal Income Tax Consequences to U.S. Holders and Non-U.S. Holders If the Exchange Offer and the Merger are Each Treated as a Non-Taxable Reorganization."

        Beneficial owners of UGC Europe common stock are urged to consult their own tax advisors to determine, among other things, whether the exchange offer and the merger might be treated as a non-taxable reorganization within the meaning of Section 368(a) of the Code and if any of their particular tax consequences depend upon whether or not the exchange offer and the merger are treated as an integrated transaction for U.S. federal income tax purposes.

        U.S. Federal Income Tax Consequences to U.S. Holders That Participate In the Exchange Offer or the Merger, or Both.    Assuming our intended treatment of the exchange offer and the merger is not subjected to challenge by the IRS or, if subjected to challenge, is ultimately upheld:

  •
  a U.S. holder that participates in either the exchange offer or the merger, or both, will generally recognize capital gain or loss equal to the difference between (i) the fair market value of our Class A common stock received plus the amount of any cash received in lieu of a fractional share of our Class A common stock and (ii) the U.S. holder's tax basis in the UGC Europe common stock exchanged therefor;

  •
  this capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period with respect to its UGC Europe common stock exchanged exceeds one year as of the closing of the exchange offer, in the case of UGC Europe common stock exchanged in the exchange offer, and one year as of the closing of the merger, in the case of UGC Europe common stock exchanged in the merger;

  •
  the aggregate tax basis of a U.S. holder in any of our Class A common stock received in either the exchange offer or the merger, or both, will equal the fair market value of such Class A common stock received as determined as of the closing of the exchange offer, in the case of any Class A common stock received in the exchange offer, and as of the closing of the merger, in the case of any Class A common stock received in the merger; and

  •
  the holding period of any of our Class A common stock received in either the exchange offer or the merger, or both, will begin the day after the closing of the exchange offer, in the case of any of our Class A common stock received in the exchange offer, and the day after the closing of the merger, in the case of any of our Class A common stock received in the merger;

        Under applicable Treasury Regulations, a U.S. holder that participates in the exchange offer or the merger, or both, and that holds separate blocks of UGC Europe common stock will generally be deemed to have exchanged its oldest block of UGC Europe common stock first in order to determine the cost or other basis and the holding period of the UGC Europe common stock exchanged, unless the specific block or blocks of UGC Europe common stock exchanged can be "adequately identified." As a result, a U.S. holder that holds separate blocks of UGC Europe common stock and that, for example, exchanges some, but not all, of its UGC Europe common stock in the exchange offer and subsequently exchanges the remainder of its UGC Europe common stock in the merger may have potentially adverse tax consequences if such U.S. holder has a different tax basis and holding period in its separate blocks and the time at which its separate blocks were exchanged cannot be adequately identified. U.S. holders are urged to consult their own tax advisors to determine, among other things, whether they may hold separate blocks of UGC Europe common stock and the specific tax consequences that would arise in connection with their participation (or non-participation) in either the exchange offer or the merger, or both, if they owned separate blocks of UGC Europe common stock and chose to tender some, but not all, of their blocks in the exchange offer.

        U.S. Federal Income Tax Consequences to Non-U.S. Holders That Participate In the Exchange Offer or the Merger, or Both.    In general, a non-U.S. holder will not be subject to United States federal income tax on any gain realized upon the exchange of UGC Europe common stock in connection with either the exchange offer or the merger, or both, unless: (i) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year in which a disposition of UGC Europe common stock occurs and certain other conditions are satisfied, (ii) such gain is effectively connected with such non-U.S. holder's conduct of a trade or business within the United States, or (iii) UGC

Europe common shares are classified as "United States real property interests" for U.S. federal income tax purposes.

        If the first exception described above applies, a non-U.S. holder will generally be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such non-U.S. holder's capital gains allocable to United States sources exceed capital losses allocable to United States sources. If the second exception described above applies, a non-U.S. holder will generally be subject to United States federal income tax with respect to such gain in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty, and a non-U.S. holder that is a corporation could also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

        With respect to the third exception described above, Section 897 of the Code, enacted pursuant to United States tax legislation referred to as the "Foreign Investment In Real Property Tax Act," or "FIRPTA," generally subjects any gain realized by a non-U.S. holder in connection with the sale or exchange of a "United States real property interest," or "USRPI" to United States federal income tax in the same manner as a United States citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty, which we refer to as the the "FIRPTA Tax." For purposes of the FIRPTA Tax, stock held in a "United States real property holding corporation," or "USRPHC," generally is classified as a USRPI. A domestic corporation generally is classified as a USRPHC if the fair market value of its interests in United States real property equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business. Under applicable Treasury Regulations, the term "real property" includes certain "inherently permanent structures" that are affixed to real property and that will normally remain fixed for an indefinite period of time, such as "permanently installed telephone and television cables." In addition, if a domestic corporation owns 50 percent or more of the fair market value of all classes of stock of a second corporation (whether domestic or foreign) then, for purposes of determining whether the domestic corporation is a USRPHC, the domestic corporation will be treated as holding a proportionate share of each asset of the second corporation based upon the relative percentage (as determined on a fair market value basis) of the outstanding stock of the second corporation that is held by the domestic corporation.

        Although more than 50 percent of the fair market value of UGC Europe's assets (including the assets of UPC that UGC Europe is deemed to hold as a result of UGC Europe's controlling interest in UPC) may be attributable to "real property" for purposes of the FIRPTA Tax, all, or virtually all, of UGC Europe's potential "real property" assets are located outside the United States and, as a result, we do not believe that UGC Europe is classified as a USRPHC. As a result, we believe UGC Europe common shares held by non-U.S. holders should not be classified as USRPIs such that non-U.S. holders should not be subject to the FIRPTA Tax.

        Non-U.S. holders are urged to consult their own tax advisors with respect to, among other things, the potential application of any of the three exceptions described above to them in connection with their participation (or non-participation) in either the exchange offer or the merger, or both, and the specific tax consequences that would result if any of the three exceptions described above were applicable to them.

        U.S. Federal Income Tax Consequences to U.S. Holders and Non-U.S. Holders If the Exchange Offer and the Merger are Each Treated as a Non-Taxable Reorganization.    If our intended treatment of each of the exchange offer and the merger as a taxable transaction is subjected to challenge by the IRS, and if such challenge is ultimately upheld, U.S. holders and non-U.S. holders that participate in the exchange offer or the merger, or both, would, in general, not recognize gain or loss for U.S. federal income tax purposes, except to the extent that gain might be required to be recognized with respect to any cash received in lieu of a fractional share of our Class A common stock. U.S. holders and non-U.S. holders that participate in the exchange offer or the merger, or both, would also generally maintain the same aggregate basis and holding period in our Class A common stock as that which they previously maintained in their UGC Europe common stock.

        Beneficial owners of shares of UGC Europe common stock are urged to consult their own tax advisors to determine, among other things, the tax consequences that would apply to them if the exchange offer or the merger was not treated as a taxable transaction for U.S. federal income tax purposes.

        U.S. Federal Income Tax Consequences to U.S. Holders and Non-U.S. Holders That Exercise Dissenters' Rights.    Beneficial owners of UGC Europe common stock are entitled to dissenters' rights under Delaware law in connection with the merger. See "—The Exchange Offer, Appraisal Rights." If a U.S. holder receives cash equal to the judicially determined fair value of its UGC Europe common stock pursuant to the exercise of dissenters' rights, such U.S. holder will generally recognize capital gain or loss measured by the difference between the amount of such cash received and its adjusted tax basis in its UGC Europe common stock. This gain or loss will generally be long-term capital gain or loss if the U.S. holder held its UGC Europe common stock for more than one year as of the time at which any such cash is ultimately received or deemed received. If a U.S. holder receives any cash pursuant to the exercise of dissenters' rights that is attributable to interest that has been deemed to accrue on the judicially determined fair value of its UGC Europe common stock, such cash will generally be taxed as ordinary income rather than capital gain or loss.

        If a non-U.S. holder receives cash equal to the judicially determined fair value of its UGC Europe common stock pursuant to the exercise of dissenters' rights, such non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized, unless one of the three exceptions previously discussed above under the heading "United States Federal Income Tax Consequences to Non-U.S. Holders That Participate In the Exchange Offer or the Merger, or Both" were applicable to such non-U.S. holder. If a non-U.S. holder receives any cash pursuant to the exercise of dissenters' rights that is attributable to interest that has been deemed to accrue on the judicially determined fair value of its UGC Europe common shares, such cash will generally be taxed as ordinary income, rather than capital gain or loss, and will generally be subject to U.S. withholding at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

        Beneficial owners of shares of UGC Europe common stock that plan to exercise dissenters' rights in connection with the merger are urged to consult their own tax advisors to discuss, among other things, the tax consequences associated with exercising such rights.

        Backup Withholding.    U.S. holders and non-U.S. holders that receive cash in lieu of a fractional share of our Class A common stock in connection with either the exchange offer, the merger, or both, or that receive cash pursuant to the exercise of dissenters' rights, may be subject to backup withholding with respect to such cash payments at a rate of 28%, unless such U.S. holder or non-U.S. holder:

  •
  is a corporation or other exempt recipient and, when required, establishes this exemption; or

  •
  provides a correct taxpayer identification number, certifies that it is not currently subject to backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will generally be creditable against the United States federal income tax liability of a U.S. holder or non-U.S. holder if appropriate information is provided to the IRS. If a U.S. holder or non-U.S. holder does not provide the exchange agent or other appropriate party with the correct taxpayer identification number or any other proper document or certification required by the IRS (including a Form W-9 in the case of a U.S. holder or proper Form W-8 in the case of a non-U.S. holder, or an acceptable substitute for these Forms), such holders may be subject to penalties imposed by the IRS.

CHAPTER III – INFORMATION ABOUT US AND UGC EUROPE

Our Company

        We are one of the largest broadband communications providers outside the United States in terms of homes passed and number of subscribers. We provide broadband distribution services in 15 countries worldwide, serving 7.4 million total video subscribers. We also provide telephone and Internet access services in many of these countries, serving over 1.5 million total subscribers. Our operations are grouped into two major geographic regions—Europe and Latin America. Our European operations are held through UGC Europe, our 66.75% owned, publicly-traded subsidiary. Our primary Latin American operation is our 100% owned Chilean operation, VTR GlobalCom S.A. VTR is Chile's largest multi-channel television and high-speed Internet access provider in terms of homes passed and number of subscribers, and the second largest provider of residential telephone services.

        We are a Delaware corporation formed on February 5, 2001. Our offices are located at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237. Our telephone number is (303) 770-4001.

UGC Europe

        UGC Europe is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UGC Europe provides television, Internet access, telephone and programming services. UGC Europe's operations are currently organized into two principal divisions—UPC Broadband, which delivers video, Internet access and telephone services to residential customers and Chello Media, which encompasses:

  •
  UPC Media division, which provides broadband Internet and interactive digital products and services, transactional television services such as pay per view movies, digital broadcast and post production services and thematic channels for distribution on UGC Europe's network, third party networks and direct-to-home platforms;

  •
  an investment division, which manages UGC Europe's non-consolidated investment assets; and

  •
  Priority Telecom, N.V., which operates its competitive local exchange carrier business and provides telephone and data network solutions to the business market.

        UGC Europe is a Delaware corporation formed on September 13, 2002 and is the successor registrant and parent company to UPC. In September 2003, UPC completed the restructuring of its balance sheet in a Chapter 11 bankruptcy and a Dutch moratorium proceeding and, as a result, holders of UPC's ordinary shares and certain creditors of UPC became holders of UGC Europe common stock. UGC Europe's executive offices are located at 4643 South Ulster Street, Suite 1300, Denver, Colorado, 80237. Its telephone number is (303) 220-4204.

Liberty Media Corporation

        Liberty Media Corporation owns 73.8% of our common stock, which represents 94.3% of the combined voting power of our common stock, in all matters except for the election of directors. Currently, eight of our board members are elected by our stockholders in a vote that cannot be influenced by Liberty and four board members are elected by Liberty acting alone. Pursuant to a standstill agreement, Liberty is generally required to vote on matters other than the election of directors as our board of directors recommends or, in the alternative, is required to divide its vote in the same proportion that the votes of the other stockholders are divided. There are certain matters that require the approval of the board members elected by Liberty.

        In August 2003, certain of our founding stockholders and Liberty agreed to exchange an aggregate of 8,198,016 shares of our Class B common stock held by the stockholders for securities of Liberty and cash. Upon completion of this exchange, which is anticipated to close by the end of the year, Liberty

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will own approximately 75.8% of our common stock, which will represent approximately 96.9% of the combined voting power of our common stock in all matters including the election of directors. Upon the close of this exchange, the standstill agreement will terminate and Liberty will be entitled to elect all of our directors. Upon completion of Liberty's exchange with our founding stockholders and assuming the completion of the exchange offer and merger, but no exercise by Liberty of its preemptive right to acquire additional shares of our Class A common stock, Liberty will own approximately 55.7% of our common stock, which will represent approximately 92.6% of the combined voting power of our common stock in all matters including the election of directors.

        Liberty owns interests in a broad range of video programming, broadband distribution, interactive technology services and communications businesses. Liberty and its affiliated companies operate in the United States, Europe, South America and Asia. Liberty's offices are located at 12300 Liberty Blvd., Englewood, Colorado 80112 and its telephone number is (720) 875-5400.

UGC/SPCo. and Europe Acquisition

        UGC/SPCo., our wholly-owned subsidiary, owns 100% of the equity interests of Europe Acquisition. UGC/SPCo. is a Delaware corporation formed on November 29, 2000. Europe Acquisition is a Delaware corporation formed on September 26, 2003. The offices of UGC/SPCo. and Europe Acquisition are located at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237 and their telephone number is (303) 770-4001.

Executive Officers and Directors

        Schedule 1 to this prospectus contains certain information about our directors and executive officers and the executive officers and/or directors of Liberty, UGC/SPCo. and Europe Acquisition as of the date of this prospectus. Neither we, Liberty, nor any of the persons listed on Schedule 1 have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor have we, Liberty, UGC/SPCo., Europe Acquisition, or any of the persons listed on Schedule 1 to this prospectus been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Except as otherwise described in Schedule 1, each of the officers and executive directors listed on Schedule 1 to this prospectus is a citizen of the United States.

Relationships with UGC Europe

        Ownership and Acquisition of UGC Europe Common Stock.    Except as set forth in the table below, neither we, nor to the best of our knowledge, UGC/SPCo., any of our executive officers and directors, or any of the executive officers and directors of Liberty, UGC/SPCo., or Europe Acquisition, beneficially own any shares of UGC Europe common stock or have purchased shares of UGC Europe common stock during the past 60 days. All such shares of UGC Europe common stock beneficially owned and purchased during the past 60 days by any of the persons described in the table below were acquired in connection with the UPC reorganization. To the best of our knowledge, neither Liberty nor Europe Acquisition owns any shares of UGC Europe common stock or has purchased shares of UGC Europe common stock during the past 60 days.

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        The following table sets forth (i) the current beneficial ownership of shares of UGC Europe common stock as of September 3, 2003 and (ii) the purchases of shares of UGC Europe common stock, during the past 60 days.

	Securities Ownership(1)
Filing Person(s)				Securities Transactions For Past 60 Days
	Number		Percent(%)
UnitedGlobalCom, Inc. 4643 South Ulster Street, Suite 1300 Denver, Colorado 80237	33,374,089	(2)	66.75		(3)
UGC/SPCo. 4643 South Ulster Street, Suite 1300 Denver, Colorado 80237	56,452	(4)	*		(3)
Gene W. Schneider 4643 South Ulster Street, Suite 1300 Denver, Colorado 80237	167	(5)	*		(3)
Mark L. Schneider 4643 South Ulster Street, Suite 1300 Denver, Colorado 80237	162	(6)	*		(3)
John P. Cole, Jr. 1919 Pennsylvania Ave. N.W., 2nd Floor Washington, D.C. 20006	26		*		(3)
Michael T. Fries 4643 South Ulster Street, Suite 1300 Denver, Colorado 80237	16	(7)	*		(3)
Albert M. Carollo, Sr. 602 Broadway Rock Springs, Wyoming 82901	54	(8)	*		(3)

*
Less than 1%

(1)
Information with respect to beneficial ownership is based upon information furnished by each director and officer or contained in filings made with the Securities and Exchange Commission.

(2)
Includes 23,956,679 shares held by us directly and 9,417,410 shares held by our wholly-owned subsidiaries, including 56,452 shares held by UGC/SPCo.

(3)
All of the shares of UGC Europe common stock are deemed received on September 3, 2003, pursuant to the UPC reorganization.

(4)
Shares held by UGC/SPCo. are beneficially owned by United.

(5)
Includes 108 shares owned by Gene W. Schneider, 5 shares owned by Gene W. Schneider's spouse, and 54 shares owned by the Gene W. Schneider Family Trust, for which Gene W. Schneider serves as a trustee and in which he has a beneficial interest. The business address of Mr. Schneider's spouse and the trust is 4643 South Ulster Street, Suite 1300 Denver, Colorado 80237.

(6)
Includes 108 shares owned by Mark L. Schneider and, 54 shares owned by the Gene W. Schneider Family Trust, for which Mark L. Schneider serves as a trustee and in which he has a beneficial interest. The address of the trust is 4643 South Ulster Street, Suite 1300 Denver, Colorado 80237.

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(7)
These 16 shares are beneficially owned by Mr. Fries' spouse whose business address is 4643 South Ulster Street, Suite 1300 Denver, Colorado 80237.

(8)
Shares are owned of record by the Carollo Company, of which Albert M. Carollo is the general partner and in which Mr. Carollo has a beneficial interest. Carollo Company's business address is 602 Broadway, Rock Springs, Wyoming 82901.

        Purchase of SBS Shares.    In April 2003 we acquired UPC's 21.0% in SBS Broadcasting S.A. for $107.2 million in cash. SBS Broadcasting creates, acquires, packages and distributes programming and other media content in many of our territories and elsewhere in Europe via commercial general entertainment television channels, radio stations and the Internet.

        UGC Europe Ownership of Us.    UGC Europe currently holds approximately 5.6 million shares of our Class A common stock, which currently represents 5.0% of our outstanding Class A common stock and 1.3% of all classes of our common stock.

        UPC Transaction with Liberty.    In May 2001, UPC completed the placement with Liberty of $1.255 billion 6% Guaranteed Discount Notes due 2007, or the Exchangeable Notes, receiving proceeds of €1.0 billion ($856.8 million). The holder of the Exchangeable Notes had the right to exchange the notes, which were issued by our wholly-owned subsidiary Belmarken Holding B.V., into UPC ordinary shares A under certain circumstances at €8.0 ($6.85) per share. The Exchangeable Notes were transferred to us on January 30, 2002, as part of a transaction between Liberty, the original holder of the Exchangeable Notes, and us. As a result of the transfer, we had the right to exchange the notes for UPC ordinary shares A at €8.0 ($6.85) per share at any time.

        In addition to the Exchangeable Notes, in the January 30, 2002 transaction Liberty also contributed to us approximately $1.435 billion face amount of UPC's senior notes and approximately $263.1 million face amount of UPC's senior discount notes. On September 3, 2003 pursuant to UPC's restructuring, and in exchange for our claims against UPC under the Exchangeable Notes and UPC's senior notes and senior discount notes, and in exchange for our equity interests in UPC, we acquired 66.75% of the outstanding shares of UGC Europe common stock. As a result of the restructuring, Liberty and we ceased to have any interest in Exchangeable Notes or UPC's senior notes and senior discount notes.

Agreements Between UGC Europe and Us

        Registration Rights.    Subject to certain limitations, we may require UGC Europe to file a registration statement under the Securities Exchange Act of 1933 with respect to all or a portion of the shares of the UGC Europe common stock owned by us, and UGC Europe is required to use its best efforts to effect such registration, subject to certain conditions and limitations.

        UGC Europe is not obligated to effect more than three of these demand registrations using forms other than Form S-3. We may demand registration of such securities an unlimited number of times on Form S-3, except that UGC Europe is not required to register its shares of UGC Europe common stock owned by us on Form S-3 more than once in any six-month period. We also have the right to have the shares of UGC Europe common stock that we own included in any registration statement that UGC Europe proposes to file under the U.S. Securities Act except that, among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. UGC Europe has also granted us rights comparable to those described above with respect to the listing or qualification of the shares of UGC Europe common stock on any exchange and in any other jurisdiction where UGC Europe had previously taken action to permit the public sale of its securities.

        Management Services Agreements.    We and our subsidiaries, or the "UGC group," incur certain overhead and other expenses at the corporate level on behalf of UGC Europe and UPC and its other

III-4

operating subsidiaries. These expenses include costs not readily allocable among the operating companies, such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. The UGC group also incurs direct costs for its operating companies such as travel expenses and salaries for the UGC group employees performing services on behalf of its respective operating companies. UGC Europe, UPC and the UGC group are parties to management services agreements, with an initial term through 2009, pursuant to which the UGC group will continue to perform these services for UGC Europe and UPC. Under the management services agreements, UGC Europe and UPC will pay the UGC group a fixed amount each month as its portion of such unallocated expenses. The fixed amount may be adjusted from time to time by the UGC group to allocate these corporate level expenses among the UGC group's operating companies, including UGC Europe and UPC, taking into account the relative size of the operating companies and their estimated use of the UGC group's resources. In addition, UGC Europe and UPC will continue to reimburse the UGC group for costs incurred by the UGC group that are directly attributable to UGC Europe or UPC.

        UPC paid the UGC group $3.6 million as compensation under the management services agreement in each of the fiscal years ended December 31, 2001 and 2002. UPC and UGC Europe, together, expect to pay the UGC group amounts which, in the aggregate, are similar to compensation for management services in the fiscal year ended December 31, 2003.

        Secondment Agreements.    We and UPC are parties to a secondment agreement that specifies the basis upon which we may second certain of our employees to UPC. Our secondment of employees to UPC helps UPC attract and retain U.S. citizens and other employees. UPC is generally responsible for all costs incurred by UGC Holdings with respect to any seconded employee's employment and severance. We may terminate a seconded employee's employment if the employee's conduct constitutes willful misconduct that is materially injurious to us.

        Non-Compete Agreements.    UGC Europe and UPC have agreed with UGC Holdings that so long as UGC Holdings and its affiliates hold 50% or more of UGC Europe's outstanding common stock or UPC ordinary shares (i) UGC Holdings and its affiliates will not pursue any video services, telephone or Internet access or content business opportunities specifically directed to the European or Israeli markets, unless UGC Holdings has first presented such business opportunity to UGC Europe or UPC and UGC Europe or UPC elects not to pursue such business opportunity, and (ii) UGC Europe and UPC will not pursue any video services, telephone or internet access or content business opportunities in the Kingdom of Saudi Arabia or in other markets outside of Europe or the Middle East, including Israel, unless UGC Europe and UPC first present such business opportunity to UGC Holdings and UGC Holdings elects not to pursue such business opportunity. Notwithstanding the foregoing, any party may pursue any business in the United States and its territories and possessions without regard to activities of the other parties and chello broadband may offer internet access and portal services and interactive services in any market in the world.

        UGC Europe, UPC and UGC Holdings and its affiliates have agreed that UGC Europe and UPC will provide audited financial statements to UGC Holdings and its affiliates in such form and with respect to such periods as are necessary or appropriate to permit UGC Holdings and its affiliates to comply with reporting obligations under United States securities laws and that UGC Europe and UPC will not change their accounting principles without UGC Holdings' prior consent. UGC Europe and UPC have consented to the public disclosure by UGC Holdings and its affiliates of all matters deemed necessary or appropriate by UGC Holdings and its affiliates, in their sole discretion, to satisfy the disclosure obligations of UGC Holdings or any of its affiliates thereof under the United States securities laws or to avoid potential liability under such laws.

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        Stockholders Agreement.    On April 16, 2003, we entered into a Stockholders Agreement with UGC Europe and certain of its stockholders that provides for certain "tag-along rights" with respect to collective transfers by us or our subsidiaries of UGC Europe common stock. For a more complete description of this Stockholders Agreement, see "Chapter V — Certain Legal Information, Description of UGC Europe's Capital Stock, Stockholders Agreement."

        Relationship Agreement between chello broadband and UGC Holdings.    In May 2002, UGC Europe's internet subsidiary, chello broadband N.V. and UGC Holdings entered into a Relationship Agreement to regulate their ongoing relationship with respect to chello broadband providing specified services through affiliates of UGC Holdings, other than through UPC and its affiliates, and releasing chello broadband from certain territorial restrictions. The chello broadband services include internet access, interactive services and two-way voice and video services. At this time, there are no outstanding franchise agreements with chello broadband for the provision of such services. In addition, on October 10, 2002, in consideration of the transfer of rights from United Internet Holdings, Inc., an indirect wholly-owned subsidiary of ours, to UPC in order to eliminate our territorial restrictions on chello broadband's business, UPC transferred 4,838,946 chello broadband class B ordinary shares to United Internet Holdings, representing 14.5% of chello broadband's issued share capital on a fully diluted basis. As a result of the transfer of the class B ordinary shares to United Internet Holdings, UPC has owned approximately 83.9% of chello broadband since October 10, 2002. Including shares owned by the chello Foundation, UPC owns approximately 85.5% of the chello broadband ordinary shares on a fully diluted basis subsequent to such date.

Other Relationships

        Many of our current and past officers and directors are also directors or officers of UGC Europe. We and Liberty have entered into various relationships and transactions with these persons, primarily in their capacity as our stockholders and/or officers and directors rather than as officers or directors of UGC Europe or its subsidiaries. Schedule 2 to this prospectus contains information concerning certain relationships and transactions among us, Liberty, UGC Europe and these persons.

        Except as otherwise described in this prospectus:

  •
  Neither us, nor to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with respect to any securities of UGC Europe, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guarantee of loans, guaranties against loss or the giving or withholding of proxies;

  •
  There have been no negotiations, transactions or material contacts during the past two years between us, or, to the best of our knowledge, any of our executive officers and directors or other affiliates, on the one hand, and UGC Europe or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets that would require disclosure under the rules and regulations of the SEC applicable to the exchange offer; and

  •
  There have been no transactions during the past two years between us or, to the best of our knowledge, any of our executive officers, directors, or other affiliates, on the one hand, and UGC Europe or any of its executive officers, directors or affiliates, on the other hand, that would require disclosure under the rules and regulations of the SEC applicable to the exchange offer.

III-6

Incorporation of Information By Reference

        This document incorporates important business and financial information about us and UGC Europe from documents filed with the SEC, that have not been included in or delivered with this document. This information is available at the Internet website that the SEC maintains at www.sec.gov, as well as from other sources. You may also request copies of these documents from us, without charge, upon written or oral request to:

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
Attn: Investor Relations Department
(303) 770-4001

        In order to receive timely delivery of the documents, you must make your request no later than October 24, 2003. See "Chapter V – Certain Legal Information—Where You Can Find More Information".

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference the documents described below that have been previously filed with SEC. These documents contain important information about us and UGC Europe.

        The following reports and documents that we (SEC File No. 000-49658) have previously filed with the SEC are incorporated by reference:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on April 10, 2003;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 (filed on May 15, 2003) and June 30, 2003 (filed on August 14, 2003);

  •
  Our Current Reports on Form 8-K as follows:

Date of Report	Date of Filing
October 6, 2003	October 6, 2003
September 3, 2003	September 3, 2003
August 26, 2003	August 27, 2003
August 19, 2003	August 22, 2003
August 19, 2003	August 19, 2003
August 14, 2003	August 14, 2003
July 28, 2003	July 29, 2003
July 15, 2003	July 15, 2003
July 7, 2003	July 9, 2003
June 20, 2003	June 20, 2003
June 16, 2003	June 17, 2003
May 29, 2003	May 30, 2003
April 29, 2003	April 29, 2003
April 24, 2003	April 24, 2003
April 15, 2003	April 16, 2003

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March 21, 2003	March 25, 2003
March 13, 2003	March 14, 2003
March 3, 2003	March 3, 2003
February 20, 2003	February 21, 2003
January 27, 2003	January 29, 2003
January 9, 2003	January 15, 2003
January 9, 2003	January 10, 2003
January 8, 2003	January 8, 2003
  •
  The description of our common stock contained under the heading "Description of Capital Stock" in the amended registration statement on Form S-1 filed by United on September 29, 2003; and

  •
  Our proxy statement on Schedule 14A filed on September 2, 2003.

        We also incorporate by reference the following reports filed by UGC Europe and its predecessor UPC (SEC File No. 000-25365) with the SEC;

  •
  UPC's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 31, 2003;

  •
  UPC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 (filed on May 15, 2003) and June 30, 2003 (filed on August 14, 2003);

  •
  UGC Europe's Current Report on Form 8-K12G3 filed on September 3, 2003; and

  •
  UGC Europe's and UPC's Current Reports on Form 8-K as follows:

Date of Report	Date of Filing
September 3, 2003	September 3, 2003
September 3, 2003	September 3, 2003
August 28, 2003	August 29, 2003
August 26, 2003	August 27, 2003
August 14, 2003	August 19, 2003
August 14, 2003	August 14, 2003
July 28, 2003	July 29, 2003
July 15, 2003	July 15, 2003
July 7, 2003	July 9, 2003
June 20, 2003	June 20, 2003
April 24, 2003	April 24, 2003
April 15, 2003	April 15, 2003
April 9, 2003	April 9, 2003
March 21, 2003	March 25, 2003
March 12, 2003	March 14, 2003
February 28, 2003	February 28, 2003
February 24, 2003	February 25, 2003
February 20, 2003	February 21, 2003
January 9, 2003	January 15, 2003
January 9, 2003	January 9, 2003
January 8, 2003	January 8, 2003

        All documents filed by us and UGC Europe pursuant to sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this exchange offer shall also be deemed to be incorporated by reference into this prospectus as of the dates of filing of those documents. Please see "Chapter V – Certain Legal Information—Where You Can Find More Information."

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CHAPTER IV – SELECTED FINANCIAL INFORMATION

SELECTED FINANCIAL DATA OF UNITED

        In the table below, we provide you with our selected historical consolidated financial data. We prepared this information using our consolidated financial statements for the dates indicated. The financial data presented below are not necessarily comparable from period to period as a result of several transactions, including certain mergers, acquisitions and dispositions. For this and other reasons, you should read it together with our historical consolidated financial statements and related notes and also with "management's discussion and analysis of financial condition and results of operations" incorporated by reference herein.

	UnitedGlobalCom
	(Unaudited) Six Months Ended June 30,
			Year Ended December 31,				Ten Months Ended December 31, 1998
	2003	2002	2002	2001	2000	1999
	(In thousands, except share and per share data)
Statement of Operations Data:
Revenue	$901,151	$728,772	$1,515,021	$1,561,894	$1,251,034	$720,762	$254,466
Operating expense	(387,988)	(381,049)	(772,398)	(1,062,394)	(893,682)	(458,748)	(122,811)
Selling, general and administrative expense	(264,047)	(240,004)	(474,477)	(699,561)	(682,633)	(618,925)	(299,993)
Depreciation and amortization	(406,205)	(337,637)	(730,001)	(1,147,176)	(815,522)	(418,714)	(159,045)
Impairment and restructuring	1,096	(22,895)	(437,427)	(1,525,069)	–	–	–

Operating income (loss)	(155,993)	(252,813)	(899,282)	(2,872,306)	(1,140,803)	(775,625)	(327,383)
Interest income	7,905	22,617	38,315	104,696	133,297	54,375	10,681
Interest expense	(189,868)	(338,495)	(680,101)	(1,070,830)	(928,783)	(399,999)	(163,227)
Foreign currency exchange gain (loss)	414,411	496,516	739,794	(148,192)	(215,900)	(39,501)	1,582
Gain on early extinguishment of debt	74,401	2,208,782	2,208,782	3,447	–	–	–
Proceeds from litigation settlement	–	–	–	194,830	–	–	–
Gain (loss) on sale of investments in affiliates, net	281,604	(12,912)	(30,663)	(416,803)	6,194	–	–
Provision for loss on investments	14	(14,490)	(27,083)	(342,419)	(5,852)	(7,127)	(9,686)
Gain on issuance of common equity securities by subsidiaries	–	–	–	–	127,731	1,508,839	–
Other expense	(14,054)	(147,725)	(93,749)	(117,923)	(4,305)	(14,641)	(3,518)

Income (loss) before income taxes and other items	418,420	1,961,480	1,256,013	(4,665,500)	(2,028,421)	326,321	(491,551)
Reorganization expense	(13,720)	–	(75,243)	–	–	–	–
Income tax (expense) benefit	(57,519)	(159,175)	(201,182)	40,661	2,897	(198)	(610)
Minority interests in subsidiaries, net	737	(42,412)	(67,103)	496,515	934,548	360,444	1,410
Share in results of affiliates, net	291,035	(77,748)	(72,142)	(386,441)	(129,914)	(50,249)	(54,781)

Income (loss) before cumulative effect of change in accounting principle	638,953	1,682,145	840,343	(4,514,765)	(1,220,890)	636,318	(545,532)
Cumulative effect of change in accounting principle	–	(1,344,722)	(1,344,722)	20,056	–	–	–

Net income (loss)	$638,953	$337,423	$(504,379)	$(4,494,709)	$(1,220,890)	$636,318	$(545,532)

Net income (loss) per common share:
Basic net income (loss)	$4.97	$0.91	$(1.30)	$(45.54)	$(13.24)	$7.53	$(7.43)

Diluted net income (loss)	$4.97	$0.91	$(1.30)	$(45.54)	$(13.24)	$6.67	$(7.43)

Weighted-average number of common shares outstanding:
Basic	414,835,949	366,313,426	390,087,623	99,834,387	96,114,927	82,024,077	73,644,728

Diluted	414,846,321	369,974,582	390,321,580	99,834,387	96,114,927	95,331,929	73,644,728

		December 31,
	UnitedGlobalCom
	(Unaudited) June 30, 2003	2002	2001	2000	1999	1998
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents, restricted cash and short-term liquid investments	$370,249	$504,258	$1,085,711	$2,235,524	$2,573,821	$94,321
Other current assets	323,425	361,293	857,540	701,807	329,450	94,206
Property, plant and equipment	3,612,728	3,640,211	3,692,485	3,880,657	2,462,832	451,442
Goodwill and other intangible assets	1,355,700	1,264,109	2,843,922	5,154,907	2,944,802	424,934
Investments in affiliates	123,598	153,853	231,625	756,322	309,509	429,490
Other non-current assets	16,304	7,870	327,357	417,735	382,439	47,702

Total assets	$5,802,004	$5,931,594	$9,038,640	$13,146,952	$9,002,853	$1,542,095

Current liabilities	$7,786,028	$7,423,688	$10,223,125	$1,553,765	$908,700	$326,552
Senior notes and other long-term debt	207,687	472,671	1,643,893	9,699,121	5,989,455	1,939,289
Other non-current liabilities	510,420	1,075,450	456,447	66,615	95,502	184,928

Total liabilities	8,504,135	8,971,809	12,323,465	11,319,501	6,993,657	2,450,769
Minority interests in subsidiaries	15,799	1,402,146	1,240,665	1,884,568	867,970	18,705
Preferred stock	–	–	29,990	28,117	26,920	56,286
Stockholders' equity (deficit)	(2,717,930)	(4,442,361)	(4,555,480)	(85,234)	1,114,306	(983,665)

Total liabilities and stockholders' equity (deficit)	$5,802,004	$5,931,594	$9,038,640	$13,146,952	$9,002,853	$1,542,095

SELECTED FINANCIAL DATA OF UGC EUROPE

        UGC Europe is the successor issuer to, and owns substantially all of the equity interests in, UPC. In the table below, we provide you with selected historical consolidated financial data of UPC. We prepared this information using UPC's consolidated financial statements for the dates indicated. The financial data presented below are not necessarily comparable from period to period as a result of several transactions, including certain mergers, acquisitions and dispositions. For this and other reasons, the consolidated financial data set forth below is qualified by reference to, and should be read in conjunction with, UPC's consolidated financial statements and notes thereto and also with UPC's "management's discussion and analysis of financial condition and results of operations" incorporated by reference herein.

	UPC
	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(In thousands of Euros, except share and per share data)
Statement of Operations Data:
Revenue	€718,485	€705,229	€1,396,056	€1,378,764	€1,000,825	€447,501	€185,582
Operating expense	(313,612)	(380,732)	(734,783)	(931,817)	(714,906)	(293,778)	(62,830)
Selling, general and administrative expense	(194,870)	(216,072)	(399,508)	(613,086)	(569,121)	(466,260)	(218,587)
Depreciation and amortization	(337,267)	(344,900)	(709,600)	(1,097,822)	(718,669)	(266,070)	(85,150)
Impairment and restructuring charges	963	(25,048)	(420,736)	(1,687,948)	–	–	–

Operating income (loss)	(126,301)	(261,523)	(868,571)	(2,951,909)	(1,001,871)	(578,607)	(180,985)
Interest income	4,721	16,712	28,351	49,655	44,345	20,104	3,357
Interest expense	(160,412)	(455,141)	(888,460)	(919,570)	(753,231)	(178,448)	(47,355)
Provision for loss on investments	–	–	(7,957)	(375,923)	–	–	–
Gain (loss) on sale of investments in affiliates, net	25,518	–	(29,587)	(468,306)	(3,482)	1,501	–
Gain on extinguishment of debt	–	–	471,718	–	–	–	–
Foreign exchange gain (loss) and other expense	389,697	816,310	657,817	(172,437)	(177,803)	(22,561)	(1,606)

Income (loss) before income taxes and other items	133,223	116,358	(636,689)	(4,838,490)	(1,892,042)	(758,011)	(226,589)
Reorganization expense	(12,493)	–	(97,171)	–	–	–	–
Income tax (expense) benefit	(1,191)	(1,607)	(4,224)	39,616	(3,930)	1,822	(551)
Minority interests in subsidiaries, net	(75)	(64)	27,862	543,092	23,887	1,651	523
Share in results of affiliates, net	2,014	(39,692)	(33,874)	(186,047)	(116,690)	(29,761)	(28,962)

Income (loss) before cumulative effect of change in accounting principle	121,478	74,995	(744,096)	(4,441,829)	(1,988,775)	(784,299)	(255,579)
Cumulative effect of change in accounting principle	–	(1,498,871)	(1,498,871)	21,349	–	–	–

Net income (loss)	€121,478	€(1,423,876)	€(2,242,967)	€(4,420,480)	€(1,988,775)	€(784,299)	€(255,579)

Net income (loss) per common share:
Basic net income (loss)	€0.27	€(3.37)	€(5.42)	€(10.27)	€(4.56)	€(2.08)	€(1.03)

Diluted net income (loss)	€0.04	€(1.80)	€(5.42)	€(10.27)	€(4.56)	€(2.08)	€(1.03)

Weighted-average number of common shares outstanding:
Basic	443,417,525	443,417,525	443,417,525	442,226,377	438,041,841	377,969,829	247,915,834

Diluted	1,263,211,421	770,894,808	443,417,525	442,226,377	438,041,841	377,969,829	247,915,834

		December 31,
	UPC
	(Unaudited) June 30, 2003	2002	2001	2000	1999	1998
	(In thousands of Euros)
Balance Sheet Data:
Non-restricted cash and cash equivalents	€178,499	€255,062	€855,001	€1,590,230	€1,025,460	€13,419
Other current assets	252,218	297,240	479,172	402,544	311,202	61,735
Investments in affiliates	44,825	114,575	193,648	685,288	242,847	223,737
Property, plant and equipment	2,884,090	3,175,363	3,754,330	3,709,352	1,974,817	273,628
Goodwill and other intangible assets	1,058,592	1,072,277	3,003,503	5,119,892	2,611,413	308,585
Other non-current assets	34,111	16,500	189,810	461,133	699,613	57,213

Total assets	€4,452,335	€4,931,017	€8,475,464	€11,968,439	€6,865,352	€938,317

Current liabilities	€8,950,660	€9,282,172	€10,450,404	€1,332,799	€778,739	€270,620
Long-term debt	60,209	427,444	469,990	8,244,337	3,966,490	533,078
Other non-current liabilities	235,926	234,320	243,962	46,801	88,028	156,510

Total liabilities	9,246,795	9,943,936	11,164,356	9,623,937	4,833,257	960,208
Minority interest in subsidiaries	1,504	1,660	152,096	831,132	11,895	11,768
Convertible preferred stock	1,664,689	1,664,689	1,505,435	1,392,251	–	–
Shareholders' equity (deficit)	(6,460,653)	(6,679,268)	(4,346,423)	121,119	2,020,200	(33,655)

Total liabilities and shareholders' equity (deficit)	€4,452,335	€4,931,017	€8,475,464	€11,968,439	€6,865,352	€938,321

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        In the tables below, we provide you with our unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2002 and the six months ended June 30, 2003, to give you a better understanding of what our operations might have looked like had each of (i) UPC's restructuring and (ii) the exchange offer and merger been completed as of January 1, 2002, and our unaudited pro forma condensed consolidated balance sheet as of June 30, 2003, to give you a better understanding of what our financial position might have looked like had the same events been completed as of June 30, 2003. This unaudited pro forma condensed consolidated financial information assumes all of the outstanding shares of UGC Europe's common stock not already owned by us are acquired in the exchange offer and merger transaction and assumes Liberty will not exercise its pre-emptive rights to acquire additional shares of our Class A common stock in connection with the exchange offer and merger transaction.

        This unaudited pro forma condensed consolidated financial information is derived from our unaudited and audited historical consolidated financial statements and related notes incorporated by reference herein, in addition to certain assumptions and adjustments, which are described in the accompanying notes to the unaudited pro forma condensed consolidated financial information. This unaudited pro forma condensed consolidated financial information should be read together with our unaudited and audited historical consolidated financial statements and related notes, and other financial information pertaining to us, incorporated by reference herein. You should not rely on this unaudited pro forma condensed consolidated financial information as being indicative of the historical results that we would have had or the future results that we will experience. Our actual financial position and results of operations may differ, perhaps materially, from the unaudited pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the unaudited pro forma condensed consolidated financial information and the date on which UPC's restructuring was consummated and the date the exchange offer and merger are consummated.

Unaudited Pro Forma Condensed Consolidated Balance Sheet Data

	June 30, 2003
		Unaudited Pro Forma Adjustments
	Historical Unaudited	UPC Restructuring		Exchange Offer and Merger		Unaudited Pro Forma
	(In thousands)
Current assets	$693,674	$(53,479	)(1)	$–		$640,195
Long-term assets	5,108,330	53,479	(1)	861,875	(6)	6,023,684

Total assets	$5,802,004	$–		861,875		$6,663,879

Current liabilities not subject to compromise	$4,654,846	$(3,413,846	)(2)	$4,000	(7)	$1,245,000
Current liabilities subject to compromise	3,131,182	(3,131,182	)(3)	–		–
Long-term liabilities	718,107	3,413,846	(2)	–		4,131,953
Minority interests in subsidiaries	15,799	85,336	(4)	(92,247	)(8)	8,888
Stockholders' equity (deficit)	(2,717,930)	3,045,846	(5)	950,122	(9)	1,278,038

Total liabilities and stockholders' equity (deficit)	$5,802,004	$–		861,875		$6,663,879

        See accompanying notes to the unaudited pro forma condensed consolidated financial statements, including explanations of pro forma adjustments.

Unaudited Pro Forma Condensed Consolidated Statement of Operations Data

	Six Months Ended June 30, 2003
		Unaudited Pro Forma Adjustments
	Historical Unaudited	UPC Restructuring		Exchange Offer and Merger		Unaudited Pro Forma
	(In thousands, except share and per share information)
Revenue	$901,151	$–		$–		$901,151
Operating expense and other	(1,057,144)	–		–		(1,057,144)

Operating income (loss)	(155,993)	–		–		(155,993)
Interest expense, net	(181,963)	–		–		(181,963)
Other income (expense), net	756,376	(438,103	)(10)	–		318,273

Income (loss) before income taxes and other items	418,420	(438,103)		–		(19,683)
Other	220,533	100,964	(11)	(87,244	)(12)	234,253

Income (loss) before cumulative effect of change in accounting principle	$638,953	$(337,139)		$(87,244)		$214,570

Basic income (loss) per common share before cumulative effect of change in accounting principle	$4.97					$0.38

Diluted income (loss) per common share before cumulative effect of change in accounting principle	$4.97					$0.38

Basic weighted-average common shares	414,835,949					565,309,748

Diluted weighted-average common shares	414,846,321					565,320,120

	Year Ended December 31, 2002
		Unaudited Pro Forma Adjustments
	Historical Audited	UPC Restructuring		Exchange Offer and Merger		Unaudited Pro Forma
	(In thousands, except share and per share information)
Revenue	$1,515,021	$–		$–		$1,515,021
Operating expense and other	(2,414,303)	–		–		(2,414,303)

Operating income (loss)	(899,282)	–		–		(899,282)
Interest expense, net	(641,786)	393,227	(13)	–		(248,559)
Gain on extinguishment of debt	2,208,782	(2,099,600	)(14)	–		109,182
Other income (expense), net	588,299	(691,937	)(15)			(103,638)

Income (loss) before income taxes and other items	1,256,013	(2,398,310)		–		(1,142,297)
Other	(415,670)	1,152,418	(16)	(808,350	)(17)	(71,602)

Income (loss) before cumulative effect of change in accounting principle	$840,343	$(1,245,892)		$(808,350)		$(1,213,899)

Basic income (loss) per common share before cumulative effect of change in accounting principle	$2.14					$(2.15)

Diluted income (loss) per common share before cumulative effect of change in accounting principle	$2.14					$(2.15)

Basic weighted-average common shares	390,087,623					565,234,296

Diluted weighted-average common shares	390,321,580					565,234,296

        See accompanying notes to the unaudited pro forma condensed consolidated financial statements, including explanations of pro forma adjustments.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Preliminary Purchase Price

        The unaudited pro forma condensed consolidated financial information reflects an estimated purchase price of approximately $954.1 million, based upon the issuance of 9.0 shares of our Class A common stock in exchange for each share of UGC Europe's common stock not already owned by us, as provided for in the exchange offer and merger transaction and including estimated transaction costs consisting primarily of dealer-manager, legal and accounting fees, printing costs and other external costs directly related to the merger, estimated to be $4.0 million. The final purchase price for accounting purposes is dependent on the actual number of shares of our Class A common stock issued, based on the actual number of shares of UGC Europe common shares tendered to us at the closing date of the transaction, and actual transaction costs.

Preliminary Purchase Price Allocation

        The exchange offer and merger will be accounted for using the purchase method of accounting. Under the purchase method of accounting, the total estimated purchase price will be allocated to the minority interests' proportionate interest in UGC Europe's identifiable tangible and intangible assets and liabilities acquired by us based upon their estimated fair values upon completion of the transaction. The excess of the purchase price over the identifiable tangible and intangible assets and liabilities acquired will be recorded as goodwill. We are in the process of, but have not yet completed, evaluating the estimated fair value of the assets and liabilities of UGC Europe, including the allocation of consideration to identifiable intangibles other than goodwill. Accordingly, for purposes of preparing the unaudited pro forma consolidated condensed financial information, we have assumed the book value of UGC Europe's existing assets and liabilities approximates fair value and the entire excess consideration is allocated to goodwill. The unaudited pro forma condensed consolidated statements of operations do not reflect any amortization of this goodwill, consistent with the guidance set forth in Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Our final evaluation of the fair value of assets and liabilities of UGC Europe could result in the allocation of consideration to identifiable tangible and intangible assets other than goodwill. To the extent these identifiable tangible and intangible assets have definite lives, the final allocation of the consideration could result in additional depreciation and amortization expense and decreased operating income, net income and earnings per share in subsequent periods.

Pro Forma Earnings Per Share

        Our unaudited pro forma consolidated condensed statements of operations have been prepared as if the proposed exchange offer and merger had occurred as of January 1, 2002. The pro forma basic and diluted income (loss) per share are computed based on the following pro forma weighted-average common shares outstanding:

		Six Months Ended June 30, 2003
		Basic	Diluted
Weighted-average common shares outstanding:
Historical weighted-average common shares outstanding for United		414,835,949	414,846,321
Incremental shares issued, assuming our acquisitions of UPC's preference shares in February 2003 and April 2003 were effective January 1, 2002		848,223	848,223
United Class A common stock to be issued in the exchange offer and merger:
Number of UGC Europe shares outstanding not owned by us and our subsidiaries	16,625,064
Conversion ratio	9.0

United Class A shares to be issued for UGC Europe shares		149,625,576	149,625,576

Pro forma weighted-average common shares outstanding		565,309,748	565,320,120

		Year Ended December 31, 2002
		Basic	Diluted
Weighted-average common shares outstanding:
Historical weighted-average common shares outstanding for United		390,087,623	390,321,580
Incremental shares issued, assuming the merger transaction with Liberty Media Corporation was effective January 1, 2002		23,365,192	23,365,192
Incremental shares issued, assuming our acquisitions of UPC's preference shares in February 2003 and April 2003 were effective January 1, 2002		2,155,905	2,155,905
United Class A common stock to be issued in the exchange offer and merger:
Number of UGC Europe shares outstanding not owned by us and our subsidiaries	16,625,064
Conversion ratio	9.0

United Class A shares to be issued for UGC Europe shares		149,625,576	149,625,576
Reversal of dilutive shares that are anti-dilutive on a pro forma basis due to pro forma loss before cumulative effect of change in accounting principle		–	(233,957)

Pro forma weighted-average common shares outstanding		565,234,296	565,234,296

Pro Forma Adjustments

        The following pro forma adjustments are based on preliminary estimates that may change as additional information is obtained:

  (1)
  Represents the reclassification of deferred financing costs on UPC's senior secured credit facility, or the "UPC Distribution Bank Facility," from short-term to long-term classification, to be consistent with the related debt.

  (2)
  Represents the reclassification of the UPC Distribution Bank Facility from short-term classification to long-term classification, as the bank facility is no longer in default upon completion of UPC's restructuring.

  (3)
  Discharged in the bankruptcy proceedings through the issuance of UGC Europe common stock.

  (4)
  Minority interest in UPC represented by the UPC preference shares is eliminated ($6.9 million), offset by the minority interest share of UPC's consolidated pro forma equity immediately after the restructuring is completed ($92.2 million).

  (5)
  Net effect of (1) through (4) above.

  (6)
  Represents the excess purchase price (including acquisition related costs) over the minority interests' basis in the identifiable tangible and intangible assets and liabilities of UGC Europe acquired, recorded for pro forma purposes as goodwill.

  (7)
  To accrue for acquisition related costs such as investment banking, legal and accounting fees, printing costs and other.

  (8)
  Represents elimination of the minority interest share of UGC Europe's consolidated pro forma equity immediately after UPC's restructuring is completed ($92.2 million), due to the acquisition of the remaining shares of UGC Europe common stock not previously owned by us.

  (9)
  Represents the estimated value of the exchange offer and merger, assuming that all outstanding shares of UGC Europe common stock owned by persons other than us are exchanged for 149,625,576 shares of our Class A common stock, valued at $6.35 per share. For purposes of this preliminary estimate, we used the average of the high and low sale prices of our Class A common stock on October 3, 2003.

  (10)
  Represents the reversal of net foreign currency exchange gains on discharged debt denominated in a currency other than UPC's and our functional currency.

  (11)
  Represents the reversal of reorganization expenses ($13.7 million) and allocation of pro forma UPC losses to the pro forma minority interest basis in the net assets of UPC ($87.2 million). No historical minority interest share of the results of operations of UPC has been reversed, as the minority interest basis in the common equity of UPC was reduced to nil in early 2001, resulting in our consolidation of 100% of the net income (loss) of UPC for the period presented.

  (12)
  Represents the reversal of the allocation of pro forma UPC losses to the pro forma minority interest basis in the net assets of UPC in (11) above, as the minority interest share of UGC Europe's consolidated pro forma equity is assumed to have been acquired by us at the beginning of the period presented.

  (13)
  Represents the reversal of interest expense (including the amortization of deferred financing costs) on debt discharged in UPC's restructuring proceedings.

  (14)
  Represents the reversal of gains on the extinguishment of debt from the merger transaction with Liberty Media Corporation effective January 30, 2002. For pro forma purposes this merger transaction is assumed to have occurred prior to the completion of UPC's restructuring.

  (15)
  Represents the reversal of net foreign currency exchange gains on discharged debt denominated in a currency other than UPC's and our functional currency, offset by the reversal of losses on derivative contracts related to this debt.

  (16)
  Represents the reversal of reorganization expenses ($75.3 million), allocation of pro forma UPC losses to the pro forma minority interest basis in the net assets of UPC ($808.3 million), reversal of accrued dividends on UPC preference shares held by third parties ($97.1 million) and certain adjustments to United's tax provision ($171.7 million). For pro forma purposes, upon completion of UPC's reorganization plan, UPC converted $7.2 billion of debt and convertible preferred stock to equity. Our common equity ownership interest changed from 53.1% to 66.75%. As a result of this conversion of debt to equity, on a pro forma basis as of January 1, 2002, UPC would have had $2.9 billion in positive net equity. Accordingly, the minority interest in the net equity of UPC on a pro forma basis (approximately 33.25%) would have been $942.9 million. For the year ended December 31, 2002, the minority interest would have been allocated its share of losses on a pro forma basis. Based on a pro forma statement of operations for UPC, the minority interests' share of losses of UPC would have been $808.3 million for the year ended December 31, 2002. No historical minority interest share of the results of operations of UPC has been reversed, as the minority interest basis in the common equity of UPC was reduced to nil in early 2001, resulting in our consolidation of 100% of the net income (loss) of UPC for the period presented. In addition, $97.1 million of accrued dividends on UPC preference shares held by third parties recorded by UPC in retained earnings and by us in minority interests in subsidiaries in our consolidated statement of operations for the year ended December 31, 2002 would have been reversed on a pro forma basis, as these convertible preference shares would have been converted to equity of UPC as part of UPC's reorganization plan.

  (17)
  Represents the reversal of the allocation of pro forma UPC losses to the pro forma minority interest basis in the net assets of UPC in (16) above, as the minority interest share of UGC Europe's consolidated pro forma equity is assumed to have been acquired by us at the beginning of the period presented.

CHAPTER V – CERTAIN LEGAL INFORMATION

DESCRIPTION OF UGC EUROPE'S CAPITAL STOCK

Capital Stock

        UGC Europe's capital stock consists of:

  •
  250,000,000 shares of common stock, $0.01 par value per share; and

  •
  50,000,000 shares of preferred stock, $0.01 par value per share.

        As of September 3, 2003, UGC Europe had outstanding:

  •
  49,999,153 shares of common stock; and

  •
  no shares of preferred stock.

        In addition, pursuant to UPC's reorganization, UGC Europe may be required to issue additional shares of its common stock to UPC's creditors to the extent their claims are allowed in UPC's reorganization.

        The description of UGC Europe's capital stock in this prospectus is a summary of the terms of its restated certificate of incorporation.

        Common Stock.    Holders of UGC Europe common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Under Delaware law, the board of directors may declare and pay dividends upon the shares of common stock out of funds legally available for that purpose. Holders of common stock have preemptive rights for the first €1,538.46 million of capital stock or securities convertible into, exchangeable for, or otherwise linked to any capital stock of UGC Europe issued after September 3, 2003, for cash or in exchange for assets acquired from a party owning at least 40% of the voting securities of UGC Europe.

        Preferred Stock.    UGC Europe's board of directors is authorized to issue shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, designations, and preferences (including redemption at certain times and prices, payment of dividends, rights upon dissolution, rights in sinking funds and rights of conversion).

Market Listings

        UGC Europe's common stock is traded on the Nasdaq National Market under the symbol "UGCE." UGC Europe may elect to list any class or series of securities on an exchange or other trading system, and in the case of common stock, on an exchange or additional trading system, but, is not obligated to do so.

Certificate of Incorporation and Bylaws

        Preemptive Rights.    Holders of UGC Europe common stock have preemptive rights for the first €1,538.46 million of capital stock or securities convertible into, exchangeable for, or otherwise linked to any capital stock of UGC Europe issued after September 3, 2003 (other than shares of capital stock or other securities issued pursuant to UGC Europe's equity incentive plan), for cash or in exchange for assets (or other consideration) acquired from a party owning at least 40% of the voting securities of UGC Europe. If UGC Europe issues common stock in exchange for assets acquired from a party owning at least 40% of the voting securities of UGC Europe, holders of common stock may purchase for cash additional shares of common stock on a pro rata basis at the fair market value as determined by the issuance of stock in exchange for assets (or other consideration). Such preemptive rights will expire on September 3, 2007.

        Corporate Opportunity.    We are substantial stockholders of UGC Europe and we and our affiliates and UGC Europe and its affiliates are engaged in the same line of business. For this reason, UGC Europe's restated certificate of incorporation provides that neither we and our affiliates nor UGC Europe and its affiliates are prohibited from pursuing and engaging in business that could be pursued or engaged in by each other. We and our affiliates, and any of our officers, directors, or employees, upon receipt of a corporate opportunity, are not required to divulge to UGC Europe and its affiliates any such corporate opportunity and are allowed to pursue such corporate opportunity for the benefit of us and our affiliates. A director, officer or employee of UGC Europe or its affiliates who is also one of our or our affiliate's directors, officers or employees and who receives a corporate opportunity shall not be deemed to have violated any fiduciary duty if the person turns over the corporate opportunity to us or our affiliates, unless the corporate opportunity was offered to a director or officer of UGC Europe or its affiliates solely in such person's capacity as a director or officer thereof, in which case the corporate opportunity shall belong to UGC Europe or its affiliates. We and our affiliates and UGC Europe and its affiliates may enter into agreements with each other, and no director or officer of UGC Europe who is also one of our or our affiliates' directors, officers or employees shall be deemed to have violated any fiduciary duty to UGC Europe or any of its stockholder as a result of any such agreement.

        UGC Europe's restated certificate of incorporation provides for a committee composed of five directors that has the authority to approve transactions entered into by UGC Europe with a related party. The approval of four of the five directors on this committee is necessary for UGC Europe to enter into with a related party any transaction valued at more than $10 million per year, except for transactions in existence on September 30, 2002 that have been disclosed in UPC's SEC reports, transactions consistent with UPC's past practices that have been disclosed in UPC's SEC reports, and transactions regarding programming contracts with Liberty or its affiliates entered into in the ordinary course of business on commercially reasonable terms and that are consistent with UPC's past practices. If the committee does not approve a related party transaction, such transaction may be submitted by a majority of the board of directors to the stockholders, and if it is approved by majority vote, including a majority of the disinterested stockholders, UGC Europe may enter into such transaction.

        Change of Control Provisions.    UGC Europe's restated certificate of incorporation and bylaws contain provisions that may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the market price for the shares held by stockholders. UGC Europe's restated certificate of incorporation and bylaws contain the following provisions that may hinder a change of control:

  •
  classified board of directors, for approximately the first three years, with classes serving staggered terms;

  •
  vacancies on the board of directors may be filled only by the remaining directors;

  •
  stockholders may adopt, amend or repeal the bylaws only with the approval of holders of at least 66 2/3% of the voting power; and

  •
  an advance notice procedure for the nomination, other than by the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other stockholder proposals must be delivered to be considered at annual meetings of stockholders.

Section 203 of Delaware General Corporation Law

        UGC Europe has elected not to be governed by Section 203 of the Delaware General Corporation Law.

Preemptive Rights

        We and Liberty are parties to a standstill agreement pursuant to which Liberty has a preemptive right, upon any issuance by us of Class A common stock, to acquire from us a number of shares sufficient to permit Liberty and its affiliates to maintain the percentage of our total outstanding common stock held by Liberty and its affiliates prior to the issuance of our stock. Liberty has 20 days from the receipt of written notice of the potential issuance in which to exercise its preemptive right. Our issuance of Class A common stock in the exchange offer and merger gives Liberty an opportunity to acquire additional shares of our Class A common stock pursuant to this preemptive right. Liberty has not waived this right.

Stockholders Agreement

        Pursuant to the Stockholders Agreement, dated as of April 16, 2003, by and among us, UGC Europe and certain of its stockholders, certain parties thereto are entitled to "tag-along rights". If the collective transfers of UGC Europe common stock by us and our subsidiaries, starting as of April 16, 2003, along with any proposed transfers, unless such transfers are among us and our affiliates or are pro rata distributions of common stock to our stockholders, at any point would total 5% of the outstanding common stock since the last time such a total was reached, then each stockholder who is a party to the Stockholders Agreement and owns at least 0.5% of the outstanding common stock shall have the right to sell to the proposed transferee a portion of the stockholder's common stock on the same terms that we or our subsidiary offered to sell common stock to the proposed transferee.

        If any stockholder, who is otherwise eligible to exercise its tag along rights, fails to do so, the eligible stockholders expressing a desire to exercise their tag along rights may proportionately succeed to that non-participating stockholders tag along rights.

COMPARISON OF THE RIGHTS OF UNITED
STOCKHOLDERS AND UGC EUROPE STOCKHOLDERS

        Following the stock exchange and merger, holders of UGC Europe common stock will become our stockholders. The following is a summary of material differences between the rights of holders of UGC Europe common stock and holders of our Class A common stock. Because both we and UGC Europe are organized under the laws of the State of Delaware, the differences in the rights of holders of UGC Europe common stock and those of holders of our Class A common stock arise only from differing provisions of our respective certificates of incorporation and bylaws and from stockholder and other agreements.

        The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of UGC Europe common stock and holders of our Class A common stock. This summary is qualified in its entirety by reference to our and UGC Europe's governing corporate instruments and other agreements incorporated by reference herein, to which you are referred.

Authorized Capital Stock

        United.    Our authorized capital stock currently consists of:

  •
  1,000,000,000 shares of Class A common stock, $0.01 par value per share;

  •
  1,000,000,000 shares of Class B common stock, $0.01 par value per share;

  •
  400,000,000 shares of Class C common stock, $0.01 par value per share; and

  •
  10,000,000 shares of preferred stock, $0.01 par value per share.

        Our board of directors is authorized to issue, without further approval by our stockholders, the preferred stock in one or more series and to fix the voting rights, dividend rights and rates, liquidation preferences, redemption provisions, sinking fund terms, conversion or exchange rights, the number of shares in the series, and other rights, preferences, privileges and restrictions.

        UGC Europe.    UGC Europe's authorized capital stock currently consists of

  •
  250,000,000 shares of common stock, $0.01 par value per share; and

  •
  50,000,000 shares of preferred stock, $0.01 par value per share.

        UGC Europe's board of directors is authorized to issue, without further approval by its stockholders, shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, designations, and preferences, including redemption at certain times and prices, payment of dividends, rights upon dissolution, rights in sinking funds and rights of conversion.

Outstanding Voting Stock

        United.    As of October 3, 2003, we had outstanding:

  •
  105,252,373 shares of Class A common stock;

  •
  8,198,016 shares of Class B common stock;

  •
  303,123,542 shares of Class C common stock; and

  •
  no shares of preferred stock.

        UGC Europe.    As of September 3, 2003, UGC Europe had outstanding 49,999,153 shares of common stock and no shares of preferred stock.

Special Meetings of Stockholders

        United.    Special meetings of the stockholders generally can only be called by the board of directors or at the request of holders of our common stock with a majority of our total voting power. Our total voting power is the number of votes in the election of our directors represented by all outstanding shares of our equity securities that may vote in the election of directors, assuming that our Class C common stock is fully converted into our Class B common stock.

        UGC Europe.    Special meetings of the stockholders generally can only be called by the board of directors, the president or chief executive officer, or the chairman of the board.

Rights of Common Stock

        United.    The holders of our Class A common stock, Class B common stock and Class C common stock are entitled to one, ten and ten votes, respectively, on each matter to be voted on by the stockholders. The holders of our Class A, Class B and Class C common stock are entitled to share in all assets available for distribution to holders of common stock in the event of our liquidation, dissolution or winding up. Each share of our Class B and Class C common stock is convertible, at the option of the holder, into one share of Class A common stock. If certain business and financial events have not occurred by June 25, 2010, then after that each share of our Class C common stock is convertible, at the option of the holder, into 1.645 shares of either Class A common stock or Class B common stock. If these events do occur, our Class C common stock is convertible, at the option of the holder, into one share of Class B common stock. We expect these events to occur prior to the 2010 deadline. Holders of our Class C common stock have additional rights and preferences, as more fully set forth in "Description of Our and UGC Europe's Capital Stock".

        UGC Europe.    Holders of UGC Europe common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Preemptive Rights

        United.    The holders of our Class A common stock do not have preemptive rights under our certificate of incorporation or bylaws.

        UGC Europe.    Holders of UGC Europe common stock have preemptive rights for the first €1,538.46 million of capital stock or securities convertible into, exchangeable for, or otherwise linked to any capital stock of UGC Europe issued after September 3, 2003 for cash or in exchange for assets acquired from a party owning at least 40% of the voting securities of UGC Europe.

Number of Directors

        United.    Our board of directors currently consists of 12 directors.

        UGC Europe.    UGC Europe's board of directors currently consists of 10 directors.

Election and Classification of Board of Directors

        United.    We have a classified board consisting of three classes, with each class serving a staggered three-year term. There are four Class C directors (elected by a majority of the outstanding shares of Class C common stock voting as a separate class) and eight regular directors (elected by the holders of a plurality of the combined voting power of outstanding Class A and Class B common stock). The Class C and regular directors are divided as evenly as possible among the classes, with each class having at least one Class C director. Upon the closing of the proposed share exchange between United's founding stockholders and Liberty, the holders of our Class A, Class B and Class C common stock will vote together as a single class in the election of regular directors.

        UGC Europe.    UGC Europe has a classified board consisting of three classes. Classes I and II have four directors each and Class III has two directors. Until the annual meeting held after September 3, 2006, the classes will have staggered terms, after which each class will serve one-year terms.

Removal of Directors

        United.    Our directors may be removed from the board with or without cause upon the occurrence of certain business and financial events by the affirmative vote of the stockholders of at least 66 2/3% of certain classes of common stock.

        UGC Europe.    UGC Europe's directors may be removed from the board at any time:

  •
  with cause by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding capital stock; and

  •
  except for the directors in office as of September 3, 2003, without cause by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding capital stock.

Vacancies on the Board of Directors

        United.    Any vacancy with respect to the office of a regular director shall be filled by a majority of the regular directors then in office or by a sole remaining regular director. Any vacancy with respect to the office of a Class C director shall be filled by a majority of the Class C directors then in office or by a sole remaining Class C director.

        UGC Europe.    Any vacancy may be filled by a majority of the board of directors then in office, by the affirmative vote of two directors if only two directors remain, by a sole remaining director or by a majority of the stockholders if no directors remain; provided, however, that through September 3, 2006, any vacancies in the Class III directors shall be filled by the approval of a majority of the board of directors.

Dividends

        United.    The holders of our Class A, Class B and Class C common stock are entitled to receive any dividends payable to holders of our common stock that are declared by our board of directors out of funds legally available for that purpose.

        UGC Europe.    Under Delaware law, the board of directors may declare and pay dividends upon the shares of common stock out of funds legally available for that purpose.

Stockholder Action by Written Consent

        United.    Our stockholders may take action only at an annual or special meeting of stockholders, and not by written consent of the stockholders until certain events have occurred.

        UGC Europe.    UGC Europe's stockholders may take any action required or permitted to be taken at a meeting by written consent.

Amendment of Certificates of Incorporation

        United.    Our restated certificate of incorporation may be amended as follows:

  •
  upon the affirmative vote of a majority of the combined voting power of the common stock, voting as one class, to increase or decrease the number of authorized shares of Class A or Class B or Class C common stock (in addition, an increase or decrease in the number of authorized shares of Class C common stock requires the affirmative vote of the holders of a majority of the Class C common stock, voting as a separate class); and

  •
  upon the affirmative vote of 66 2/3% of the combined voting power of the common stock, to amend any provisions regarding the election and removal of directors, written consents, special stockholders' meetings, bylaws, elections by written ballots, and amendments, or to allow cumulative voting; provided, however, that any amendments to the indemnification provisions shall not be retroactive and the provisions regarding assessability of capital stock shall not be amended.

        UGC Europe.    UGC Europe's restated certificate of incorporation may generally be amended upon the affirmative vote of a majority of the outstanding common stock. Amendments to the provisions regarding classification of directors and the related party transaction committee, and adoption of articles contrary to such provisions, are not allowed until after September 3, 2006, unless approved by certain directors. The provisions relating to corporate opportunities may not be amended without the affirmative vote of 80% of the outstanding common stock if such amendments adversely affect the rights of our or any rights of our subsidiaries.

Amendment of Bylaws

        United.    The holders of our common stock may adopt, amend or repeal our bylaws only with the approval of holders of at least 66 2/3% of the combined voting power of the common stock. Our board of directors may adopt, amend or repeal the bylaws only with the approval of at least a majority of the directors then in office. Notwithstanding the above, the provision in our bylaws that requires approval by the board or a board committee for expenditures in excess of $10 million cannot be amended pursuant to the Agreement Regarding Additional Covenants, dated January 30, 2002, by and among us, Liberty, and certain of Liberty's affiliates.

        UGC Europe.    UGC Europe's stockholders may adopt, amend, alter or repeal the bylaws by the affirmative vote of the holders of 66 2/3% of the voting power of the shares entitled to vote at an election of directors; provided, however, that the provision in the bylaws relating to related party transactions shall not be amended until after September 3, 2006, unless approved by certain directors. UGC Europe's board of directors may adopt, amend, alter or repeal the bylaws by the affirmative vote of a majority of the entire board of directors.

Indemnification

        United.    Our restated certificate of incorporation provides for our indemnification of any of our officers or directors, or any person serving at our request as an officer, director, employee or agent of another entity, who, by virtue of such service, is made a party to a suit or proceeding, for all liability and loss suffered and all expenses reasonably incurred, to the fullest extent permitted by applicable law. Directors and officers are entitled to advancement of reasonable expenses incurred upon an undertaking by such person to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

        UGC Europe.    UGC Europe's restated certificate of incorporation provides for indemnification by UGC Europe to any officer or director of UGC Europe, or any person serving at the request of UGC Europe as an officer, director, employee or agent of another entity, who, by virtue of such service, is made a party to a suit or proceeding, for all liability and loss suffered and all expenses reasonably incurred, to the fullest extent permitted by applicable law. Directors and officers are entitled to advancement of reasonable expenses incurred upon an undertaking by such person to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

Limitation of Personal Liability of Directors

        United.    Our restated certificate of incorporation provides for the elimination of personal liability for directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

        UGC Europe.    Like our restated certificate of incorporation, UGC Europe's restated certificate of incorporation provides for the elimination of personal liability for directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Stockholder Proposals and Nominations

        United.    Our restated certificate of incorporation and bylaws provide for an advance notice procedure for the nomination, other than by the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, we must receive notice of intent to nominate a director or raise business at meetings not less than 90 nor more than 120 days before the meeting, and notice must contain certain information concerning the person to be nominated or the matters to be brought before the meting and concerning the stockholder submitting the proposal.

        UGC Europe.    UGC Europe's restated certificate of incorporation and bylaws provide for an advance notice procedure for the nomination, other than by the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, UGC Europe must receive notice of intent to nominate a director or raise business at meetings not less than 90 nor more than 120 days before the meeting, and notice must contain certain information concerning the person to be nominated or the matters to be brought before the meting and concerning the stockholder submitting the proposal.

Change of Control Provisions

        United.    Our restated certificate of incorporation and bylaws contain provisions that may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the market price for the shares held by stockholders. These provisions include:

  •
  our Class B and Class C common stock that each have ten votes per share on all matters submitted to shareholders (compared to our publicly-trading Class A common stock that has one vote per share);

  •
  our classified board of directors, with each class containing as nearly as possible one-third of the number of directors on the board and the members of each class serving for three-year terms;

  •
  vacancies on our board of directors may be filled only by the remaining directors;

  •
  special meetings of stockholders generally can be called only by the board of directors;

  •
  stockholders may adopt, amend or repeal the bylaws only with the approval of holders of at least 66 2/3% of the voting power; and

  •
  an advance notice procedure for the nomination, other than by the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other stockholder proposals must be delivered to be considered at annual meetings of stockholders.

        UGC Europe.    UGC Europe's restated certificate of incorporation and bylaws contain provisions that may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the market price for the shares held by stockholders. These provisions include:

  •
  classified board of directors, for approximately the next three years, with classes serving staggered terms;

  •
  vacancies on the board of directors may be filled only by the remaining directors;

  •
  stockholders may adopt, amend or repeal the bylaws only with the approval of holders of at least 66 2/3% of the voting power; and

  •
  an advance notice procedure for the nomination, other than by the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other stockholder proposals must be delivered to be considered at annual meetings of stockholders.

LEGAL MATTERS

        The validity of the shares of our Class A common stock offered by this prospectus will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado.

EXPERTS

        The consolidated financial statements of UnitedGlobalCom, Inc. as of and for the year ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2002, consolidated financial statements contains an explanatory paragraph that states that the Company's primary operating subsidiary (United Pan-Europe Communications, N.V.) is currently under bankruptcy court supervision in both the United States and in The Netherlands, has suffered recurring losses from operations and is currently in default under certain of its significant bank credit facilities and senior notes and senior discount note agreements, which has resulted in a significant net working capital deficiency and raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

        That report refers to a change in our method of accounting for goodwill and other intangible assets in 2002.

        That report refers to the revisions to the 2001 and 2000 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which we adopted as of January 1, 2002. However, KPMG LLP was not engaged to audit, review, or apply any procedures to our 2001 and 2000 consolidated financial statements other than with respect to such disclosures.

        Arthur Andersen LLP was our independent public accountant with respect to our financial statements for the years ended December 31, 2000 and 2001. Such financial statements are included herein in reliance upon the report of Arthur Andersen dated April 12, 2002 (except with respect to the matter discussed in Note 23, as to which the date is May 14, 2002), and upon their authority as experts in accounting and auditing. Arthur Andersen LLP was indicted by the United States Department of Justice on federal obstruction of justice charges in early 2002, and ceased performing audits of public companies. The opinion of Arthur Andersen LLP included herein covers our financial statements as of and for the two years ended December 31, 2001. The opinion is a copy of the audit report previously issued by Arthur Andersen LLP in connection with our annual report on Form 10-K for the year ended December 31, 2001, as amended in connection with Amendment No. 1 to our Form S-1 Registration Statement filed on June 6, 2002. Arthur Andersen LLP has not reissued such report.

        Pursuant to Rule 439 under the Securities Act of 1933, as amended, we have requested that UPC's independent auditors, KPMG Accountants N.V., provide us with a consent required for us to incorporate by reference into this prospectus their audit report included in UPC's annual report on Form 10-K for the year ended December 31, 2002. KPMG Accountants N.V. have not yet consented to the use of their report nor have they consented to being referred to as experts in this registration statement. We will promptly file such consent when received as an exhibit to our registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-4 to register the securities offered by hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus.

        We and UGC Europe, as reporting companies, are subject to the informational requirements of the Securities Exchange Act of 1934 and accordingly file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the Securities and Exchange Commission. The public may read and copy any materials filed with the Securities and Exchange Commission at the their Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the Securities and Exchange Commission's Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that website is http://www.sec.gov. In addition, our and UGC Europe's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as the complete S-4 registration statement, may be accessed free of charge through our website as soon as reasonably practicable after we or UGC Europe, as the case may be, have electronically filed such material with, or furnished it to, the Securities and Exchange Commission. Also, our Code of Business Conduct & Ethics is available on our website and amendments to and waivers from such Code will be disclosed through our website. The address of our website is www.unitedglobal.com and the address of UGC Europe's website is www.ugceurope.com.

        Our Class A common stock and UGC Europe's common stock are traded on the Nasdaq National Market, and copies of reports, proxy statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

ANNEX A—SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SCHEDULE 1

INFORMATION CONCERNING DIRECTORS
AND EXECUTIVE OFFICERS

United

        Unless otherwise indicated, the principal business address of each director and executive officer is 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237.

United Executive Officers

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
Gene W. Schneider	Chairman of the Board and Chief Executive Officer	Gene W. Schneider became Chairman and Chief Executive Officer of United at its inception in February 2001. Mr. Schneider has served as Chairman of UGC Holdings from May 1989 to September 2003 and has served as Chief Executive Officer of that company from 1995 to September 2003. He also serves as an officer and/or director of various direct and indirect subsidiaries of United, including as Chairman and Chief Executive Officer of UGC Europe since September 2003, and a director of ULA since 1998, and an advisor to the Supervisory Board of UPC from 1999 until September 2003. In addition, from 1995 until 1999, Mr. Schneider served as a member of the UPC Supervisory Board. Mr. Schneider has been with United and its predecessors since 1989. Mr. Schneider is also a director of Austar United.

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Michael T. Fries	Director, President and Chief Operating Officer
Michael T. Fries became President and a director of United in February 2001, and Chief Operating Officer of United in September 2001. Mr. Fries has also served as President and Chief Operating Officer of UGC Holdings from September 1998 to September 2003 and served as a director of that company from November 1999 to June 2002. In addition, he serves or has served as an officer and/or director of various direct and indirect subsidiaries of United, including as a member of the UPC Supervisory Board from September 1998 until September 2003 and as Chairman thereof from February 1999 until September 2003; a director, President and Chief Operating Officer of UGC Europe since September 2003; a member of the Priority Telecom Supervisory Board since November 2000; and President of ULA since 1998 and a director thereof since 1999. Through these positions, Mr. Fries is responsible for overseeing the day-to-day operations of United on a global basis and for the development of United's business opportunities worldwide. Mr. Fries has been with United and its predecessors since 1990. Mr. Fries is also a director of Austar United.
Ellen P. Spangler	Senior Vice President and Secretary
Ellen P. Spangler became Senior Vice President of Business and Legal Affairs and Secretary of United in September 2001. She has also served as Senior Vice President of Business and Legal Affairs and Secretary of UGC Holdings since December 1996, as a member of the Supervisory Board of UPC from February 1999 until September 2003 and as a director, Senior Vice President and Secretary of UGC Europe since September 2003. In addition, she serves as an officer and/or director of various direct and indirect subsidiaries of United, including as a director of UGC Holdings since September 2003. Ms. Spangler is responsible for the legal operations of United and UGC Holdings. Ms. Spangler has been with United and its predecessors since 2001.

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Frederick G. Westerman III	Chief Financial Officer
Frederick G. Westerman III became Chief Financial Officer of United in September 2001. He has served as Chief Financial Officer of UGC Holdings since June 1999 and became a director thereof in September 2003. His responsibilities include oversight and planning of United's and UGC Holdings' financial and treasury operations. He also serves as an officer and/or director of various direct and indirect subsidiaries of United. Prior to joining United and its predecessors, Mr. Westerman served as Treasurer for EchoStar Communications Corporation where he was responsible for oversight of the company's treasury operations as well as investor relations and corporate budgeting.

Other United Directors

Name	Present Principal Occupation or Employment and Five-Year Employment History
Robert R. Bennett	Robert R. Bennett became a director of United on January 30, 2002. Mr. Bennett has served as President and Chief Executive Officer of Liberty since April 1997 and a director of Liberty since September 1994. Mr. Bennett served as Executive Vice President of Tele-Communications, Inc. ("TCI") from April 1997 to March 1999. He has held various executive positions since Liberty's inception in 1990. Mr. Bennett is a director of Liberty Satellite & Technology, Inc., InterActiveCorp and OpenTV Corp. Mr. Bennett's principal business address is 12300 Liberty Boulevard, Englewood, Colorado 80112.
Albert M. Carollo, Sr.
Albert M. Carollo, Sr. became a director of United on January 30, 2002, and served as a director of UGC Holdings from April 1993 to June 2002. Mr. Carollo is the Chairman of Sweetwater Television Co., a cable television company. He also served as President of Sweetwater Television Co. until 1997. Mr. Carollo's principal business address is 602 Broadway, Rock Springs, Wyoming 82901.

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John P. Cole, Jr.
John P. Cole, Jr. became a director of United on January 30, 2002. Mr. Cole became a director of UGC Europe in September 2003. Mr. Cole also served as a director of UGC Holdings from March 1998 to June 2002 and as a member of the UPC Supervisory Board from February 1999 until September 2003. Mr. Cole is a founder of the law firm of Cole, Raywid and Braverman, which specializes in all aspects of telecommunications and media law. Over the years Mr. Cole has been counsel in many landmark proceedings before the U.S. Federal Communications Commission and U.S. Courts, reflecting the development of the cable television industry. Mr. Cole's principal business address is 1919 Pennsylvania Ave., N.W., 2nd, Washington, D.C. 20006.
John W. Dick
John W. Dick became a director of United on March 14, 2003, and has served as a member of the UPC Supervisory Board from May 2001 until September 2003 and as a director of UGC Europe since September 2003. He is the non-executive Chairman and a director of Hooper Industries Group, a privately held U.K. group consisting of: Hooper and Co (Coachbuilders) Ltd. (building special-bodied Rolls Royce and Bentley motorcars) and Hooper Industries (China) (providing industrial products and components to Europe and the U.S). Until 2002, Hooper Industries Group also held Metrocab UK (manufacturing London taxicabs) and Moscab (a joint venture with the Moscow city government, producing left-hand drive Metrocabs for Russia). Mr. Dick has held his positions with Hooper Industries Group since 1984. Mr. Dick is also a director of Austar United. Mr. Dick is a Canadian citizen. Mr. Dick's principal business address is St. John's Manor, Jersey, Channel Islands JE34EN.

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Gary S. Howard
Gary S. Howard became a director of United on January 30, 2002. Mr. Howard has served as Executive Vice President, Chief Operating Officer and a director of Liberty since July 1998. Mr. Howard served as Chief Executive Officer of Liberty Satellite & Technology, Inc. from December 1996 to April 2000. Mr. Howard also served as Executive Vice President of TCI from December 1997 to March 1999, as Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc. from June 1997 to March 1999, and as President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard is a director of Liberty Satellite & Technology, Inc., SpectraSite, Inc. and On Command Corporation. Mr. Howard serves as Chairman of the Board of Liberty Satellite & Technology, Inc. and of On Command Corporation. Mr. Howard's principal business address is 12300 Liberty Boulevard, Englewood, Colorado 80112.
David B. Koff
David B. Koff became a director of United on August 18, 2003. Mr. Koff has served as a Senior Vice President of Liberty since February 1998. Prior to that, Mr. Koff served as the Vice President—Corporate Development of Liberty from August 1994 to February 1998. Mr. Koff is a director of Crown Media Holdings, Inc. Mr. Koff's principal business address is 12300 Liberty Boulevard, Englewood, Colorado 80112.

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John C. Malone
John C. Malone became a director of United on January 30, 2002, and served as a director of UGC Holdings from November 1999 to June 2002. Dr. Malone has served as Chairman of the Board and a director of Liberty since 1990. Dr. Malone served as Chairman of the Board and a director of Liberty Satellite & Technology, Inc. from December 1996 to August 2000. Dr. Malone also served as Chairman of the Board of TCI from November 1996 to March 1999, as Chief Executive Officer of TCI from January 1994 to March 1999, and as President of TCI from January 1994 to March 1997. Dr. Malone is a director of The Bank of New York and InterActiveCorp. Mr. Malone's principal business address is 12300 Liberty Boulevard, Englewood, Colorado 80112.
Curtis W. Rochelle
Curtis W. Rochelle became a director of United on January 30, 2002 and served as a director of UGC Holdings from April 1993 to June 2002. Mr. Rochelle is the owner of Rochelle Livestock and is a private investor. Mr. Rochelle's principal business address is P.O. Box 1145, Cheyenne, Wyoming 82003.
Mark L. Schneider
Mark L. Schneider became a director of United on January 30, 2002 and in September 2003, became a director of UGC Europe and Chief Executive Officer of the Chello Media division of UGC Europe. Mr. Schneider served as a director of UGC Holdings from April 1993 to June 2002. He served as the Chairman of UPC's Board of Management from April 1997 until September 2001. Mr. Schneider also has served as a member of the Supervisory Board of Priority Telecom since July 2000. From April 1997 to September 1998, he served as President of UPC and from September 1998 until September 2001, he served as Chief Executive Officer of UPC. From December 1996 until December 1999, he served as an Executive Vice President of UGC Holdings. Mr. Schneider is a director of SBS Broadcasting S.A.

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Tina M. Wildes
Tina M. Wildes became a director of United on January 30, 2002. In March 2002, Ms. Wildes became the Senior Vice President of Business Administration for United. In addition, Ms. Wildes has served as a director and Senior Vice President of UGC Europe since September 2003. Except for one year during which Ms. Wildes served as a consultant to UGC Holdings, she has also served as a Senior Vice President of that company since May 1998. In addition, Ms. Wildes has served as a director of UGC Holdings from November 1999 to June 2002 and as a member of the Supervisory Board of UPC from February 1999 until September 2003. From October 1997 until May 1998, Ms. Wildes served as Senior Vice President of Programming for UGC Holdings, providing oversight of that company's programming operations for various subsidiaries. Ms. Wildes has been with United and its predecessors since 1989.

Europe Acquisition and UGC/SPCo.

        Gene W. Schneider and Michael T. Fries are the directors of Europe Acquisition and UGC/SPCo. Mr. Fries also serves as President of Europe Acquisition and UGC/SPCo. Frederick G. Westerman III is Vice President and Treasurer, Ellen P. Spangler is Vice President and Secretary, and Valerie L. Cover is Vice President and Controller of Europe Acquisition and UGC/SPCo., respectively. For information concerning Messrs. Fries and Westerman and Ms. Spangler, see the information with respect to the directors and executive officers of United, above.

        Valerie L. Cover became Vice President of United in February 2001 and Controller of United in September 2001. She has also served as the Controller for UGC Holdings since October 1990, as a Vice President of UGC Holdings since December 1996 and as a director of UGC Holdings since September 2003. Ms. Cover is responsible for the accounting, financial reporting and information technology functions of United and UGC Holdings. In addition, Ms. Cover is an officer and/or director of various direct and indirect subsidiaries of United, including Europe Acquisition and UGC/SPCo. Ms. Cover has been with United and its predecessors since 1990. Ms. Cover's principal business address is 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237.

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Liberty Media Corporation

        Unless otherwise indicated, the principal business address of each director and executive officer is 12300 Liberty Boulevard, Englewood, Colorado, 80112.

Liberty Executive Officers

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
John C. Malone	Chairman of the Board	Chairman of the Board and a director of Liberty since 1990. Dr. Malone served as Chairman of the Board and a director of Liberty Satellite & Technology, Inc. from December 1996 to August 2000. Dr. Malone also served as Chairman of the Board of TCI from November 1996 to March 1999; Chief Executive Officer of TCI from January 1994 to March 1999; President of TCI from January 1994 to March 1997. Dr. Malone is a director of The Bank of New York, InterActiveCorp and United.
Robert R. Bennett	President and Chief Executive Officer
President and Chief Executive Officer of Liberty since April 1997 and a director of Liberty since September 1994. Mr. Bennett served as Executive Vice President of TCI from April 1997 to March 1999. He has held various executive positions since Liberty's inception in 1990. Mr. Bennett is a director of Liberty Satellite & Technology, Inc., InterActiveCorp, United & Technology, Inc. and OpenTV Corp.
Gary S. Howard	Executive Vice President, Chief Operating Officer
Executive Vice President, Chief Operating Officer and a director of Liberty since July 1998. Mr. Howard served as Chief Executive Officer of Liberty Satellite from December 1996 to April 2000. Mr. Howard also served as Executive Vice President of TCI from December 1997 to March 1999; as Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc. from June 1997 to March 1999; and as President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard is a director of Liberty Satellite & Technology, Inc., United, On Command Corporation and SpectraSite, Inc. Mr. Howard serves as Chairman of the Board of Liberty Satellite & Technology, Inc. and On Command Corporation.

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David J.A. Flowers	Senior Vice President, Treasurer
A Senior Vice President of Liberty since October 2000 and Treasurer of Liberty since April 1997. Mr. Flowers served as Vice President of Liberty from April 1997 to October 2000 and Vice President —Portfolio Manager of Liberty from June 1995 to April 1997. Mr. Flowers is a Canadian citizen.
Elizabeth M. Markowski	Senior Vice President	A Senior Vice President of Liberty since November 2000. Prior to joining Liberty, Ms. Markowski was a partner in the law firm of Baker Botts L.L.P for more than five years.
Albert E. Rosenthaler	Senior Vice President	A Senior Vice President of Liberty since April 2002. Prior to joining Liberty, Mr. Rosenthaler was a tax partner in the accounting firm of Arthur Andersen LLP for more than five years.
Christopher W. Shean	Senior Vice President, Controller
A Senior Vice President of Liberty since January 2002 and Controller of Liberty since October 2000. Mr. Shean served as a Vice President of Liberty from October 2000 to January 2002. Prior to joining Liberty, Mr. Shean served in the audit division of the consulting firm of KPMG for more than five years.
Charles Y. Tanabe	Secretary, Senior Vice President, General Counsel
Secretary of Liberty since April 2001 and a Senior Vice President and General Counsel of Liberty since January 1999. Prior to joining Liberty, Mr. Tanabe was a member of Sherman & Howard L.L.C., a law firm based in Denver, Colorado, for more than five years.

Other Liberty Directors

Name	Present Principal Occupation or Employment and Five-Year Employment History
Donne F. Fisher	A director of Liberty since October 2001. Mr. Fisher has served as President of Fisher Capital Partners, Ltd., a venture capital partnership, since December 1991. Mr. Fisher is a director of General Communication, Inc. and Sorrento Networks Corporation. Mr. Fisher's principal business address is 9781 Meridian Blvd., Suite 200, Englewood, CO 80112.

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Paul A. Gould
A director of Liberty since March 1999. Mr. Gould has also served as a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment banking services company, for more than the last five years. Mr. Gould is a director of On Command and Ampco-Pittsburgh Corporation. Mr. Gould's principal business address is 711 5th Avenue, New York, NY 10022.
Jerome H. Kern
A director of Liberty since March 1999. Mr. Kern has also served as a consultant with Kern Consulting LLC since July 2001. Mr. Kern served as the Chairman of the Board of On Command Corporation from April 2000 through May 2001, and as its Chief Executive Officer from April 2000 through April 2001. Mr. Kern served as Vice Chairman and as a consultant of TCI from June 1998 to March 1999. Prior to joining TCI, Mr. Kern was Special Counsel with the law firm of Baker Botts L.L.P. from July 1996 to June 1998. Mr. Kern is a director of Playboy Enterprises, Inc. Mr. Kern's principal business address is 9033 East Easter Place, Suite 205, Centennial, Colorado 80112.
David E. Rapley
A director of Liberty since July 2002 and served as a director of Liberty from June 1993 to September 1994. Mr. Rapley served as Executive Vice President Engineering of VECO Corp. — Alaska, an engineering and construction company, from January 1998 to December 2001.
M. LaVoy Robison
A director of Liberty since June 2003. Mr. Robison has served as Executive Director and a Board member of The Anschutz Foundation, a private foundation, since January 1998. Mr. Robison's principal business address is The Anschutz Foundation, 1727 Tremont Place, Denver, CO 80202.

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Larry E. Romrell
A director of, and consultant to, Liberty since March 1999. Mr. Romrell served as an Executive Vice President of TCI, Englewood, Colorado from January 1994 to March 1999. Mr. Romrell also served, from December 1997 to March 1999, as Executive Vice President and Chief Executive Officer of TCI Business Alliance and Technology Co.; and from December 1997 to March 1999, as Senior Vice President of TCI Ventures Group, LLC. Mr. Romrell is a director of Arris Group, Inc.

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SCHEDULE 2

INFORMATION CONCERNING CERTAIN
RELATIONSHIPS AMONG US, LIBERTY AND UGC EUROPE

Common Executive Officers and Directors

        Certain of our executive offices and directors are also current or former executive officers or directors of UGC Europe and UPC whose relationships with UGC Europe or its subsidiaries require disclosure in this prospectus under the rules and regulations of the SEC. These officers and executive directors include Gene W. Schneider, Michael T. Fries, Mark L. Schneider, Tina Wildes and John F. Riordan.

        Gene Schneider serves as our Chairman of the Board and Chief Executive Officer, Chairman of the Board and Chief Executive Officer of UGC Europe, and serves as Advisor to the Supervisory Board of UPC. Michael T. Fries is our President and Chief Operating Officer and serves on our board of directors. Mr. Fries is also President and Chief Operating Officer of UGC Europe, serves on UGC Europe's board of directors, and also served on UPC's Supervisory Board. Mark Schneider is a member of our board of directors. He also serves on the board of directors of UGC Europe and as Chief Executive Officer of chello Media, and served as the Chairman of UPC's Board of Management from April 1997 until September 2001. Tina Wildes is a member of our board of directors, serves as a director of UGC Europe, and served as a member of the Supervisory Board of UPC. John F. Riordan currently serves as the Chief Executive Officer of UPC Broadband, and formerly served on our board of directors. Mr. Riordan also serves on UPC's Board of Management, and as President and Chief Executive Officer of UPC. For a more complete description of the business and backgrounds of these and other executive officers and directors of us and certain other affiliates, see "Schedule 1—Information Concerning Directors and Executive Officers."

Transactions with Liberty

        Liberty Purchase of Shares of Our Class B Stock From Founding Shareholders.    On August 18, 2003, certain of our founding stockholders, including Gene W. Schneider, Tina Wildes, various Schneider family trusts, and Liberty entered into a share exchange agreement, pursuant to which the founding stockholders agreed to exchange an aggregate 8,198,016 shares of our Class B common stock, representing all of the outstanding shares of our Class B common stock, for securities of Liberty and cash. Upon completion of this exchange, Liberty will own 75.8% of our common stock which represents 96.9% of the combined voting power of our common stock.

        Upon closing of the share exchange agreement, the current standstill agreement between Liberty and us will be terminated. The current standstill agreement restricts the additional amount of our stock that Liberty can acquire and restricts the way Liberty can vote our stock. As a condition to the closing of this exchange, Liberty has agreed to enter into a new standstill agreement with us that will generally limit Liberty's ownership of our common stock to 90% or less, unless Liberty makes an offer or effects another transaction to acquire all of our common stock. Except in the case of a short-form merger in which our stockholders are entitled to statutory appraisal rights, such offer or transaction must be approved by our independent directors or at a price at or above a fair value of our shares determined through an appraisal process. Our board of directors has not yet approved the terms of this new standstill agreement.

        Liberty Merger Transaction Loans.    In January 2002 we closed a transaction with Liberty pursuant to which Liberty acquired a majority economic interest in us. We refer to this transaction as the "Liberty merger transaction." When UGC Holdings issued shares of its Series E preferred stock in

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connection with the Liberty merger transaction, each of Curtis Rochelle, Albert M. Carollo, Gene W. Schneider and Mark L. Schneider delivered full-recourse promissory notes to UGC Holdings in the amount of $748,500 in partial payment of their subscriptions for the Series E preferred stock. The loans evidenced by these promissory notes bear interest at 6.5% per annum and are due and payable on demand on or after January 30, 2003, or on January 30, 2007 if no demand has by then been made. As of March 1, 2003, the aggregate outstanding balance of all these loans, including accrued interest, was $3,207,530. On May 14, 2002, these stockholders exchanged their shares in UGC Holdings for shares in us, giving us 100% control of UGC Holdings. Notwithstanding the exchange, the foregoing loans remain outstanding.

        Stockholder Agreements between Liberty and Certain Founders.    At the closing of the Liberty merger transaction, Liberty, Liberty Global, Inc., together with their permitted transferees, or the "Liberty parties," certain of our stockholders, or "founders," including Gene W. Schneider, Mark L. Schneider, Tina Wildes, various Schneider family trusts, and we entered into a Stockholders Agreement. We refer to the founders, together with their permitted transferors, as the "founder parties." The material terms of the Stockholders Agreement include the following:

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  Limitations on Conversion.    Until such time as the provisions of UGC Holdings' indenture that require UGC Holdings to offer to repurchase the bonds issued thereunder upon a change of control of UGC Holdings are rendered inapplicable (either by redemption of the bonds, defeasance in accordance with the terms of the indenture, waiver or amendment) or such a change of control occurs, other than as a result of a breach of the standstill agreement by Liberty, the Liberty parties will not convert any shares of our Class C common stock into our Class A common stock if, after giving effect to the conversion, the Liberty parties would have more than 50.0% of the combined voting power of our Class A common stock and our Class B common stock outstanding or would have more voting power than our Class A common stock and our Class B common stock owned by the founder parties. This limitation on the Liberty parties' right to convert (a) will terminate if the aggregate voting power of our shares of Class A common stock and Class B common stock beneficially owned by any person or group (other than a group that is controlled by certain of the founders and that consists solely of founders) exceeds either 50.0% of our total voting power or the voting power held by the founder parties and (b) will not apply to conversions made by the Liberty parties in connection with sale or hedging transactions or any related pledges of their shares.

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  Change of Control Covenants.    Subject to specified exceptions for governmental licenses, we will not take or permit any action that would result in us being subject to any covenants restricting the ability of UGC Holdings, us or any of our affiliates to effect a change of control, other than such covenants contained in UGC Holdings' indenture, unless any such change of control involving or caused by the action of any Liberty party (other than a transfer of control, if control were obtained, by a Liberty party to a third party) is exempted from the application and effects of any such restrictive covenants. We will not take or permit any action to extend or perpetuate the existing change of control covenants beyond the maturity date of the bonds issued under our outstanding indenture.

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  Rights of First Offer.    Subject to specified exceptions, which are summarized below, no Liberty party may transfer any shares of our Class B or Class C common stock, or convert any such shares to our Class A common stock, unless it first offers the founders the opportunity to purchase the shares, and no founder party may transfer any shares of our Class B common stock, or convert any such shares to our Class A common stock, unless it first offers the Liberty parties the opportunity to purchase the shares. If either the Liberty parties or the founder parties decline to exercise their right of first offer, then the party proposing to transfer shares of our Class B or Class C common stock to a third party must convert the shares to our Class A common stock immediately prior to such transfer, unless, in the case of a proposed transfer by

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    the founder parties, the number of shares being transferred by all founder parties to the same transferee represents at least a majority of all shares of our Class B common stock owned by the founder parties, their permitted transferees, and any other person that the founder parties have designated to purchase shares from the Liberty parties pursuant to the founder parties' right of first offer. Prior to any event that permits the conversion of our Class C common stock into our Class B common stock, the number of shares that the Liberty parties may transfer to a third party, when taken together with the number of shares of our Class A common stock previously transferred to a third party following their conversion from our Class C common stock, shall not exceed the number of shares of our Class A common stock acquired after the closing of the merger transaction with Liberty from parties other than us (including upon conversion of our Class C common stock) or the founder parties, plus the number of shares of our Class A common stock that the Liberty parties received in the merger transaction upon conversion of any of our Class A common stock of UGC Holdings acquired after December 3, 2001.

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  Permitted Transfers.    The Liberty parties and founder parties may transfer their shares of our Class B common stock and Class C common stock to permitted transferees without having to first offer them to any other party. The founder parties' permitted transferees include other founders, family members and heirs of the founders and partnerships or trusts owned by or for the benefit of the founders. The Liberty parties' permitted transferees include Liberty and any entity controlled by Liberty. The parties may pledge their shares of our Class B common stock in loan and hedging transactions; provided that the applicable pledgee does not become a registered holder of the shares and agrees to comply with the right of first offer provisions of the stockholders agreement, with shortened notice and exercise periods, in connection with any foreclosure on the pledged shares. Pledges of the founders' shares that were in existence prior to May 25, 2001 are also allowed under the agreement. The stockholders agreement specifies some transactions that are not considered to be transfers for purposes of the agreement, and thus are generally not subject to the rights of first offer and other restrictions on transfer. Such transactions include: conversions of our Class C common stock to our Class B common stock or our Class B or Class C common stock to our Class A common stock, transfers pursuant to a tender or exchange offer approved by a majority of our board of directors, transfers by operation of law in connection with a merger, consolidation, statutory share exchange or similar transaction involving us, transfers pursuant to a liquidation approved by a majority of our board of directors and, in the case of Liberty, a transfer of (or control of) a Liberty party that results in voting securities representing at least a majority of the outstanding voting power of such party or any ultimate parent entity of such party or its successor being beneficially owned by persons who prior to such transaction were beneficial owners of a majority of the outstanding voting power of the outstanding voting securities of Liberty (or any publicly traded class of voting securities of Liberty designed to track a specified group of assets or businesses), or who are control persons of any combination of the foregoing, as long as such ultimate parent entity of such transferred party becomes a party to the stockholders agreement and the standstill agreement executed in connection with the stockholders agreement with the same rights and obligations as Liberty.

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  Tag-Along Rights.    If the Liberty parties propose to transfer a majority of their shares of our Class B and Class C common stock to persons other than permitted transferees, and the founder parties do not purchase such shares, then the founder parties will be entitled to transfer a proportionate amount of their shares of our Class B common stock to the same purchaser on no less favorable terms. If the Founder parties propose to transfer a majority of their shares of our Class B common stock to persons other than permitted transferees, and the Liberty parties do not purchase such shares, then the Liberty parties will be entitled to transfer a proportionate amount of their Class A, Class B and/or Class C common stock to the same purchaser on no less favorable terms.

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  Drag-Along Rights.    If the founder parties propose to transfer a majority of their Class B common stock to an unaffiliated third party that is not a permitted transferee, and the Liberty parties do not purchase such shares, then the founder parties can require the Liberty parties to transfer to the same transferee on terms no less favorable than those on which the founder parties transfer their shares, at the election of the Liberty parties, either (i) all of their shares of our Class B and Class C common stock, (ii) all of their common stock or (iii) a proportionate amount of each class of our common stock that they own; provided that the Liberty parties will be required to transfer all of our common stock owned by them if, in connection with the proposed transfer by the founder parties, Gene W. Schneider, G. Schneider Holdings, Co., The Gene W. Schneider Family Trust, Mark L. Schneider and The MLS Family Partnership LLLP propose to transfer all shares of our common stock beneficially owned by them, which shares of common stock include shares of our Class B common stock representing at least 40% of the greater of the number of shares of our Class B common stock owned by them on the date of the stockholders agreement and the number of shares of UGC Holdings Class B common stock owned by them on June 25, 2000.

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  Exchange of Shares.    We will, on request, permit Liberty and its affiliates to exchange any shares of our Class A common stock owned by them for shares of our Class C common stock, or, following the conversion of our Class C common stock, our Class B common stock, on a one-for-one basis. We will, upon request and subject to applicable laws, permit Liberty and its affiliates to exchange any shares of capital stock of UPC, and any other affiliate of us (which shares were acquired from UPC or such affiliate), for shares of our Class C common stock or, following the conversion of the Class C common stock, Class B common stock.

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  Termination.    The tag-along provisions, the drag-along provisions and the limitations on the conversion of shares of our Class C common stock to shares of our Class A common stock terminate on June 25, 2010, unless the stockholders agreement is terminated earlier. The stockholders agreement will terminate as to any Liberty party or founder party the voting power of whose equity securities is reduced below 10% of the voting power of UGC Holdings such party held on June 25, 2000. The stockholders agreement will terminate in its entirety on the first to occur of (a) all of the founders and their permitted transferees or Gene W. Schneider and Mark L. Schneider and their permitted transferees (other than the other Founders) holding less than 40% of the greater of the number of shares of our Class B common stock owned by them on the date of the stockholders agreement and the number of shares of UGC Holdings Class B common stock owned by them on June 25, 2000 (assuming for such purpose that any shares transferred by such persons to a Liberty party continue to be owned by such person) or (b) the transfer by the founder parties of a majority of their Class B common stock to one or more Liberty parties or one or more unaffiliated third parties.

        Founders Agreement for UGC Holdings.    At the closing of the merger transaction with Liberty, certain founders, including Gene W. Schneider and Mark L. Schneider entered into a founders agreement that set forth the manner in which holders of UGC Holdings' Class A common stock would select one-half of the members of UGC Holdings' board of directors for so long as such stock remained outstanding. The founders agreement also regulated the voting of the Class A common stock on other matters, and put in place restrictions on the transfer of the Class A common stock. This agreement was terminated on May 14, 2002 in connection with the founders' exchange of their shares in UGC Holdings for shares of United.

        Founders Agreement for Us.    At the closing of the merger with Liberty, certain founders, including Gene W. Schneider and Mark L. Schneider, entered into an agreement that establishes certain rights and obligations among themselves as holders of our common stock. Founders who are parties to this agreement will vote for director nominees who are selected under the agreement's terms, and are subject to first offer rights in the event they wish to transfer shares of our Class B common stock other

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than to permitted transferees. The agreement will terminate as to any founder when he and his permitted transferees together hold less than 10% of our Class B common stock they held as of the closing.

        Liberty Loan to Gene W. Schneider Following Margin Calls.    On December 9, 2002, Gene W. Schneider and G. Schneider Holdings, LLLP, a Colorado limited liability limited partnership of which Mr. Schneider is the general partner, prepaid loans with an aggregate principal amount of $5.1 million that were made on June 21, 2002 by Liberty to Mr. Schneider and Schneider Holdings. Liberty originally extended the loans following receipt by Mr. Schneider and Schneider Holdings of margin calls in connection with certain indebtedness with a commercial bank. The loans accrued interest at an annual rate of LIBOR plus 2.0% and were due and payable, including accrued interest, on December 20, 2002. The loans were secured by an aggregate of 4,286,728 shares of our Class B common stock.

Transactions with United

        Company Loans Following Margin Calls.    We have encouraged ownership of our common stock by our employee directors. In 2000 and 2001, as the price of UGC Holdings' and UPC's common stock declined along with the stock prices of other participants in our industry, certain third-party lenders issued margin calls to employee directors who had used their UGC Holdings or UPC common stock as collateral for personal loans. Sales of common stock in connection with these margin calls would have involved substantially all of the UGC Holdings and UPC common stock held by these directors. The board of directors determined that it was in the best interest of UGC Holdings and its stockholders to make the loans described below so that the employee directors could retain their stock. The terms of the loans were based on a good faith assessment by the board of directors of UGC Holdings of the market value of the collateral at the time the loans were made. At the time of the loans, the shares subject to margin calls included all or a portion of 188,792 shares of UGC Holdings Class A common stock, 672,316 shares of UGC Holdings Class B common stock and 735,094 ordinary shares of UPC, representing approximately 1.0% of the outstanding Class A common stock of UGC Holdings (assuming the conversion of the Class B shares to Class A shares) and less than 1.0% of the outstanding ordinary shares of UPC, respectively. The UGC Holdings board of directors believed their approval of these loans would permit our employee directors to retain their shares. Except to the extent permitted by the Sarbanes-Oxley Act of 2002 and other applicable law, we will not make further loans or modify the terms of existing loans to our directors and executive officers.

        Each loan to current employee directors was secured by certain outstanding stock options and phantom stock options issued by us and our subsidiaries (other than United Latin America, Inc.) to the borrower, and certain of the loans were also secured by an aggregate of 188,792 shares of Class A common stock and 672,316 shares of our Class B common stock held by the director borrowers. Such shares represent less than 1.0% of our outstanding Class A common stock (assuming the conversion of Class B shares to Class A shares). Initially the loans were recourse to the borrower; however, in April 2001, the UGC Holdings board of directors revised the loans to be non-recourse to the borrower, except to the extent of any pledged collateral. The loans bore interest at 90-day London Interbank Offer Rate, or "LIBOR", plus either (i) 2.5% if the value of the collateral equals or exceeds 200% of the outstanding loan balance or (ii) 3.5%. The directors subject to margin calls recused themselves from the board of directors' consideration of these transactions.

        On January 22, 2003, we gave notice to two current employee directors of foreclosure on all of the collateral securing their loans, which loans had an outstanding balance on such date, including interest, of approximately $8.8 million. Such collateral included 861,108 shares of our Class A and B common stock with a value on such date of approximately $2.2 million and 999,138 vested options to purchase shares with a value of approximately $400,000. In addition, the collateral included 1,710,418 unvested options to purchase shares of our Class A common stock which were cancelled, of which 1,543,750 have

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an exercise price of $1.40, and the remainder has an exercise price above the current market price. The disinterested members of our board of directors have authorized us to pay such employee directors a bonus in the aggregate amount of approximately $1.7 million, which we estimate will be sufficient to pay the taxes resulting from the foreclosure and the bonus.

        Since the issuance of the loans, one director borrower, John F. Riordan, has resigned from our board of directors. Pursuant to the terms of four promissory notes, UGC Holdings loaned Mr. Riordan $4,000,000 on November 22, 2000, $1,200,000 on January 29, 2001, and $3,500,000 on April 4, 2001. At the time of his resignation on November 21, 2002, Mr. Riordan was also a member of UPC's board of management and UPC's President and Chief Executive Officer, and the outstanding balance of his loans, including accrued interest, was $9,660,883. These loans were secured by stock options and phantom options issued by us and our subsidiaries to Mr. Riordan, plus 735,094 ordinary shares of UPC. As of November 22, 2002, the market value of all such collateral was $29,404. The loans to Mr. Riordan have been extended to July 22, 2003, at which time such dates were again extended to November 19, 2003, pending further review of certain tax and other issues.

        Pursuant to the terms of various promissory notes, UGC Holdings loaned $186,941 on November 22, 2000, $205,376 on December 21, 2000 and $24,750 on June 25, 2001 to Michael T. Fries, and $668,069 on November 22, 2000, $450,221 on December 21, 2000, $275,000 on April 4, 2001, and $1,366,675 on June 25, 2001 to The Fries Family Partnership LLLP, a limited liability limited partnership, or the "Fries Partnership," a partnership that benefits Mr. Fries and his family. Mr. Fries guaranteed the loans to the Fries Partnership. The loans were secured by certain outstanding stock options and phantom stock options issued by us and our subsidiaries (other than United Latin America, Inc.) to Mr. Fries, plus 6,000 shares of our Class A common stock owned by Mr. Fries and 140,792 shares of our Class A common stock and 91,580 shares of our Class B common stock owned by the Fries Partnership. The pledged shares represent less than 1.0% of our outstanding shares of Class A common stock (assuming the conversion of Class B shares to Class A shares).

        On January 22, 2003, we gave notice to Mr. Fries of foreclosure on all of the collateral securing his loans and the Fries Partnership loans. At the time of foreclosure, on January 27, 2003, the aggregate outstanding balance of the loans, including accrued interest, was $3,519,168 for Mr. Fries and the Fries Partnership and the market value of the collateral was $687,743. In addition, the collateral included 794,792 unvested options to purchase shares of our Class A common stock which were cancelled, of which 771,875 had an exercise price of $1.40, and the remainder had an exercise price above the current market price. The disinterested members of our board of directors authorized us to pay Mr. Fries a bonus in the aggregate amount of approximately $1.2 million, which we estimate will be sufficient to pay the taxes resulting from the foreclosure and the bonus.

        UGC Holdings loaned an aggregate of $1,441,667 to Mark L. Schneider, until August 2001. These loans were secured by certain outstanding stock options and phantom options issued by us and our subsidiaries to Mr. Schneider, plus 42,000 shares of our Class A common stock and 170,736 shares of our Class B common stock. The pledged shares represent less than 1.0% of our outstanding Class A common stock (assuming the conversion of Class B shares to Class A shares).

        On January 22, 2003, we gave notice to Mr. Schneider of foreclosure on all of the collateral securing his loans. At the time of foreclosure, on January 28, 2003, the aggregate outstanding balance of the loans, including accrued interest, was $1,619,600 and the market value of the collateral was $570,448. In addition, the collateral included 915,626 unvested options to purchase shares of our Class A common stock which were cancelled, of which 771,875 have an exercise price of $1.40, and the remainder has an exercise price above the current market price. The disinterested members of our board of directors authorized us to pay Mr. Schneider a bonus in the aggregate amount of approximately $0.5 million, which we estimate will be sufficient to pay the taxes resulting from the foreclosure and the bonus.

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        UGC Holdings loaned an aggregate of $3,265,904 to The MLS Family Partnership LLLP, a partnership that benefits Mark L. Schneider and his family. A trust serves as the general partner of the MLS Partnership, and Gene W. Schneider and John F. Riordan serve as trustees of the trust. Mark L. Schneider guaranteed the loans to the MLS Partnership. These loans were secured by certain outstanding stock options and phantom options issued by us and our subsidiaries to Mr. Schneider, plus 410,000 shares of our Class B common stock. The pledged shares represent less than 1.0% of our outstanding Class A common stock (assuming the conversion of Class B shares to Class A shares).

        On January 22, 2003, we gave notice to the MLS Partnership and Mark L. Schneider, as guarantor, of foreclosure on all the collateral securing the MLS Partnership loans. At the time of the foreclosure on January 28, 2003, the aggregate outstanding balance of the loans, including accrued interest, was $3,668,988 and the market value of the collateral was $963,500.

        Gene W. Schneider Transaction.    In 2001, UGC Holdings' Board of Directors approved a "split-dollar" policy on the lives of Gene W. Schneider and his wife, Louise Schneider, for $30 million. UGC Holdings has agreed to pay an annual premium of approximately $1.8 million for this policy, which has a roll-out period of approximately 15 years. UGC Holdings' Board of Directors believed that this policy was a reasonable addition to Mr. Schneider's compensation package in view of his many years of service to the company. The Gene W. Schneider 2001 Trust is the sole owner and beneficiary of the policy, but has assigned to UGC Holdings policy benefits in the amount of premiums paid by UGC Holdings. The Trust will contribute to UGC Holdings an amount equal to the annual economic benefit provided by the policy. The trustees of the Trust are Mark Schneider, Tina Wildes and Carla Shankle. Upon termination of the policy, UGC Holdings will recoup the premiums that it has paid. The obligation of UGC Holdings to pay the premiums due on the policy will terminate upon the death of both insureds, on the lapse of the roll-out period, or at such time as the Trust fails to make its contribution to UGC Holdings for the premiums due on the policy.

        Tina M. Wildes Transaction.    On October 1, 2000, Tina M. Wildes resigned from UGC Holdings. She and UGC Holdings then entered into a one-year consulting agreement pursuant to which she would provide advice on human resource matters, including stock option grants and expatriate contracts, development matters and investment opportunities. She also agreed to attend meetings of the UGC Holdings Board of Directors and the UPC Supervisory Board. UGC Holdings engaged Ms. Wildes on the basis of her prior experience with the company and in the telecommunications industry. The consulting agreement provided for payment of a consulting fee to Ms. Wildes of $15,000 per month, which was her salary immediately prior to her resignation. In addition, all stock options previously awarded to Ms. Wildes continued to vest in accordance with their terms. Also, for the period October 1, 2000 to January 31, 2001, UGC Holdings paid the monthly premium amount for a whole life policy on the life of Ms. Wildes for an aggregate of $3,064. Upon the expiration of the consulting agreement on October 1, 2001, Ms. Wildes rejoined UGC Holdings as Senior Vice President of Business Administration at an annual salary of $150,000.

Transaction with UGC Europe

        In 1999, chello broadband, a subsidiary of UPC, loaned Mr. Schneider €2,268,901 so that he could acquire certificates evidencing the economic value of stock options granted to Mr. Schneider in 1999 for chello broadband ordinary shares B. This recourse loan, which is due and payable upon the sale of the certificates or the expiration of the stock options, bears no interest. Interest, however, is imputed and the tax payable on the imputed interest is added to the principal amount of the loan. In 2000, Mr. Schneider exercised chello broadband options through the sale of the certificates acquired with the loans proceeds. Of the funds received, €823,824 was withheld for payment of the portion of the loan associated with the options exercised. The outstanding loan balance was €1,465,338 at December 31, 2002. In 2003, chello broadband adjusted the loan balance to reflect unvested certificates transferred to chello broadband as a result of Mr. Schneider's resignation in 2001. The current outstanding loan balance is €381,112.

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The Exchange Agent for the Exchange Offer is:

Mellon Investor Services LLC

By Mail:	By Overnight:	By Hand:
Post Office Box 3301 South Hackensack, NJ 07606 Attn: Reorganization Department	Attn: Reorganization Department 85 Challenger Road Mail Stop—Reorg Ridgefield Park, NJ 07660	Attn: Reorganization Department 120 Broadway, 13th Floor New York, NY 10271

        Questions or requests for assistance or additional copies of our prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the information agent or the dealer manager at their respective addresses and telephone numbers set forth below. A holder of shares of UGC Europe common stock also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

The Information Agent for the Exchange Offer is:

Mellon Investor Services LLC
85 Challenger Road
Ridgefield Park, NJ 07660
CALL TOLL FREE: (888) 566-9475

The Dealer Manager for the Exchange Offer is:

Credit Suisse First Boston LLC

Eleven Madison Avenue
New York, NY 10010-3629
CALL TOLL FREE: (800) 881-8320

October     , 2003

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law, or the "DGCL," authorizes a court to award, or a corporation's board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under specified circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The registrant's bylaws provide for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware law, and the registrant has entered into agreements with its officers, directors and certain key employees implementing this indemnification. The registrant's restated certificate of incorporation provides that the registrant will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the registrant or its stockholders for breach of fiduciary duty, except to the extent that the DGCL prohibits elimination or limitation of such liability.

Item 21. Exhibits and Financial Statement Schedules.

        The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Registrant and as amended, as currently in effect.(1)
4.2	Bylaws of the Registrant as currently in effect.(1)
4.3	Specimen of Class A Common Stock certificate of the Registrant.(2)
5.1	Opinion of Holme Roberts & Owen LLP regarding the legality of the securities being sold.
8.1	Opinion of Holme Roberts & Owen LLP as to tax matters.
23.1	Independent Auditors' Consent — KPMG LLP (UnitedGlobalCom, Inc.)
23.2	The consent of Holme Roberts & Owen LLP is included as part of Exhibit 5.1.
24.1	Power of Attorney.

(1)
Incorporated by reference from United's Registration Statement on Form S-1 dated February 14, 2002 (File No. 333-82776).

(2)
Incorporated by reference from United's Form 10-K for the year ended December 31, 2001 (File No. 000-496-58).

Item 22. Undertakings

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 6, 2003.

UNITEDGLOBALCOM, INC.
October 6, 2003	By:	/s/ FREDERICK G. WESTERMAN III Frederick G. Westerman III, Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

October 6, 2003	* Gene W. Schneider, Chairman, Chief Executive Officer and Director
October 6, 2003	* Robert R. Bennett, Director
October 6, 2003	* Albert M. Carollo, Director
October 6, 2003	* John P. Cole, Jr., Director
October 6, 2003	/s/ VALERIE L. COVER Valerie L. Cover, Vice President and Controller
October 6, 2003	* John W. Dick, Director
October 6, 2003	* Michael T. Fries, President, Chief Operating Officer and Director
October 6, 2003	* Gary S. Howard, Director
David B. Koff, Director
October 6, 2003	* John C. Malone, Director

October 6, 2003	* Curtis W. Rochelle, Director
October 6, 2003	* Mark L. Schneider, Director
October 6, 2003	/s/ FREDERICK G. WESTERMAN III Frederick G. Westerman III, Chief Financial Officer
October 6, 2003	* Tina M. Wildes, Senior Vice President Business Administration and Director
*By:	/s/ FREDERICK G. WESTERMAN III Frederick G. Westerman III, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Registrant and as amended, as currently in effect.(1)
4.2	Bylaws of the Registrant as currently in effect.(1)
4.3	Specimen of Class A Common Stock certificate of the Registrant.(2)
5.1	Opinion of Holme Roberts & Owen LLP regarding the legality of the securities being sold.
8.1	Opinion of Holme Roberts & Owen LLP as to tax matters.
23.1	Independent Auditors' Consent — KPMG LLP (UnitedGlobalCom, Inc.)
23.2	The consent of Holme Roberts & Owen LLP is included as part of Exhibit 5.1.
24.1	Power of Attorney.

(1)
Incorporated by reference from United's Registration Statement on Form S-1 dated February 14, 2002 (File No. 333-82776).

(2)
Incorporated by reference from United's Form 10-K for the year ended December 31, 2001 (File No. 000-496-58).